EXHIBIT 10.1
EXECUTION VERSION
PUBLISHED DEAL CUSIP NO.: 82671JAA2
PUBLISHED TERM FACILITY CUSIP NO.: 82671JAB0
PUBLISHED REVOLVING CREDIT FACILITY CUSIP NO.: 82671JAC8

CREDIT AGREEMENT

Dated as of June 22, 2021,

among

CURE INTERMEDIATE 3, LLC,
as Holdings,

SIGNIFY HEALTH, LLC,
as Borrower,

THE OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME,

BARCLAYS BANK PLC,
as Administrative Agent and Collateral Agent,

and

THE LENDERS PARTY HERETO FROM TIME TO TIME

BARCLAYS BANK PLC,
JPMORGAN CHASE BANK, N.A.,
GOLDMAN SACHS BANK USA,
BOFA SECURITIES INC.,
UBS SECURITIES LLC
and
DEUTSCHE BANK SECURITIES INC.

as Joint Lead Arrangers and Joint Bookrunners

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TABLE OF CONTENTS

i

SCHEDULES

I	Subsidiary Guarantors
1.01A	Commitments
1.01B	Closing Date Documents
1.01C	Existing Letters of Credit
1.01D	L/C Issuer Pro Rata Share
1.01E	Material Domestic Subsidiaries
1.01F	Closing Date Professional Corporations
5.06	Litigation
5.07	Real Property
5.08	Environmental Matters
6.13(b)	Post-Closing Matters
6.17	Affiliate Transactions
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.03(b)	Existing Indebtedness
7.09	Burdensome Agreements
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A-1	Committed Loan Notice
A-2	Swing Line Loan Notice
A-3	Prepayment Notice
B	Compliance Certificate
C-1	Term Note
C-2	Revolving Credit Note
D	Solvency Certificate
E-1	Acceptance and Prepayment Notice
E-2	Discount Range Prepayment Notice
E-3	Discount Range Prepayment Offer
E-4	Solicited Discounted Prepayment Notice
E-5	Solicited Discounted Prepayment Offer
E-6	Specified Discount Prepayment Notice
E-7	Specified Discount Prepayment Response
F	[Reserved]
G	Intercompany Note
H-1 to H-4	Tax Certificates
I	[Reserved]
J-1	Assignment and Assumption
J-2	Affiliated Lender Assignment and Assumption
J-3	Affiliated Lender Notice

v

CREDIT AGREEMENT
This CREDIT AGREEMENT is entered into as of June 22, 2021 among CURE INTERMEDIATE 3, LLC, a Delaware limited liability company (“Holdings”), SIGNIFY HEALTH, LLC, a Delaware limited liability company (the “Borrower”), the other Guarantors party hereto from time to time, BARCLAYS BANK PLC, as Administrative Agent, Collateral Agent (the “Collateral Agent”), Swing Line Lender and L/C Issuer and each lender from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”).
PRELIMINARY STATEMENTS
WHEREAS, in connection with the consummation of the Transactions, the Borrower has requested that the Lenders extend credit in the form of (a) Initial Term Loans on the Closing Date in an aggregate principal amount equal to $350,000,000 and (b) a Revolving Credit Facility in an aggregate amount of $185,000,000, in each case, subject to increase as provided herein. The Revolving Credit Facility may include one or more Swing Line Loans and one or more Letters of Credit from time to time.
WHEREAS, the applicable Lenders have indicated their willingness to lend, each L/C Issuer has indicated its willingness to issue Letters of Credit and the Swing Line Lender has indicated its willingness to make Swing Line Loans, in each case, on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
Definitions and Accounting Terms
Section i..Defined Terms. As used in this Agreement (including in the preamble and preliminary statements hereto), the following terms shall have the meanings set forth below:
“Acceptable Discount” has the meaning set forth in Section 2.05(a)(v)(D)(2).
“Acceptable Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(D)(3).
“Acceptance and Prepayment Notice” means a notice of the Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit E-1.
“Acceptance Date” has the meaning set forth in Section 2.05(a)(v)(D)(2).
“Additional Lender” has the meaning set forth in Section 2.14(c).
“Additional Refinancing Lender” means, at any time, any bank, financial institution or other institutional lender or investor (other than any such bank, financial institution or other institutional lender or investor that is a Lender at such time) that agrees to provide any portion of Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.15, provided that each Additional Refinancing Lender shall be subject to the approval of (i) the Administrative Agent, such approval not to be unreasonably withheld,

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conditioned or delayed, to the extent that each such Additional Refinancing Lender is not an Affiliate of a then-existing Lender or an Approved Fund, (ii) the Borrower and (iii) in the case of a Refinancing Amendment in respect of the Revolving Credit Loans, each L/C Issuer and the Swing Line Lender.
“Administrative Agent” means Barclays Bank PLC, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify Holdings and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Administrative Services Agreement” means each agreement between any Loan Party and a Professional Corporation entered into in the ordinary course of business or consistent with past practice pursuant to which, among other things, such Loan Party agrees to provide management, administrative, operational and/or business services to such Professional Corporation.
“Affected Class” has the meaning set forth in Section 3.07(a).
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Affiliated Lender” means, at any time, any Lender that is the Sponsor (other than Holdings, the Borrower or any of their Subsidiaries and other than any Debt Fund Affiliate) or a Non-Debt Fund Affiliate.
“Affiliated Lender Assignment and Assumption” has the meaning set forth in Section 10.07(k)(i).
“Affiliated Lender Cap” has the meaning set forth in Section 10.07(k)(iv).
“Agent-Related Persons” means the Agents and their respective Affiliates and the respective officers, directors, employees, partners, agents, advisors and other representatives of each of the foregoing.
“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Arrangers and the Bookrunners.
“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Annual Financial Statements” means, collectively, (i) the audited balance sheet of the Public Parent as of December 31, 2020, (ii) the audited consolidated balance sheet of Cure TopCo, LLC as of December 31, 2020 and (iii) the audited combined-consolidated statements of operations, changes in members’ equity and cash flows of Cure TopCo, LLC for the fiscal year ended December 31, 2020.
“Applicable Discount” has the meaning set forth in Section 2.05(a)(v)(C)(2).
“Applicable ECF Percentage” means, for any fiscal year, (a) 50%, if the Consolidated First Lien Net Leverage Ratio as of the last day of such fiscal year is greater than 2.25:1.00, (b) 25%, if the Consolidated First Lien Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 2.25:1.00 and greater than 2.00:1.00 and (c) 0%, if the Consolidated First Lien Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 2.00:1.00.
“Applicable Rate” means a percentage per annum equal to:
(a) with respect to Initial Term Loans, (i) for Eurocurrency Rate Loans, 3.25% and (ii) for Base Rate Loans, 2.25%; provided that, upon and any time after the public corporate credit rating of the Borrower is first rated B+ or higher by S&P following the Closing Date, the Applicable Rate with respect to Initial Term Loans shall be permanently reduced to 3.00% for Eurocurrency Rate Loans and 2.00% for Base Rate Loans; and
(b) with respect to Revolving Credit Loans, unused Revolving Credit Commitments and Letter of Credit Fees, (i) until delivery of financial statements for the first full fiscal quarter ending after the Closing Date pursuant to Section 6.01, (A) for Eurocurrency Rate Loans and Letter of Credit fees, 2.75% and (B) for Base Rate Loans, 1.75% and (C) in the case of the undrawn commitment fees for the Revolving Credit Commitments, 0.250% and (ii) thereafter, the following percentages per annum, based upon the Consolidated First Lien Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Consolidated First Lien Net Leverage Ratio	Eurocurrency Rate Loans and Letter of Credit Fees	Base Rate Loans
1	> 2.00:1.00	3.25%	2.25%
2	< 2.00:1.00 and > 1.50:1.00	3.00%	2.00%
3	< 1.50:1.00	2.75%	1.75%

Pricing Level	Consolidated First Lien Net Leverage Ratio	Commitment Fee
1	> 2.25:1.00	0.50%
2	< 2.25:1.00 and > 2.00:1.00	0.375%
3	< 2.00:1.00	0.250%

; provided that, upon and any time after the public corporate credit rating of the Borrower is first rated B+ or higher by S&P following the Closing Date, the Applicable Rate with respect to Revolving Credit Loans and Letter of Credit fees shall be permanently reduced by 0.25% at each Pricing Level.
Any increase or decrease in the Applicable Rate pursuant to clause (b)(ii) resulting from a change in the Consolidated First Lien Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that at the option of the Administrative Agent (at the direction of the Required Lenders) or the Required Lenders (following written notice to the Borrower), the highest pricing level (i.e., Level 1) shall apply as of the first Business Day after (x) the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (y) an Event of Default under Section 8.01(a) or 8.01(f) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).
Notwithstanding the foregoing, (v) the Applicable Rate in respect of any Class of Extended Revolving Credit Commitments or any Extended Term Loans or Revolving Credit Loans made pursuant to any Extended Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Extension Amendment, (w) the Applicable Rate in respect of any Revolving Commitment Increase, any Class of Incremental Term Loans or any Class of Incremental Revolving Loans shall be the applicable percentages per annum set forth in the relevant Incremental Amendment, (x) the Applicable Rate in respect of any Class of Replacement Term Loans shall be the applicable percentages per annum set forth in the relevant agreement, (y) the Applicable Rate in respect of any Class of Refinancing Revolving Credit Commitments, any Class of Refinancing Revolving Credit Loans or any Class of Refinancing Term Loans shall be the applicable percentages per annum set forth in the applicable Refinancing Amendment and (z) in the case of the Initial Term Loans, the Applicable Rate shall be increased as, and to the extent, necessary to comply with the provisions of Section 2.14.
“Applicable Requirements” means, in respect of any Indebtedness, that such Indebtedness satisfies the following requirements:
(a)    other than with respect to any Inside Maturity Debt or Extendable Bridge Loans and other than in the case of Indebtedness assumed (and not incurred in contemplation) in connection with a Permitted Acquisition or other Investment not prohibited hereunder, such

Indebtedness shall not mature earlier than the Latest Maturity Date of the Term Loans outstanding at the time of incurrence of such Indebtedness;
(b)    [reserved];
(c)    other than with respect to any Inside Maturity Debt or Extendable Bridge Loans and other than in the case of Indebtedness assumed (and not incurred in contemplation) in connection with a Permitted Acquisition or other Investment not prohibited hereunder, such Indebtedness shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Term Loans outstanding at the time of incurrence of such Indebtedness; and
(d)    if such Indebtedness is secured by the Collateral, a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to an Intercreditor Agreement (or any Intercreditor Agreement shall have been amended or replaced in a manner reasonably acceptable to the Borrower and the Administrative Agent, which results in such Senior Representative having rights to share in the Collateral on a pari passu basis or a junior lien basis to the Secured Obligations, as applicable);
(e)    [reserved];
(f)    other than in the case of Indebtedness assumed (and not incurred in contemplation) in connection with a Permitted Acquisition or other Investment not prohibited hereunder, to the extent such Indebtedness is secured, it is not secured by any property or assets of Holdings, the Borrower or any Restricted Subsidiary other than the Collateral (it being agreed that such Indebtedness shall not be required to be secured by all of the Collateral);
(g)    [reserved];
(h)    other terms and conditions of such Indebtedness shall be as agreed between the Borrower and the Lenders providing such Indebtedness; and
(i)    the holders of such Indebtedness may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments of Term Loans then outstanding.
“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to Letters of Credit, (i) the relevant L/C Issuers and (ii) the Revolving Credit Lenders and (c) with respect to the Swing Line Loans, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.
“Approved Bank” has the meaning set forth in clause (c) of the definition of “Cash Equivalents.”
“Approved Commercial Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
“Arrangers” means Barclays Bank PLC, JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA, BofA Securities Inc., UBS Securities LLC and Deutsche Bank Securities Inc., each in its capacity as a joint lead arranger under this Agreement.
“Asset Sale Percentage” means, as of any date of determination, (a) if the Consolidated First Lien Net Leverage Ratio is greater than 2.25:1.00, 100%, (b) if the Consolidated First Lien Net Leverage Ratio is less than or equal to 2.25:1.00 and greater than 2.00:1.00, 50% and (c) if the Consolidated First Lien Net Leverage Ratio is less than or equal to 2.00:1.00, 0%, in each case, as calculated on a Pro Forma Basis, but excluding the proceeds of such asset sale.
“Assignee” has the meaning set forth in Section 10.07(b).
“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit J-1 hereto or otherwise in form and substance reasonably acceptable to the Administrative Agent.
“Assignment Taxes” has the meaning set forth in Section 3.01(b).
“Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.
“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP (which for the avoidance of doubt shall not include any Non-Financing Lease Obligation).
“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by a Discounted Purchaser (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.05(a)(v); provided that the Administrative Agent shall not be designated as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).
“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.03(b)(iii).
“Available Excluded Contribution Amount” means the cash or Cash Equivalents or the fair market value of other assets or property (as reasonably determined by the Borrower), but excluding any Cure Amount, received by the Borrower after the Closing Date from:
(1)    contributions in respect of Qualified Equity Interests, and
(2)    the sale (other than to any Subsidiary of the Borrower or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan) of Qualified Equity Interests of the Borrower, in each case, designated as Available Excluded Contribution Amounts pursuant to a certificate of a Responsible Officer of the Borrower on or promptly after the date such capital contributions are made or proceeds are received, as the case may be, and which are excluded from the calculation of the Cumulative Credit.
“Available Indebtedness Capacity Amount” means the amount of Indebtedness that may be made at the time of determination pursuant to Section 7.03(m) minus the amount of the Available Indebtedness Capacity Amount utilized by the Borrower or any Restricted Subsidiary to make Investments pursuant to Section 7.02(v)(iii).
“Available RDP Capacity Amount” means the amount of payments or distributions in respect of Junior Financings that may be made at the time of determination pursuant to Section 7.13(a)(1) minus the amount of the Available RDP Capacity Amount utilized by the Borrower or any Restricted Subsidiary to make Investments pursuant to Section 7.02(v)(iii).
“Available RP Capacity Amount” means the amount of Restricted Payments that may be made at the time of determination pursuant to Sections 7.06(f), (g) and (i)(ii), minus the aggregate amount of the Available RP Capacity Amount utilized by the Borrower or any Restricted Subsidiary to (a) make Investments pursuant to Section 7.02(v)(iii), (b) make payments or distributions in respect of Junior Financings pursuant to Section 7.13(a)(4) or (c) incur Indebtedness pursuant to Section 7.03(bb).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the Prime Rate in effect on such day, (c) the Eurocurrency Rate for an Interest Period of one month plus 1.00% (or, if such day is not a Business Day, the immediately preceding Business Day) and (d) (x) in respect of Initial Term Loans only, 1.50% and (y) with respect to Revolving Credit Loans, 1.00%.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230, as amended.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board” means the Board of Governors of the United States Federal Reserve System.
“Bona Fide Debt Fund” means any Person that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person controlling, controlled by or under common control with (a) any competitor of the Borrower and/or any of its Subsidiaries or (b) any Affiliate of such competitor, but with respect to which no personnel involved with any investment in such competitor or Affiliate (i) makes, has the right to make or participates with others in making any investment decisions with respect to such Person or (ii) has access to any information (other than information that is publicly available) relating to the Borrower or its Subsidiaries or any entity that forms a part of the business of the Borrower or any of its Subsidiaries.
“Bookrunner” means each of Barclays Bank PLC, JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA, BofA Securities Inc., UBS Securities LLC and Deutsche Bank Securities Inc., each in its capacity as a joint bookrunner.
“Borrower” has the meaning set forth in the introductory paragraph to this Agreement.
“Borrower Materials” has the meaning set forth in Section 6.01.
“Borrower Offer of Specified Discount Prepayment” means the offer by any Discounted Purchaser to make a voluntary prepayment of Term Loans at a Specified Discount to par pursuant to Section 2.05(a)(v)(B).
“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by any Discounted Purchaser of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Term Loans at a specified range of discounts to par pursuant to Section 2.05(a)(v)(C).
“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by any Loan Party of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.05(a)(v)(D).
“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York, and, if such day relates to any Eurocurrency Rate Loan, means any such day that is also a London Banking Day.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (including with respect to internally developed software) (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by the Borrower and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries.
“Capitalized Leases” means, subject to the definition of “Non-Financing Lease Obligations”, all leases that have been or are required to be, in accordance with GAAP, recorded as finance leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.
“Cash Collateral” has the meaning set forth in Section 2.03(g).
“Cash Collateral Account” means a blocked account at a commercial bank selected by the Administrative Agent, in the name of the relevant Borrower and under the sole dominion and “control” (within the meaning of the UCC) of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.
“Cash Collateralize” has the meaning set forth in Section 2.03(g).
“Cash Equivalents” means any of the following types of Investments, to the extent owned by Holdings or any Restricted Subsidiary:
(a)    Dollars;
(b)    readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United States having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;
(c)    time deposits or eurodollar time deposits with, insured certificates of deposit, bankers’ acceptances or overnight bank deposits of, or letters of credit issued by, any commercial bank that (i) is a Lender or (ii)(A) is organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development or is the principal banking Subsidiary of a bank holding company organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development and is a member of the Federal Reserve System, and (B) has combined capital and surplus of at least $250,000,000 or $100,000,000 in the case of any non-U.S. bank (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with maturities not exceeding 24 months from the date of acquisition thereof;
(d)    commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation (other than structured investment vehicles and other than corporations used in structured financing transactions) and in each case rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 24 months from the date of acquisition thereof;

(e)    marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by Holdings);
(f)    repurchase obligations for underlying securities of the types described in clauses (b), (d) and (e) above entered into with any Approved Bank;
(g)    securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);
(h)    Investments (other than in structured investment vehicles and structured financing transactions) with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;
(i)    securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any Approved Bank;
(j)    (i) instruments equivalent to those referred to in clauses (a) through (i) above denominated in Euros, pounds sterling, or Canadian dollars or any other foreign currency comparable in credit quality and tenor to the foregoing and customarily used by corporations for cash management purposes in any jurisdiction outside the United States and (ii) in the case of any Foreign Subsidiary, such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business;
(k)    Investments, classified in accordance with GAAP as Current Assets of Holdings or any Restricted Subsidiary, in money market investment programs which are registered under the Investment Company Act of 1940 or which are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such Investments are of the character, quality and maturity described in clauses (a) through (i) above; and
(l)    investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (k) above.
Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (j) above; provided that such amounts are converted into any currency listed in clause (a) or (j) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.
“Cash Management Obligations” means obligations owed by the Borrower or any Restricted Subsidiary to any Hedge Bank in respect of any overdraft and related liabilities arising from treasury, depository, credit card, debit card and cash management services, cash pooling arrangements or any automated clearing house transfers of funds, in each case, pursuant to a Treasury Services Agreement, in each case, to the extent designated by the Borrower as “Cash Management Obligations” in writing to the Administrative Agent. The designation of any Cash

Management Obligations shall not create in favor of such Hedge Bank any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Loan Documents.
“Casualty Event” means any event that gives rise to the receipt by Holdings, the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.
“CFC” means any “controlled foreign corporation” within the meaning of Section 957 of the Code.
“Change of Control” shall be deemed to occur if:
(a)    any “person” or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), but excluding (x) any employee benefit plan of such person and its Subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, (y) any combination of Permitted Holders and (z) the Public Parent or any of its Subsidiaries, shall have, directly or indirectly, acquired beneficial ownership of Equity Interests representing 40% or more of the aggregate voting power represented by the issued and outstanding Equity Interests of the Borrower and the Permitted Holders shall own, directly or indirectly, less than such “person” or “group” of the aggregate voting power represented by the issued and outstanding Equity Interests of the Borrower, unless the Permitted Holders have, at such time, the right or the ability, directly or indirectly, by voting power, contract, or otherwise to elect or designate for election at least a majority of the board of directors of the Borrower;
(b)    Holdings shall cease to own, directly or indirectly, 100% of the Equity Interests of the Borrower; or
(c)    a change of control or similar event shall occur in any other document pertaining to any Indebtedness of the Borrower and its Restricted Subsidiaries the outstanding principal amount of which is in excess of the Threshold Amount.
“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, Extended Revolving Credit Commitments of a given Extension Series, Refinancing Revolving Credit Commitments of a given Refinancing Series, Initial Term Commitments, Incremental Term Commitments, Refinancing Term Commitments of a given Refinancing Series or Commitments in respect of Replacement Term Loans and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans, Revolving Credit Loans under Extended Revolving Credit Commitments of a given Extension Series, Incremental Revolving Loans, Revolving Credit Loans under Refinancing Revolving Credit Commitments of a given Refinancing Series, Initial Term Loans, Extended Term Loans of a given Extension Series, Incremental Term Loans, Refinancing Term Loans of a given Refinancing Series or Replacement Term Loans. Commitments (and in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class.
“Closing Date” means June 22, 2021.
“Closing Fee” has the meaning set forth in Section 2.09(c).
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time (unless specifically provided otherwise).
“Collateral” means the “Collateral” as defined in the Security Agreement and all the “Collateral” or “Pledged Assets” as defined in any other Collateral Document and any other assets pledged pursuant to any Collateral Document (but in any event excluding the Excluded Assets).
“Collateral and Guarantee Requirement” means, at any time, the requirement that:
(a)    the Administrative Agent shall have received each Collateral Document required to be delivered (i) on the Closing Date, pursuant to Section 4.01(a)(iv) and (v) and (ii) at such time as may be designated therein, pursuant to the Collateral Documents, the proviso to Section 4.01(a) or Section 6.11 or 6.13, subject, in each case, to the limitations and exceptions of this Agreement, duly executed by each Loan Party thereto;
(b)    all Secured Obligations of the Borrower shall have been unconditionally guaranteed by Holdings and each existing and subsequently acquired or organized Restricted Subsidiary of the Borrower that is a direct or indirect wholly-owned Domestic Subsidiary (other than any Excluded Subsidiary) (each, a “Guarantor”);
(c)    the Secured Obligations and the Guaranty shall have been secured by a first-priority security interest (subject to Liens permitted by Section 7.01) in (i) all of the Equity Interests of the Borrower and each Subsidiary Guarantor, (ii) all of the Equity Interests of each wholly-owned Restricted Subsidiary that is a Material Domestic Subsidiary (other than a Domestic Subsidiary described in the following clause (iii)) directly owned by the Borrower or any Subsidiary Guarantor, (iii) 65% of the issued and outstanding Equity Interests of each Restricted Subsidiary that is a FSHCO and (iv) 65% of the issued and outstanding Equity Interests of each Restricted Subsidiary that is a wholly-owned CFC that is directly owned by the Borrower or by any Subsidiary Guarantor, in each case other than any Excluded Assets;
(d)    except to the extent otherwise provided hereunder, including subject to Liens permitted by Section 7.01, or under any Collateral Document, the Secured Obligations and the Guaranty shall have been secured by a perfected first-priority security interest (to the extent such security interest may be perfected by delivering certificated securities, instruments or promissory notes, filing financing statements under the Uniform Commercial Code or making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office or to the extent required in the Security Agreement) in the Collateral of the Borrower and each Guarantor (including accounts, inventory, equipment, investment property, contract rights, applications and registrations of IP Rights filed in the United States, other general intangibles, Material Real Property, intercompany notes, cash, deposit accounts, securities accounts and proceeds of the foregoing), in each case, (i) with the priority required by the Collateral Documents and (ii) subject to exceptions and limitations otherwise set forth in this Agreement

(for the avoidance of doubt, including the limitations and exceptions set forth in Section 4.01) and the Collateral Documents; and
(e)    the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property required to be delivered pursuant to Sections 6.11 and 6.13 (the “Mortgaged Properties”) duly executed and delivered by the applicable Loan Party, (ii) a title insurance policy for such property available in each applicable jurisdiction (the “Mortgage Policies”) insuring the Lien of each such Mortgage as a valid first-priority Lien on the property described therein, free of any other Liens except as permitted by Section 7.01, together with such endorsements, coinsurance and reinsurance and in such amounts as the Administrative Agent may reasonably request, (iii) a completed Life-of-Loan Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each other Loan Party relating thereto) and, if any improvements on any Mortgaged Property are located within an area designated as a “special flood hazard area,” evidence of such flood insurance as may be required under Section 6.07, (iv) ALTA surveys in form and substance reasonably acceptable to the Administrative Agent or such existing surveys together with no-change affidavits sufficient for the title company to remove all standard survey exceptions from the Mortgage Policies and issue the endorsements required in clause (ii) above, (v) customary opinions of local counsel for such Loan Party in the state in which such Material Real Property is located, with respect to the enforceability of the Mortgage and any related fixture filings and, where the applicable Loan Party granting the Mortgage on said Mortgaged Properties is organized, an opinion regarding the due authorization, execution and delivery of such Mortgage, and (vi) such other documents as the Administrative Agent may reasonably request with respect to any such Mortgaged Property;
provided, however, that (i) the foregoing definition shall not require, and the Loan Documents shall not contain any requirements as to, (A) the creation or perfection of pledges of, security interests in, Mortgages on, or the obtaining of title insurance, surveys, abstracts or appraisals or taking other actions with respect to any Excluded Assets, (B) the perfection of pledges of or security interests in motor vehicles and other assets subject to certificates of title to the extent a Lien thereon cannot be perfected by the filing of a Uniform Commercial Code financing statement (or the equivalent) or (C) the obtaining of any landlord waivers, estoppels or collateral access letters, and (ii) the Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement and the Collateral Documents.
The Administrative Agent may grant extensions of time for the perfection of security interests in, or the delivery of the Mortgages and the obtaining of title insurance and surveys with respect to, particular assets and the delivery of assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) or any other compliance with the requirements of this definition where it reasonably determines, in consultation with the Borrower, that perfection or compliance cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement, the Collateral Documents or any other Loan Documents.
No actions in any non-U.S. jurisdiction or required by the Laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the Laws of any non-U.S. jurisdiction).
The foregoing definition shall not require control agreements, perfection by “control” pursuant to the UCC or perfection by possession or delivery pursuant to the UCC with respect to any Collateral other than, to the extent required by the Administrative Agent, (x) certificated Equity Interests of the Borrower and, to the extent constituting Collateral, its Restricted Subsidiaries and (y) the Intercompany Note and other instruments described in Section 2.02(b) of the Security Agreement.
“Collateral Documents” means, collectively, the Security Agreement, each Intercreditor Agreement, the Intellectual Property Security Agreements, the Mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 4.01(a)(iv) and (v), 6.11 or 6.13 and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
“Commitment” means a Revolving Credit Commitment, Extended Revolving Credit Commitment of a given Extension Series, Revolving Commitment Increase, Refinancing Revolving Credit Commitment of a given Refinancing Series, Initial Term Commitment, Incremental Term Commitment, Refinancing Term Commitment of a given Refinancing Series or a Commitment in respect of Replacement Term Loans, as the context may require.
“Commitment and Engagement Letter” means the Amended and Restated Commitment and Engagement Letter, dated as of June 21, 2021, among the Borrower, Holdings and the Arrangers and Lenders party thereto.
“Committed Loan Notice” means a written notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of Eurocurrency Rate Loans pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A-1 hereto.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compensation Period” has the meaning set forth in Section 2.12(c)(ii).
“Compliance Certificate” means a certificate substantially in the form of Exhibit B hereto.
“Compliance Date” means the last day of any fiscal quarter on which the aggregate principal amount of all Revolving Credit Loans, Swing Line Loans and Letters of Credit (other than undrawn Letters of Credit or Letters of Credit to the extent cash collateralized or backstopped) exceeds 35% of the aggregate amount of the Revolving Credit Commitments at such time. Anything to the contrary herein notwithstanding, with respect to the first four fiscal quarters ending after the Closing Date, for purposes of determining whether the last day of any fiscal quarter is a Compliance Date, any Revolving Credit Loans borrowed on the Closing Date to finance a portion of the Transactions and/or the payment of Transaction Expenses shall be disregarded.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus:
(a)    without duplication and, except with respect to clauses (vii)(2), (x) and (xi) below, to the extent deducted (and not added back or excluded) in arriving at such Consolidated Net Income, the sum of the following amounts for such period with respect to the Borrower and its Restricted Subsidiaries (including, to the extent applicable, Professional Corporations in accordance with the definition of “Subsidiary”):
(i)    total interest expense determined in accordance with GAAP (including, to the extent deducted and not added back in computing Consolidated Net Income, (A) amortization of OID resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (C) non-cash interest payments, (D) the interest component of Capitalized Leases, (E) net payments, if any, pursuant to interest Swap Contracts with respect to Indebtedness, (F) amortization of deferred financing fees, debt issuance costs, commissions and fees, (G) the interest component of any pension or other post-employment benefit expense, (H) undrawn commitment fees and (I) to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed);
(ii)    without duplication, provision for taxes based on income, profits, revenue or capital gains of the Borrower and its Restricted Subsidiaries, including, without limitation, federal, state, local, franchise and similar taxes and foreign withholding, franchise and like taxes paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such taxes or arising from any tax examinations;
(iii)    depreciation and amortization (including amortization of (A) intangible assets, deferred financing fees, debt issuance costs, commissions, fees and expenses, bridge, commitment and other financing fees, discounts and yield and (B) unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits) of the Borrower and its Restricted Subsidiaries);
(iv)    extraordinary, unusual or non-recurring charges, expenses or losses (including legal expenses in connection therewith);
(v)    non-cash charges, expenses or losses, including, without limitation, any non-cash expenses relating to the vesting of warrants (provided that if any such non-cash charges, expenses or losses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period);
(vi)    severance, retention, recruiting, relocation and signing bonuses and expenses, stock option and other equity-based compensation expenses, severance costs, stay bonuses, any employer-related portion of payroll taxes, management fees and expenses, any one-time expense relating to enhanced accounting and tax function (including state taxes) and other similar transaction costs, including those associated with becoming a standalone entity or public company (including, without limitation, any such payments made in connection with the consummation of the Transactions or any other action not prohibited under this Agreement);
(vii)    (1) integration costs, transition costs, consolidation and closing costs for facilities, costs and losses incurred in connection with any non-recurring strategic initiatives, costs and losses in connection with expansions into new markets, acquisitions, investments and non-recurring intellectual property development prior to, on or after the Closing Date, other business optimization expenses (including costs and expenses relating to business optimization programs, new systems design, technology upgrades and implementation costs), project start-up costs, startup costs for new customer contracts, business ventures and costs associated with growth investments, and other restructuring charges, charges from termination or restructuring of vendor contracts, carve-out related items, accruals or reserves (including restructuring costs related to acquisitions prior to, on or after the Closing Date and to closure/consolidation of facilities, retention charges, systems establishment costs and excess pension charges), excessive or non-recurring costs and expenses related to regulatory or compliance matters and (2) the amount of cost savings, operating expense reductions, other operating improvements, revenue enhancements and synergies related to any Specified Transaction or the implementation of an operational initiative, cost-saving initiative or operational change before, on or after the Closing Date that are factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within 24 months after such Specified Transaction, operational initiative, cost savings initiative or operational change (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements, revenue enhancements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, other operating improvements, revenue enhancements and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that no cost savings, operating expense reductions, other operating improvements, revenue enhancements and synergies shall be added pursuant to this clause (vii)(2) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period;
(viii)    any director’s fees and related expenses payable to any independent director of the Borrower (or any direct or indirect parent of the Borrower, including the Public Parent) in cash during such period;
(ix)    other accruals, payments and expenses (including rationalization, legal, tax, structuring and other costs and expenses and non-operating or non-recurring professional fees, costs and expenses related thereto), or any amortization thereof, related to (a) the Transactions (including all Transaction Expenses) and (b) any acquisitions, Investments, dividends, Dispositions, issuances of Equity Interests and issuances, amendments, modifications, refinancings or repayments of Indebtedness (in each case, including any such transaction consummated on or prior to the Closing Date and any such transaction undertaken but not completed);

(x)    to the extent actually received and not already included in Consolidated Net Income or reasonably expected to be received within 60 days of the end of such period, proceeds of business interruption insurance (with a deduction in the applicable future period for any amount so added back to the extent not received within such 60-day period);
(xi)    cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back;
(xii)    any non-cash increase in expenses (A) resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments (including any non-cash increase in expenses as a result of last-in first-out and/or first-in first-out methods of accounting), or (B) due to purchase accounting associated with any acquisition constituting an Investment permitted under this Agreement consummated prior to or after the Closing Date;
(xiii)    the amount of any expense attributable to minority interests or non-controlling interests of third parties in any non-wholly-owned Restricted Subsidiary;
(xiv)    the amount of (A) payments permitted hereunder by Holdings or any of its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the Board of Directors of the Borrower in good faith and (B) expenses relating to payments made to option holders of the Borrower or any parent company in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Agreement;
(xv)    any Equity Funded Employee Plan Costs;
(xvi)    any net loss from disposed, abandoned or discontinued operations or product lines;
(xvii)    expenses during such period in connection with earn-outs and other deferred payments in connection with any acquisitions constituting an Investment permitted under this Agreement (or any acquisition of any Person or assets made on or prior to the Closing Date), to the extent included in the calculation of Consolidated Net Income in accordance with GAAP as an accounting adjustment to the extent that the actual amount payable or paid in respect of such earn-outs or other deferred payments exceeds the liability booked by the applicable Person therefor;
(xviii)    any expenses or charges related to any equity offering, Investment, acquisition (including earn-out provisions) or Indebtedness permitted to be incurred by this Agreement including a refinancing thereof (in each case, whether or not successful) and any amendment or modification to the terms of any such transactions;
(xix)     the amount of any expenses, losses or charges (including operating losses) related to any new line of business or product;
(xx)     charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and charges relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, audit or audit-related costs and other initial public offering readiness costs (including related to any tax restructuring in connection with an initial public offering) legal and other professional fees or listing fees (collectively, “Public Company Costs”);
(xxi)     cash and non-cash charges, expenses and losses related to, or on account of, the equity-linked units and rights of the Borrower or any direct or indirect parent thereof (including the Public Parent), including synthetic equity units, performance units and equity appreciation rights; and
(xxii) any expenses for such period that are reimbursed during such period (or are reasonably expected to be reimbursed within 180 days of the end of such period to the extent not accrued) by third parties (other than Holdings or any of its Subsidiaries) (with a deduction in the applicable future period for any amount so added back to the extent not received within such 180 day period); minus
(b)    without duplication and to the extent included in arriving at such Consolidated Net Income, (i) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period) including non-cash gains as a result of last-in first -out and/or first-in first-out methods of accounting, (ii) any net gain from disposed, abandoned or discontinued operations or product lines (but if such operations are classified as discontinued due to the fact that they are being held for sale or are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of), (iii) any extraordinary, unusual or non-recurring net gains and (iv) the amount of any minority interest income attributable to minority interests or non-controlling interests of third parties in any non-wholly-owned Restricted Subsidiary; provided that:
(A)    to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA (x) currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain (i) resulting from Swap Contracts for currency exchange risk and (ii) resulting from intercompany indebtedness) and (y) all other foreign currency translation or transaction gains or losses to the extent such gains or losses are non-cash items;

(B)    to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of FASB Accounting Standards Codification 815 and International Accounting Standard No. 39 and their respective related pronouncements and interpretations;
(C)    to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any income (loss) for such period attributable to the early extinguishment or modification of (i) Indebtedness, (ii) obligations under any Swap Contracts or (iii) other derivative instruments;
(D)    the tax effects of the adjustments pursuant to clauses (a) and (d) of the definition of Consolidated Net Income shall be excluded; and
(E)    gains during such period in connection with earn-outs and other deferred payments in connection with any acquisitions constituting an Investment permitted under this Agreement, to the extent included in the calculation of Consolidated Net Income in accordance with GAAP as an accounting adjustment to the extent that the actual amount payable or paid in respect of such earn-outs or other deferred payments is less than the liability booked by the applicable Person therefor, shall be excluded.
provided, that the Borrower may, in its sole discretion, elect not to make any adjustment for any item pursuant to the foregoing clauses (a) and (b) if any such item individually is less than $1,000,000 in any fiscal quarter.
Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the fiscal quarters ended June 30, 2020, September 30, 2020, December 31, 2020 and March 31, 2021, Consolidated EBITDA for such fiscal quarters shall be $39,100,000, $31,100,000, $44,900,000 and $36,800,000, respectively, in each case as may be subject to addbacks and adjustments (without duplication) pursuant to clause (vii)(2) above and sections relating to pro forma adjustments for the applicable Test Period. For the avoidance of doubt, Consolidated EBITDA shall be calculated including pro forma adjustments.
“Consolidated First Lien Net Debt” means, as of any date of determination, the aggregate principal amount of Consolidated Total Net Debt outstanding on such date that is not subordinated in right of payment to the Secured Obligations and that is secured by a Lien on the Collateral on an equal priority basis with Liens on the Collateral securing the Secured Obligations.
“Consolidated First Lien Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated First Lien Net Debt as of the last day of such Test Period, minus an amount equal to the Unrestricted Cash Amount as of such date, to (b) Consolidated EBITDA for such Test Period.
“Consolidated Interest Expense” means, as of any date for the applicable period ending on such date with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, the amount payable as cash interest expense (including that attributable to capital leases), net of cash interest income of the Borrower and its Restricted Subsidiaries, with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries, including all commissions, discounts and other cash fees and charges owed with respect to letter of credit and bankers’ acceptance financing and net cash costs (less net cash payments) under Hedge Agreements, but excluding, for the avoidance of doubt, (a) any non-cash interest expense and any capitalized interest, whether paid or accrued, (b) the amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (c) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses, (d) any expenses resulting from discounting of Indebtedness in connection with the application of recapitalization accounting or purchase accounting, (e) penalties or interest related to Taxes and any other amounts of non-cash interest resulting from the effects of acquisition method accounting or pushdown accounting, (f) the accretion or accrual of, or accrued interest on, discounted liabilities (other than Indebtedness) during such period, (g) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments pursuant to ASC 815, Derivatives and Hedging, (h) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (i) any payments with respect to make whole premiums or other breakage costs of any Indebtedness, (j) all non-recurring interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, all as calculated on a consolidated basis in accordance with GAAP and (k) expensing of bridge, arrangement, structuring, commitment, consent or other financing fees.
“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and its Restricted Subsidiaries (including, to the extent applicable, Professional Corporations in accordance with the definition of “Subsidiary”) for such period determined on a consolidated basis in accordance with GAAP; provided, however, that, without duplication:
(a)    for all purposes other than the calculation of Excess Cash Flow, any after-tax effect of extraordinary, unusual or non-recurring items (including gains, losses or charges and all fees and expenses relating thereto) for such period shall be excluded,
(b)    the cumulative effect of a change in accounting principles or as a result of the adoption or modification of accounting principles during such period to the extent included in Consolidated Net Income shall be excluded,
(c)    accruals and reserves that are established or adjusted within 12 months after the closing of any acquisition constituting an Investment that are so required to be established or adjusted as a result of such acquisition in accordance with GAAP or changes as a result of adoption or modification of accounting policies in accordance with GAAP shall be excluded,
(d)    any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person, in each case other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded,
(e)    the net income (loss) for such period of any Person that is not a Subsidiary of the Borrower, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) to the Borrower or a Restricted Subsidiary thereof in respect of such period,

(f)    any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,
(g)    any non-cash compensation charge or expense, including any such charge or expense or any other income statement adjustment arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs or any other equity-based compensation shall be excluded, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the Borrower or any of its direct or indirect parents (including the Public Parent) in connection with the Transactions, shall be excluded,
(h)    any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with the Transactions, any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount (i) is not denied by the applicable carrier or indemnitor in writing within 180 days of the occurrence of such event and (ii) is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back or excluded to the extent not so indemnified or reimbursed within such 365-day period), shall be excluded,
(i)    for all purposes other than the calculation of Excess Cash Flow, to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount (i) is not denied by the applicable carrier or indemnitor in writing within 180 days of the occurrence of such event and (ii) is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back or excluded to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded,
(j)    the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or such Person’s assets are acquired by the Borrower or any of its Restricted Subsidiaries shall be excluded (except to the extent required for any calculation of Consolidated EBITDA on a Pro Forma Basis),
(k)    solely for the purpose of determining the Cumulative Credit pursuant to clause (b)(A) of the definition thereof, the income of any Restricted Subsidiary of the Borrower that is not a Guarantor to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary (which has not been waived) shall be excluded, except (solely to the extent permitted to be paid) to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Restricted Subsidiaries that are Guarantors by such Person during such period in accordance with such documents and regulations,
(l)    the purchase accounting effects of adjustments in component amounts required or permitted by GAAP (including in the inventory, property and equipment, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries), as a result of the Transactions or any acquisition constituting an Investment permitted under this Agreement consummated prior to or after the Closing Date, or the amortization or write-off of any amounts thereof shall be excluded,
(m)    for all purposes other than the calculation of Excess Cash Flow, changes to accrual of revenue so long as consistent with past practices (regardless of treatment under GAAP) shall be excluded,
(n)    (i) any non-cash profits interest or non-cash compensation expense realized from employee benefit plans or other post-employment benefit plans or recorded from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock or other rights to officers, directors, managers or employees and management compensation plans or equity incentive programs or the treatment of such options under variable plan accounting and (ii) non-cash income (loss) attributable to deferred compensation plans or trusts, shall be excluded,
(o)    any amounts paid that are used to fund payments to any direct or indirect equity holder to pay taxes related to such equity holder’s ownership of the Borrower and that, if paid by the Borrower would have reduced Consolidated Net Income, shall be included to reduce Consolidated Net Income, and
(p)    at the option of the Borrower, other add-backs and adjustments (x) of the type reflected in the confidential information memorandum related to the syndication of the Term Facility and/or the sponsor model delivered to the Arrangers on May 20, 2021, (y) that are consistent with Regulation S-X or (z) of the type identified or set forth in any quality of earnings analysis or report prepared by financial advisors and delivered to the Administrative Agent in connection with any acquisition or other Investment not prohibited hereunder (it being understood that if Consolidated EBITDA of the applicable target is greater than 25% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries as of the last day of the most recently ended Test Period (calculated pro forma for such acquisition or Investment), then such analysis or report shall be prepared by one of the “Big Four” accounting firms or any other firm of recognized standing that is reasonably acceptable to the Administrative Agent).
For the avoidance of doubt, (other than for purposes of calculating Excess Cash Flow) Consolidated Net Income shall be calculated, including pro forma adjustments, in accordance with Section 1.09.
“Consolidated Secured Net Debt” means, as of any date of determination, the aggregate principal amount of Consolidated Total Net Debt outstanding on such date that is not subordinated in right of payment to the Secured Obligations and that is secured by a Lien on the Collateral.
“Consolidated Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Secured Net Debt as of the last day of such Test Period, minus an amount equal to the Unrestricted Cash Amount as of such date to (b) Consolidated EBITDA for such Test Period.
“Consolidated Total Net Debt” means, as of any date of determination, the aggregate principal amount of third-party Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP consisting only of Indebtedness for borrowed money, drawn but unreimbursed obligations under letters of credit, obligations in respect of Capitalized Leases (solely to the extent exceeding $5,000,000) and debt obligations evidenced by promissory notes or similar instruments. For the avoidance of doubt, it is understood that obligations (i) under Swap Contracts, (ii) owed by Unrestricted Subsidiaries, (iii) related to bank guaranties, surety bonds, performance bonds and similar instruments unless not paid when such amounts have become due and payable and (iv) related to earn-outs and all deferred purchase price obligations, unless not paid within five Business Days after such amounts have become due and payable, in each case do not constitute Consolidated Total Net Debt.
“Consolidated Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Net Debt as of the last day of such Test Period, minus an amount equal to the Unrestricted Cash Amount as of such date to (b) Consolidated EBITDA for such Test Period.
“Consolidated Working Capital” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that increases or decreases in Consolidated Working Capital shall be (a) calculated without regard to any changes in Current Assets or Current Liabilities as a result of (i) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (ii) the effects of purchase accounting, (iii) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under Swap Contracts or (iv) any impact of foreign exchange translations and (b) adjusted to eliminate any distortion resulting from mergers, acquisitions and dispositions occurring during the applicable period.
“Contract Consideration” has the meaning set forth in the definition of “Excess Cash Flow.”
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” has the meaning set forth in the definition of “Affiliate.”
“Covered Affiliate” means, with respect to a Person, any Affiliate of such Person other than Affiliates that are subject to customary procedures to prevent the sharing of confidential information between such Person and such Affiliate, so long as such Person is managed having fiduciary duties to the investors or other equityholders of such Person that are independent of the fiduciary duties to the investors or other equityholders of such Affiliate.
“Covered Entity” means any of the following:

i.a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
ii.a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning set forth in Section 10.22.
“Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Term Loans or existing Revolving Credit Loans (or unused Revolving Credit Commitments), or any then-existing Credit Agreement Refinancing Indebtedness (the “Refinanced Debt”); provided that (i) such Credit Agreement Refinancing Indebtedness has a maturity no earlier, and, in the case of any refinancing of Term Loans, a Weighted Average Life to Maturity equal to or greater, than the Refinanced Debt (provided that the requirements set forth in this clause (i) shall not apply to any Credit Agreement Refinancing Indebtedness consisting of an Extendable Bridge Loan or Inside Maturity Debt), (ii) such Credit Agreement Refinancing Indebtedness shall not have an aggregate principal amount (including any unutilized commitments) greater than the aggregate principal amount (including any unutilized commitments) of the Refinanced Debt plus accrued interest, fees, premiums (if any) and penalties thereon and fees and expenses associated with the refinancing, (iii) any payments and borrowings shall be made pro rata as between the Revolving Credit Facility and any Credit Agreement Refinancing Indebtedness in the form of revolving loans or revolving commitments in accordance with the aggregate principal amounts thereof, respectively, (iv) the terms and conditions of such Credit Agreement Refinancing Indebtedness (except as otherwise provided in this definition) shall be as agreed between the Borrower and the financing sources providing such Credit Agreement Refinancing Indebtedness, (v) [reserved], (vi) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, and all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, (vii) such Credit Agreement Refinancing Indebtedness is not at any time guaranteed by any Subsidiary other than Guarantors, (viii) to the extent secured, such Credit Agreement Refinancing Indebtedness is not secured by property or assets other than the Collateral and a Senior Representative acting on behalf of the providers of such Indebtedness shall have become party to an Intercreditor Agreement, (ix) if the Refinanced Debt is subordinated in right of payment to, or to the Liens securing, the Obligations, then any Credit Agreement Refinancing Indebtedness shall be subordinated in right of payment to, or to the Liens securing, the Obligations, as applicable, pursuant to a customary subordination agreement or provisions reasonably satisfactory to the Administrative Agent, (x) any Credit Agreement Refinancing Indebtedness shall be pari passu or junior in right of payment and, if secured, secured on a pari passu or junior basis with the Revolving Credit Facility and the Term Facility, to the extent the requirements in the proviso after clause (y) of Section 7.03 have been satisfied, (xi) any Credit Agreement Refinancing Indebtedness may participate on a pro rata basis or on a less than pro rata basis (but not greater than pro rata basis) in any voluntary or mandatory prepayments hereunder and shall not require any mandatory prepayments in addition to those hereunder and (xii) any Credit Agreement Refinancing Indebtedness that comprises Revolving Credit Loans does not mature prior to the latest maturity date of Revolving Credit Commitments being refinanced; provided, further, that in determining if the foregoing conditions in this proviso are met, a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to such modification, refinancing, refunding, renewal or extension, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Cumulative Credit” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:
(a)    the greater of $60,000,000 and 40% of Consolidated EBITDA as of the last day of the most recently ended Test Period, plus
(b)    the greater of (A) 50% of Consolidated Net Income for the period (taken as one accounting period) beginning with the fiscal quarter ending June 30, 2021 to the end of the most recently completed Test Period for which financial statements have been delivered (or were required to be delivered) pursuant to Section 6.01(a) or (b) (but not less than zero in such period) and (B) the sum of Retained Excess Cash Flow (but not less than zero in any period) for the fiscal year ending on December 31, 2022 and Retained Excess Cash Flow for each succeeding completed fiscal year as of such date, plus
(c)    the cumulative amount of cash and Cash Equivalent proceeds and the fair market value of marketable securities or other property received from (i) the sale of Qualified Equity Interests of the Borrower or Equity Interests of any direct or indirect parent of the Borrower (including the Public Parent) after the Closing Date and on or prior to such time (including upon exercise of warrants or options) (other than any amount designated as a Cure Amount, an Available Excluded Contribution Amount or used for Equity Funded Employee Plan Costs) which proceeds have been contributed as common equity to the capital of the Borrower and (ii) the Qualified Equity Interests of the Borrower (or Equity Interests of any direct or indirect parent of the Borrower, including the Public Parent) (other than any amount designated as a Cure Amount, an Available Excluded Contribution Amount or used for Equity Funded Employee Plan Costs) issued upon conversion of Indebtedness (other than Indebtedness that is contractually subordinated to the Obligations) of the Borrower or any Restricted Subsidiary of the Borrower owed to a Person other than a Loan Party or a Restricted Subsidiary of a Loan Party, plus
(d)    100% of the aggregate amount of contributions to the common capital of the Borrower or the net proceeds of the issuance of Qualified Equity Interests of Holdings (or any direct or indirect parent, including the Public Parent) contributed to the Borrower, received in cash and Cash Equivalents after the Closing Date (other than any amount designated as a Cure

Amount or an Available Excluded Contribution Amount or used for Equity Funded Employee Plan Costs), plus
(e)    100% of the aggregate amount received by the Borrower or any Restricted Subsidiary of the Borrower in cash and Cash Equivalents and the fair market value of marketable securities or other property received from:
(i)    the sale, transfer or other disposition (other than to the Borrower or any such Restricted Subsidiary) of the Equity Interests or any assets of an Unrestricted Subsidiary or any minority Investments or other joint venture (that is not a Restricted Subsidiary), or
(ii)    any dividend or other distribution by an Unrestricted Subsidiary or received in respect of minority Investments or other joint venture (that is not a Restricted Subsidiary), or
(iii)    any interest, returns of principal, repayments and similar payments by such Unrestricted Subsidiary or received in respect of any minority Investments;
in each case, solely to the extent such Investments described in clause (i) through (iii) in this clause (e) were originally made using the Cumulative Credit and solely to the extent of such initial Investment; plus
(f)    in the event any Unrestricted Subsidiary has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, the fair market value of the Investments of the Borrower and its Restricted Subsidiaries made using the Cumulative Credit in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), plus
(g)    an amount equal to any returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower or any Restricted Subsidiary in respect of any Investments made pursuant to Section 7.02, plus
(h)    to the extent not required to be applied to prepay Loans in accordance with Section 2.05(b), the aggregate amount of all Net Proceeds actually received by the Borrower or any Restricted Subsidiaries in connection with the sale, transfer or other disposition of any assets of any Unrestricted Subsidiary since the Closing Date, plus
(i)    an amount equal to Declined Proceeds and any Specified Asset Sale Proceeds, minus
(j)    any amount of the Cumulative Credit used to make Investments pursuant to Section 7.02(v) after the Closing Date and prior to such time, minus
(k)    any amount of the Cumulative Credit used to pay dividends or make distributions or other Restricted Payments pursuant to Section 7.06(l) after the Closing Date and prior to such time, minus

(l)    any amount of the Cumulative Credit used to make payments or distributions in respect of Junior Financings pursuant to Section 7.13 after the Closing Date and prior to such time; minus
(m)    any amount of the Cumulative Credit used to incur Liens pursuant to Section 7.01(cc) or Indebtedness pursuant to Section 7.03(u), in each case after the Closing Date and prior to such time.
“Cure Amount” has the meaning set forth in Section 8.04(a).
“Cure Expiration Date” has the meaning set forth in Section 8.04(a).
“Current Assets” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Cash Equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits (but excluding assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments).
“Current Liabilities” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals for Capital Expenditures, (c) accruals for Restricted Payments (other than Restricted Payments under Section 7.06(h)), (d) accruals for current or deferred Taxes based on income or profits, (e) accruals of any costs or expenses related to restructuring reserves, (f) any Revolving Credit Exposure or Revolving Credit Loans, (g) any earn-out obligations or deferred purchase price obligations, unless not paid within five Business Days after such amounts have become due and payable and (h) the current portion of pension liabilities.
“Debt Fund Affiliate” means any Affiliate of the Sponsor (other than Holdings or any of its Subsidiaries) that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in, acquiring or trading commercial loans, bonds or similar extensions of credit in the ordinary course and whose managers have fiduciary duties to the investors in such fund independent of, or in addition to, their duties to the Sponsor.
“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Declined Proceeds” has the meaning set forth in Section 2.05(b)(viii).
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, without cure or waiver hereunder, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of L/C Obligations or Swing Line Loans, within one Business Day of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, (d) has failed, within two Business Days after request by the Administrative Agent, to pay any amounts owing to the Administrative Agent or the other Lenders or (e) has, or has a direct or indirect parent company that has, after the Closing Date and other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Borrower, each L/C Issuer, the Swing Line Lender and each Lender. For purposes of this definition, “Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of a receiver, conservator, trustee, administrator, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.
“Discount Prepayment Accepting Lender” has the meaning set forth in Section 2.05(a)(v)(B)(2).
“Discount Range” has the meaning set forth in Section 2.05(a)(v)(C)(1).

“Discount Range Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(C)(1).
“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.05(a)(v)(C) substantially in the form of Exhibit E-2.
“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit E-3, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.
“Discount Range Prepayment Response Date” has the meaning set forth in Section 2.05(a)(v)(C)(1).
“Discount Range Proration” has the meaning set forth in Section 2.05(a)(v)(C)(3).
“Discounted Prepayment Determination Date” has the meaning set forth in Section 2.05(a)(v)(D)(3).
“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.05(a)(v)(B)(1), 2.05(a)(v)(C)(1) or 2.05(a)(v)(D)(1), respectively, unless a shorter period is agreed to between the applicable Discounted Purchaser and the Auction Agent.
“Discounted Purchaser” has the meaning set forth in Section 2.05(a)(v).
“Discounted Term Loan Prepayment” has the meaning set forth in Section 2.05(a)(v)(A).
“Disposition” or “Dispose” means the sale, transfer (including pursuant to a Division), license, lease or other disposition (including any sale-leaseback transaction and any sale or issuance of Equity Interests (other than directors’ qualifying shares or other shares required by applicable Law) in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Equity Interest” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests and cash in lieu of fractional shares), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the termination of all outstanding Letters of Credit (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer)), (b) is redeemable at the option of the holder thereof (other than (i) solely for Qualified Equity Interests and cash in lieu of fractional shares or (ii) as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the termination of all outstanding Letters of Credit (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer)), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued (x) pursuant to a plan for the benefit of employees of Holdings or the Borrower (or any direct or indirect parent thereof, including the Public Parent) or any of the Restricted Subsidiaries or (y) by any such plan to any such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or any Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Disqualified Lender” means (i) any Person identified to the Administrative Agent in writing on or prior to April 20, 2021, (ii) any other Person identified by name in writing to the Administrative Agent after April 20, 2021 to the extent such Person is or becomes a competitor of the Borrower or its subsidiaries and (iii) any Affiliate of any Person referred to in clauses (i) or (ii) above that is reasonably identifiable as an affiliate on the basis of its name; provided that a “competitor” or an Affiliate of a competitor shall not include any Bona Fide Debt Fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person controlling, controlled by or under common control with such competitor or Affiliate thereof, as applicable, and for which no personnel involved with the investment of such competitor or Affiliate thereof, as applicable, (i) makes any investment decisions or (ii) has access to any information (other than information that is publicly available) relating to the Loan Parties or any entity that forms a part of the Loan Parties’ business (including their subsidiaries). Upon the request of any Lender to the Administrative Agent, the Administrative Agent shall disclose to such Lender whether a specified potential assignee or prospective participant is a Disqualified Lender; provided that no updates to the list shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest in respect of the Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Lenders.
“Division” has the meaning set forth in Section 1.14.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature” has the meaning set forth in Section 10.11.
“Eligible Assignee” has the meaning set forth in Section 10.07(a)(i).
“Enforcement Qualifications” has the meaning set forth in Section 5.04.
“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata or sediment, and natural resources such as wetlands, flora and fauna or as otherwise defined in any Environmental Law.
“Environmental Laws” means any applicable Law relating to the prevention of pollution, or the protection of the Environment, and the protection of worker health and safety as it relates to exposure to Hazardous Materials, including any applicable provisions of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. as it related to Hazardous Materials, and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and all analogous state or local statutes, and the regulations promulgated pursuant thereto.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of the Loan Parties or any Subsidiary directly or indirectly resulting from or based upon (a) an actual or alleged noncompliance with any Environmental Law including any failure to obtain, maintain or comply with any Environmental Permit, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract or agreement to the extent pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Funded Employee Plan Costs” means cash costs or expenses, incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Qualified Equity Interests of the Borrower or Equity Interests of any direct or indirect parent of the Borrower, including the Public Parent (other than any amount designated as a Cure Amount or any amount used in the Cumulative Credit).
“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities); provided, that any instrument evidencing Indebtedness convertible or exchangeable for Equity Interests shall not be deemed to be Equity Interests unless and until such instrument is so converted or exchanged.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with a Loan Party or any Restricted Subsidiary within the meaning of Section 414(b) or (c) of the Code or Section 4001 of ERISA (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or in “endangered”, “critical” or “critical and declining” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (e) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for, and that would reasonably be expected to result in, the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA, whether or not waived, or the filing, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for the waiver of the minimum funding standard with respect to any Pension Plan; (h) a failure by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate to make a required contribution to a Multiemployer Plan; (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to a Loan Party or any Restricted Subsidiary; (j) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due under Section 4007 of ERISA, upon a Loan Party, any Restricted Subsidiary or any ERISA Affiliate; or (k) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan.

“Erroneous Payment” has the meaning set forth in Section 9.07(b).
“Erroneous Payment Notice” has the meaning set forth in Section 9.07(c).
“Eurocurrency Rate” means:
(a)    for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two London Banking Days prior to the commencement of such Interest Period by reference to the interest settlement rates for deposits in Dollars (as set forth by (i) the ICE Benchmark Administration, (ii) any successor service or entity that has been authorized by the U.K. Financial Conduct Authority to administer the London Interbank Offered Rate or (iii) any service selected by the Administrative Agent that has been nominated by such an entity as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurocurrency Rate” shall be the Interpolated Rate;
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on such date by reference to the interest settlement rates for deposits in Dollars with a term of one month (as set forth by (i) the ICE Benchmark Administration, (ii) any successor service or entity that has been authorized by the U.K. Financial Conduct Authority to administer the London Interbank Offered Rate or (iii) any service selected by the Administrative Agent that has been nominated by such an entity as an authorized information vendor for the purpose of displaying such rates); provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurocurrency Rate” shall be the Interpolated Rate;
in the case of each of clause (a) and (b) above, multiplied by Statutory Reserves; provided that notwithstanding the foregoing, the Eurocurrency Rate (before giving effect to any adjustment for Statutory Reserves) shall, in respect of (x) Initial Term Loans only, be deemed not to be less than 0.50%% per annum at any time and (y) Revolving Credit Loans, be deemed not to be less than 0.00% per annum at any time.
“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate.”
“Euros” means lawful currency of the European Union.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning set forth in Section 8.01.
“Excess Cash Flow” means, for any fiscal year, an amount equal to:
(a)    the sum, without duplication, of:
(i)    Consolidated Net Income for such period (but, at the option of the Borrower, excluding any Consolidated Net Income attributable to Professional

Corporations not distributed in cash to the Borrower during the applicable measurement period),
(ii)    an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income,
(iii)    decreases in Consolidated Working Capital for such period,
(iv)    an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income,
(v)    expenses deducted from Consolidated Net Income during such period in respect of expenditures made during any prior period for which a deduction from Excess Cash Flow was made in such period pursuant to clause (b)(xi), (xii), (xiii), (xv) or (xvi) below, and
(vi)    cash income or gain (actually received in cash) excluded from the calculation of Consolidated Net Income for such period pursuant to the definition thereof, minus
(b)    the sum, without duplication, of:
(i)    an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, and cash charges included in clauses (a) through (p) of the definition of “Consolidated Net Income,”
(ii)    without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of intellectual property to the extent not expensed or accrued during such period, to the extent that such Capital Expenditures or acquisitions were financed with Internally Generated Cash,
(iii)    to the extent financed with Internally Generated Cash, the aggregate amount of all principal payments of Indebtedness of the Borrower or its Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of any scheduled repayment of Initial Term Loans pursuant to Section 2.07, Extended Term Loans, Refinancing Term Loans, Incremental Term Loans or Replacement Term Loans and any mandatory prepayment of Term Loans pursuant to Section 2.05(b)(ii) to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (X) all other voluntary prepayments of Term Loans, Revolving Credit Loans, Extended Revolving Credit Loans, Refinancing Revolving Credit Loans and Incremental Revolving Loans and (Y) all prepayments or repayments in respect of any revolving credit facility, unless accompanied by a permanent reduction of the related commitments),
(iv)    an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,
(v)     increases in Consolidated Working Capital for such period,
(vi)    cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities or long-term assets of the Borrower and its Restricted Subsidiaries other than Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and to the extent financed with Internally Generated Cash,
(vii)    without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Investments and acquisitions made in cash during such period to the extent that such Investments and acquisitions were financed with Internally Generated Cash,
(viii)    the amount of Restricted Payments permitted hereunder (excluding Restricted Payments made pursuant to Section 7.06(1)(A) made using clause (b) of the Cumulative Credit) to the extent such Restricted Payments were financed with Internally Generated Cash,
(ix)    to the extent payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and to the extent financed with Internally Generated Cash, cash payments made in respect of earn-outs and deferred purchase price obligations,
(x)    the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, in each case to the extent financed with Internally Generated Cash,
(xi)    without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower and its Restricted Subsidiaries pursuant to binding contracts or executed letters of intent (the “Contract Consideration”) entered into prior to or during such period (or, at the option of the Borrower, entered into after such period but prior to the date of the applicable Excess Cash Flow payment) relating to Permitted Acquisitions, Investments or Capital Expenditures to be consummated or made, plus any restructuring cash expenses, pension payments or tax contingency payments then due and payable that have been added to Excess Cash Flow pursuant to clause (a)(ii) above required to be made, in each case during the four consecutive fiscal quarters of the Borrower following the end of such period; provided that to the extent the aggregate amount of Internally Generated Cash actually utilized to finance such acquisitions, Investments or Capital Expenditures during such period is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow for the next fiscal year,
(xii)    the amount of cash taxes (including penalties and interest or tax reserves) paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(xiii)    cash expenditures in respect of Swap Contracts during such period to the extent not deducted in arriving at such Consolidated Net Income,
(xiv)    any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset,
(xv)    reimbursable or insured expenses incurred during such fiscal year to the extent that such reimbursement has not yet been received and to the extent not deducted in arriving at such Consolidated Net Income, and
(xvi)    cash expenditures for costs and expenses in connection with acquisitions or Investments, dispositions, the issuance of equity interests or Indebtedness, refinancing transactions or amendment or modification of any debt instrument to the extent not deducted in arriving at such Consolidated Net Income.
Notwithstanding anything in the definition of any term used in the definition of “Excess Cash Flow” to the contrary, all components of Excess Cash Flow shall be computed for the Borrower and its Restricted Subsidiaries on a consolidated basis.
“Excess Cash Flow Period” means each fiscal year of the Borrower commencing with and including the fiscal year ending December 31, 2022.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Assets” means (i) any fee owned real property (other than Material Real Properties) and any leasehold rights and interests in real property (including landlord waivers, estoppels and collateral access letters), (ii) motor vehicles, airplanes and other assets subject to certificates of title to the extent perfection of the security interest in such assets cannot be accomplished by the filing of a UCC financing statement (or equivalent), (iii) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangements, in each case to the extent permitted under the Loan Documents, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement, purchase money, capital lease or a similar arrangement or create a right of termination in favor of any other party thereto (other than Holdings or any Subsidiary), in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, but excluding the proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable law notwithstanding such prohibition; provided that the limitations on pledges or security interests in this clause (iii) shall (a) not apply to the extent any such limitation is contained in any agreement that relates to Credit Agreement Refinancing Indebtedness and (b) only apply to the extent that such limitation is otherwise permitted under Section 7.09, (iv) any lease, license, permit, property or agreement to the extent that a grant of a security interest therein is prohibited by applicable Law (including restrictions in respect of margin stock and financial assistance, fraudulent conveyance, preference, thin capitalization or other similar laws or regulations), or any governmental licenses or state or local franchises, charters and authorizations, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Law notwithstanding such prohibition, or requires governmental or third party consents required pursuant to applicable Law that have not been obtained (after the exercise of commercially reasonable efforts to obtain such consent), (v) margin stock, and to the extent not permitted by the terms of such Person’s organizational or joint venture documents, Equity

Interests in any Person other than wholly-owned Subsidiaries, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, but excluding the proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable law notwithstanding such prohibition, (vi) any property or assets to the extent that the creation or perfection of pledges of, or security interests in, such property or assets would reasonably be expected to result in material adverse tax consequences to the Borrower or any of its Subsidiaries or any of their direct or indirect equityholders (as a result of such holding), as reasonably determined by the Borrower in consultation with the Administrative Agent, (vii) any property subject to a Lien permitted by Section 7.01(u), (w) or (aa) (to the extent relating to a Lien originally incurred pursuant to Section 7.01(u) or (w)) to the extent that the granting of a security interest in such property would be prohibited under the terms of the Indebtedness secured thereby after giving effect to the applicable anti-assignment provisions of the UCC, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition or restriction, (viii) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of, or void, such intent-to-use trademark application, or any registration that may issue therefrom, under applicable federal law, (ix) particular assets if and for so long as, if reasonably agreed by the Administrative Agent and the Borrower in writing, the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance, surveys, abstracts or appraisals in respect of such assets are excessive in relation to the practical benefits to be obtained by the Lenders therefrom, (x) Equity Interests and assets of captive insurance subsidiaries, (xi) assets of (but not Equity Interests in) Unrestricted Subsidiaries, (xii) assets owned by Excluded Subsidiaries, (xiii) Equity Interests in excess of 65% of the voting Equity Interests of each Restricted Subsidiary that is (A) a wholly owned Material Foreign Subsidiary that is a CFC and that is directly owned by Borrower or by any Subsidiary Guarantor or (B) FSHCO, (xiv) Equity Interests of other Excluded Subsidiaries and (xv) letter-of-credit rights and commercial tort claims, in each case, except to the extent a security interest therein can be perfected by the filing of a Uniform Commercial Code financing statement), (xvi) to the extent used exclusively to hold funds in trust for the benefit of third parties, (A) payroll, healthcare and other employee wage and benefit accounts, (B) tax accounts, including, without limitation, sales tax accounts, (C) escrow, defeasance and redemption accounts and (D) fiduciary or trust accounts and, in the case of clauses (A) through (D), the funds or other property held in or maintained in any such account; provided, however, that Excluded Assets shall not include any Proceeds, substitutions or replacements of any Excluded Assets referred to in clauses (i) through (xvi) (unless such Proceeds, substitutions or replacements would independently constitute Excluded Assets referred to in clauses (i) through (xvi)).
“Excluded Information” has the meaning set forth in Section 2.05(a)(v)(F).
“Excluded Subsidiary” means (a) any Subsidiary that is not a direct or indirect Domestic Subsidiary of the Borrower, (b) any Subsidiary that is prohibited or restricted by applicable Law (including financial assistance, fraudulent conveyance, preference, capitalization or other similar laws and regulations) or by Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) or on the date any Subsidiary ceases to be a wholly-owned Subsidiary so long as such Disposition or joint venture is in accordance with this Agreement, from guaranteeing the Obligations or if guaranteeing the Obligations would require governmental

(including regulatory) consent, approval, license or authorization, unless such consent, approval, license or authorization has been received, or for which the provision of a Guarantee could reasonably be expected to result in material adverse tax consequences to the Borrower or one of its subsidiaries as reasonably determined by the Borrower in good faith, (c) any other Subsidiary with respect to which, in the reasonable judgment of the Borrower and the Administrative Agent, the burden or cost of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (d) any not-for-profit Subsidiaries or captive insurance Subsidiaries, (e) any Unrestricted Subsidiaries, (f) any special purpose securitization vehicle (or similar entity), (g) any direct or indirect Domestic Subsidiary of a direct or indirect non-Domestic Subsidiary of the Borrower that is a CFC (and any direct or indirect Domestic Subsidiary of the Borrower that is a FSHCO), (h) [reserved], (i) captive insurance Subsidiaries, (j) any Subsidiary that is not a Material Subsidiary and (k) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition or other Investment that has assumed with secured Indebtedness permitted under Section 7.03(g)(i) and not incurred in contemplation of such Permitted Acquisition or other Investment and any Restricted Subsidiary thereof that guarantees such Indebtedness, in each case to the extent such secured Indebtedness prohibits such Subsidiary from becoming a Guarantor (so long as such prohibition is not incurred in contemplation of such Permitted Acquisition or other Investment).
“Excluded Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (a “Swap Obligation”), if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such related Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).
“Existing Credit Facility” means that certain Credit Agreement dated as of December 21, 2017 (as amended and restated by that certain First Amendment, dated as of June 22, 2018, as amended by that certain Second Amendment, dated as of April 23, 2019, as amended by that certain Third Amendment, dated as of December 9, 2019, as amended by that certain Fourth Amendment, dated as of November 17, 2020, as amended by that certain Fifth Amendment, dated as of December 7, 2020 and as further amended, restated, amended and restated supplemented or otherwise modified from time to time prior to the Closing Date).
“Existing Letter of Credit” means (a) each letter of credit previously issued (or deemed issued) for the account of the Borrower or a Subsidiary under the Existing Credit Facility that is outstanding on the Closing Date and is listed on Schedule 1.01C and (b) the Irrevocable Standby

Letter of Credit Number 68168430 dated August 30, 2019 issued by Bank of America, N.A. in favor of Centers for Medicare and Medicaid Services.
“Existing Revolver Tranche” has the meaning set forth in Section 2.16(b).
“Existing Term Loan Tranche” has the meaning set forth in Section 2.16(a).
“Existing UBS Letters of Credit” has the meaning set forth in the definition of “L/C Issuer”.
“Extendable Bridge Loans” means any bridge loan which provides for an automatic extension of the maturity thereof, subject to customary conditions, to a date that is not earlier than the Latest Maturity Date of the Term Facility and the Weighted Average Life to Maturity of the long-term debt in to which such bridge loan is to be converted or exchanges is not shorter than the remaining Weighted Average Life to Maturity of the existing Initial Term Loans.
“Extended Revolving Credit Commitments” has the meaning set forth in Section 2.16(b).
“Extending Revolving Credit Lender” has the meaning set forth in Section 2.16(c).
“Extended Revolving Credit Loans” means one or more Classes of Revolving Credit Loans that result from an Extension Amendment.
“Extended Term Loans” has the meaning set forth in Section 2.16(a).
“Extending Term Lender” has the meaning set forth in Section 2.16(c).
“Extension” means the establishment of an Extension Series by amending a Loan pursuant to the terms of Section 2.16 and the applicable Extension Amendment.
“Extension Amendment” has the meaning set forth in Section 2.16(d).
“Extension Election” has the meaning set forth in Section 2.16(c).
“Extension Request” means any Term Loan Extension Request or a Revolver Extension Request, as the case may be.
“Extension Series” means any Term Loan Extension Series or a Revolver Extension Series, as the case may be.
“Facility” means the Revolving Credit Facility, a given Extension Series of Extended Revolving Credit Commitments, a given Refinancing Series of Refinancing Revolving Credit Loans, the Term Facility, a given Extension Series of Extended Term Loans, a given Class of Incremental Term Loans or a given Refinancing Series of Refinancing Term Loans, as the context may require.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date hereof (or any amended or successor version that is substantively comparable), any current or future Treasury regulations or other official interpretations thereof, any agreements entered into pursuant to

Section 1471(b)(1) of the Code as of the date hereof (or any amended or successor version described above) and any agreements or arrangements between the United States or the United States Treasury Department and a foreign government or one or more agencies thereof to implement the foregoing.
“FCPA” has the meaning set forth in Section 5.17(c).
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent; provided that the Federal Funds Rate shall not be less than 0.00% per annum.
“Fee Letter” means the Agency Fee Letter, dated as of June 22, 2021, among the Borrower and the Administrative Agent.
“Financial Covenant Event of Default” has the meaning set forth in Section 8.02(e).
“Financial Covenant Standstill” has the meaning set forth in Section 8.01(b).
“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.
“Fixed Amounts” has the meaning set forth in Section 1.12(c).
“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Foreign Casualty Event” has the meaning set forth in Section 2.05(b)(vi).
“Foreign Disposition” has the meaning set forth in Section 2.05(b)(vi).
“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Borrower which is not a Domestic Subsidiary.
“Foreign Subsidiary Excess Cash Flow” has the meaning set forth in Section 2.05(b)(v).
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuers, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.
“FSHCO” means any wholly owned Material Domestic Subsidiary that is directly owned by the Borrower or by any Subsidiary Guarantor and that has no material assets other than Equity Interests and, if applicable, Indebtedness of one or more Subsidiaries that are CFCs.
“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that, subject to Section 1.03, if the Borrower notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including through conforming changes made consistent with IFRS) on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through conforming changes made consistent with IFRS), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).
“Granting Lender” has the meaning set forth in Section 10.07(h).
“Guarantee” means, as to any Person, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guaranteed Obligations” has the meaning set forth in Section 11.01.
“Guarantors” has the meaning set forth in the definition of “Collateral and Guarantee Requirement” and shall include Holdings and each Restricted Subsidiary that shall have become a Guarantor pursuant to Section 6.11. For the avoidance of doubt, the Borrower in its sole discretion may cause any Restricted Subsidiary that is not a Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute a joinder to this Agreement in form and substance reasonably satisfactory to the Administrative Agent, and any such Restricted Subsidiary shall be a Guarantor, Loan Party and Subsidiary Guarantor hereunder for all purposes.
“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.
“Hazardous Materials” means all materials, substances or wastes, all pollutants or contaminants, in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and toxic mold that are regulated pursuant to, or which could give rise to liability under, applicable Environmental Law.
“Hedge Bank” means any Person that is a Lender, Agent or an Arranger, or an Affiliate of any of the foregoing, at the time it enters into a Secured Hedge Agreement or a Treasury Services Agreement (notwithstanding that such Hedge Bank may cease to be a Lender, an Agent, an Arranger or an Affiliate of any of the foregoing after entering into a Secured Hedge Agreement or a Treasury Services Agreement), as applicable, in its capacity as a party thereto and that has been specifically designated a “Hedge Bank” with respect to such Secured Hedge Agreement or Treasury Services Agreement, as applicable, in a writing from the Borrower to the Administrative Agent, and (other than a Person already party hereto as a Lender, Agent or Arranger) that delivers to the Administrative Agent a letter agreement reasonably satisfactory to it (i) appointing the Administrative Agent as its agent under the applicable Loan Documents and (ii) agreeing to be bound by Sections 10.05, 10.15 and 10.16 and Article IX as if it were a Lender.
“Holdings” has the meaning set forth in the introductory paragraph to this Agreement.
“Honor Date” has the meaning set forth in Section 2.03(c)(i).
“Identified Participating Lenders” has the meaning set forth in Section 2.05(a)(v)(C)(3).
“Identified Qualifying Lenders” has the meaning set forth in Section 2.05(a)(v)(D)(3).
“IFRS” means international accounting standards as promulgated by the International Accounting Standards Board.
“Incremental Amendment” has the meaning set forth in Section 2.14(f).
“Incremental Commitments” has the meaning set forth in Section 2.14(a).

“Incremental Equivalent Debt” has the meaning set forth in Section 7.03(z).
“Incremental Facility” means the Incremental Term Loans and the Incremental Revolving Loan Commitments.
“Incremental Facility Closing Date” has the meaning set forth in Section 2.14(d).
“Incremental Lenders” has the meaning set forth in Section 2.14(c).
“Incremental Loan” has the meaning set forth in Section 2.14(b).
“Incremental Request” has the meaning set forth in Section 2.14(a).
“Incremental Revolving Credit Lender” has the meaning set forth in Section 2.14(c).
“Incremental Revolving Loan” has the meaning set forth in Section 2.14(b).
“Incremental Revolving Loan Commitments” has the meaning set forth in Section 2.14(a).
“Incremental Term Commitments” has the meaning set forth in Section 2.14(a).
“Incremental Term Lender” has the meaning set forth in Section 2.14(c).
“Incremental Term Loan” has the meaning set forth in Section 2.14(b).
“Incurrence Based Amounts” has the meaning set forth in Section 1.12(c).
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services;
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    all Attributable Indebtedness;

(g)    all obligations of such Person in respect of Disqualified Equity Interests if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; and
(h)    to the extent not otherwise included above, all Guarantees of such Person in respect of Indebtedness described in clauses (a) through (g) in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Net Debt, (B) in the case of Holdings and its Restricted Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business (other than, with respect to Indebtedness of Holdings and its Restricted Subsidiaries, intercompany Indebtedness owing by Holdings or any Restricted Subsidiary to any Unrestricted Subsidiary) and (C) exclude (i) trade accounts and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation, deferred purchase price obligation, seller note, contingent post-closing purchase price adjustments or indemnification payments in connection with any Permitted Acquisition or permitted Investment, any acquisition consummated prior to the Closing Date or any permitted Disposition, unless such obligation is not paid within five Business Days after becoming due and payable, (iii) accruals for payroll and other liabilities accrued in the ordinary course of business, (iv) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller and (v) Non-Financing Lease Obligations. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.
“Indemnified Liabilities” has the meaning set forth in Section 10.05.
“Indemnified Taxes” means, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of a Loan Party hereunder or under any other Loan Document, all Taxes imposed on or with respect to payments under the Loan Documents other than (i) any Taxes imposed on or measured by its net income, however denominated, franchise (and similar) Taxes imposed in lieu of net income Taxes, and branch profits (or similar) Taxes, in each case imposed by a jurisdiction as a result of such recipient being organized in or having its principal office or applicable lending office in such jurisdiction, or as a result of any present or former connection between such Lender or Agent and such jurisdiction other than any connections arising solely from executing, delivering, being a party to, performing its obligations under, receiving payments under, receiving or perfecting a security interest under, or enforcing, any Loan Document, or selling or assigning an interest in any Loan or Loan Document (ii) any Taxes attributable to the failure of such Agent or Lender to deliver the documentation required to be delivered pursuant to Section 3.01(d), (iii) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 3.07(a)), any U.S. withholding Tax that is in effect and would apply to amounts payable hereunder under the law applicable at such time the Lender becomes a party to this Agreement or acquires an applicable interest in the Loan, or designates a new Lending Office, except to the extent such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower or any Guarantor with respect to such withholding Tax pursuant to Section 3.01, and (iv) any U.S. federal withholding Taxes imposed under FATCA.
“Indemnitees” has the meaning set forth in Section 10.05.
“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.
“Information” has the meaning set forth in Section 10.08.
“Initial Term Commitment” means, as to each Term Lender, its obligation to make an Initial Term Loan to the Borrower pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01A under the caption “Initial Term Commitment” or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The aggregate amount of the Initial Term Commitments is, as of the Closing Date, $350,000,000.
“Initial Term Loans” means the term loans made by the Lenders on the Closing Date to the Borrower pursuant to Section 2.01(a).
“Inside Maturity Debt” means, with respect to any Incremental Term Loans, Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness, Permitted Refinancing, Indebtedness permitted pursuant to Section 7.03(g)(ii) or Indebtedness permitted pursuant to Section 7.03(v), an amount of such Indebtedness having an aggregate principal amount outstanding at any time not exceeding the greater of $76 million and 50% of Consolidated EBITDA as of the last day of the most recently ended Test Period.
“Intellectual Property Security Agreement” has the meaning set forth in the Security Agreement.
“Intercompany Note” means a promissory note substantially in the form of Exhibit G.
“Intercreditor Agreement” shall mean any intercreditor agreement executed in connection with any transaction requiring such agreement to be executed pursuant to the terms hereof, among the Administrative Agent, the Borrower, the Guarantors and one or more Senior Representatives of Indebtedness incurred under Section 2.14 or Section 7.03 or any other party, as the case may be, on such terms that are reasonably satisfactory to the Administrative Agent and the Borrower, as amended, restated, supplemented or otherwise modified (or replaced in connection with a Refinancing Amendment or incurrence of Indebtedness under Section 7.03) from time to time with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).

“Interest Coverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated EBITDA as of the last day of such Test Period to (b) Consolidated Interest Expense as of the last day of such Test Period.
“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates, (b) as to any Base Rate Loan (including any Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made and (c) to the extent necessary to create a “fungible” Class of Term Loans, any Business Day that any additional Term Loans are incurred or part of such Class.
“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, three or six months thereafter or, to the extent agreed by each Lender of such Eurocurrency Rate Loan, 12 months or periods shorter than one month, as selected by the Borrower in its Committed Loan Notice; provided that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;
(c)    no Interest Period shall extend beyond the applicable Maturity Date; and
(d)    the Interest Period with respect to Eurocurrency Rate Loans disbursed on the Closing Date shall end on September 30, 2021.
“Internally Generated Cash” means, with respect to any Person, funds of such Person and its Subsidiaries not constituting (x) proceeds of the issuance of (or contributions in respect of) Equity Interests of such Person, (y) proceeds of the incurrence of Indebtedness by such Person or any of its Subsidiaries (other than under any revolving credit facility or line of credit) or (z) proceeds of Dispositions and Casualty Events.
“Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the rate as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “Screen Rate”) for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the

Interest Period, in each case, as of approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of Holdings, the Borrower and its Restricted Subsidiaries, intercompany loans, advances or Indebtedness (in each case owing to Holdings ,the Borrower or a Restricted Subsidiary) having a term not exceeding 364 days inclusive of any roll over or extension of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of (i) all or substantially all of the property and assets or business of another Person or (ii) assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment.
“IP Rights” means trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how, database rights, design rights and other intellectual property rights.
“ISDA CDS Definitions” has the meaning set forth in Section 10.01.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.
“Junior Financing” has the meaning set forth in Section 7.13(a).
“Junior Financing Documentation” means any documentation governing any Junior Financing.
“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share or other applicable share provided for under this Agreement.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means each of (a) Barclays Bank PLC and Bank of America, N.A., (b) solely with respect to the Existing Letters of Credit issued by UBS that are outstanding on the Closing Date (the “Existing UBS Letters of Credit”), UBS (it being understood and agreed that, notwithstanding anything to the contrary herein, UBS shall not be not obligated to issue any new Letters of Credit, to increase the amount of any Existing UBS Letter of Credit or to extend the expiry date of any Existing UBS Letter of Credit beyond its current termination date) and (c) any other Lender that becomes an L/C Issuer in accordance with Section 2.03(k) or 10.07(j), in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
“L/C Issuer Pro Rata Share” means (a) initially, with respect to the L/C Issuers specifically identified in clause (a) of the definition of “L/C Issuer”, as of the Closing Date, (i) 50% with respect to Barclays Bank PLC and (ii) 50% with respect to Bank of America, N.A. (in each case, with the amounts set forth in Schedule 1.01(D)) and (b) after the addition of any other L/C Issuer as referenced in clause (c) of the definition of “L/C Issuer”, the percentage agreed to between such additional L/C Issuer and the Borrower (with the L/C Issuer Pro Rata Share of each pre-existing L/C Issuer as elected by the Borrower in consultation with each such pre-existing L/C Issuer).
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.10. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Extended Revolving Credit Commitments, Refinancing Revolving Credit Commitments, Extended Term Loans, Incremental Term Loans, Refinancing Term Loans, Replacement Term Loans and Refinancing Term Commitments, in each case as extended in accordance with this Agreement from time to time.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, legally binding guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the legally binding interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, legally binding requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
“LCT Election” has the meaning set forth in Section 1.08.
“LCT Test Date” has the meaning set forth in Section 1.08.

“Lender” has the meaning set forth in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer and the Swing Line Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”
“Lending Office” means, as to any Lender, such office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“Letter of Credit” means any standby letter of credit issued hereunder and any Existing Letter of Credit.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.
“Letter of Credit Expiration Date” means the day that is five Business Days prior to the scheduled Maturity Date then in effect for the applicable Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $30,000,000 and (b) the aggregate amount of the Revolving Credit Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.
“Lien” means any mortgage, pledge, hypothecation, collateral assignment, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing). For the avoidance of doubt, “Lien” shall not be deemed to include any license or other contractual obligation relating to any IP Rights to the extent permitted under Section 7.01.
“Limited Condition Transaction” means (i) any Permitted Acquisition or Investment by the Borrower or one or more of its Restricted Subsidiaries whose consummation is not conditioned upon the availability of, or on obtaining, third party financing or any asset sale, (ii) any repayment, repurchase or refinancing of Indebtedness with respect to which an irrevocable notice of repayment (or similar irrevocable notice) is required to be delivered or (iii) any dividends or distributions on, or redemptions of equity interests permitted to be issued pursuant to this Agreement requiring irrevocable notice in advance thereof.
“Loan” means an extension of credit under Article II by a Lender to the Borrower in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan (including any Initial Term Loans, any Incremental Term Loans and any extensions of credit under any Revolving Commitment Increase, any Extended Term Loans and any extensions of credit under any Extended Revolving Credit Commitment, any Refinancing Term Loans and any extensions of credit under any Refinancing Revolving Credit Commitment and any Replacement Term Loans).
“Loan Documents” means, collectively, (i) this Agreement (including the schedules hereto), (ii) the Notes, (iii) the Collateral Documents, (iv) any Refinancing Amendment, Incremental Amendment or Extension Amendment, (v) each Letter of Credit Application and (vi) any amendment or joinder to this Agreement.
“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Management Investors” means the officers, directors, employees and other members of the management of the Borrower (or any parent company thereof, including the Public Parent) and its subsidiaries who are investors in the Borrower or any direct or indirect parent thereof (including the Public Parent).
“Margin Stock” shall have the meaning assigned to such term in Regulation U of the Board, or any successor thereto.
“Market Capitalization” shall mean an amount equal to (i) the total number of issued and outstanding shares of common Equity Interests of the Public Parent on the date of declaration of the relevant Restricted Payment multiplied by (ii) the arithmetic mean of the closing price per share of such common Equity Interests on the New York Stock Exchange (or, if the primary listing of such common Equity Interests are on another exchange, on such other exchange) for the 30 consecutive trading days immediately preceding the date of declaration of such dividend.
“Master Agreement” shall have the meaning set forth in the definition of “Swap Contract.”
“Material Adverse Effect” means a circumstance or condition that would or could reasonably be expected to materially and adversely affect (i) the business, operations or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the ability of the Borrower and the Guarantors (taken as a whole) to perform their payment obligations under the Loan Documents or (iii) the material rights and remedies, taken as a whole, of the Administrative Agent and the Lenders under the applicable Loan Documents.
“Material Domestic Subsidiary” means, at any date of determination, (a) each Domestic Subsidiary of the Borrower that is a direct or indirect parent of the Borrower and (b) each of the Borrower’s Domestic Subsidiaries that are Restricted Subsidiaries (i) whose total assets at the last day of the most recent Test Period were equal to or greater than 5% of Total Assets (excluding assets of Excluded Subsidiaries) at such date or (ii) whose gross revenues for such Test Period were equal to or greater than 5% of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries for such period (excluding revenues of Excluded Subsidiaries), in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Domestic Subsidiaries that are Restricted Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth in clauses (a) or (b) comprise in the aggregate (together with all other Restricted Subsidiaries that are not Guarantors) more than 10% of Total Assets (excluding assets of Excluded Subsidiaries) as of the end of the most recently ended fiscal quarter of the Borrower and its Restricted Subsidiaries for which financial statements have been delivered pursuant to Section 6.01 or more than (together with all other Restricted Subsidiaries that are not Guarantors) 10% of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries for such Test Period (excluding revenue of Excluded Subsidiaries), then the Borrower shall, not later than 45 days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), (A) designate in writing to the Administrative Agent one or more of such Domestic Subsidiaries as “Material Domestic Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (B) comply with the provisions of Section 6.11 applicable to such Subsidiary. As of the Closing Date, all Material Domestic Subsidiaries of the Borrower are set forth on Schedule 1.01E.
“Material Foreign Subsidiary” means, at any date of determination, each of the Borrower’s Foreign Subsidiaries (a) whose total assets at the last day of the most recent Test Period were equal to or greater than 5% of Total Assets (excluding assets of Excluded Subsidiaries) at such date or (b) whose gross revenues for such Test Period were equal to or greater than 5% of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries for such period (excluding revenues of Excluded Subsidiaries), in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Foreign Subsidiaries not meeting the thresholds set forth in clauses (a) or (b) comprise in the aggregate (together with all other Restricted Subsidiaries that are not Guarantors) more than 10% of Total Assets (excluding assets of Excluded Subsidiaries) as of the end of the most recently ended fiscal quarter of the Borrower and its Restricted Subsidiaries for which financial statements have been delivered pursuant to Section 6.01 or more than (together with all other Restricted Subsidiaries that are not Guarantors) 10% of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries for such Test Period (excluding revenues of Excluded Subsidiaries), then the Borrower shall, not later than 45 days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), (i) designate in writing to the Administrative Agent one or more of such Foreign Subsidiaries as “Material Foreign Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of the definition of “Collateral and Guarantee Requirement.”
“Material Non-Public Information” means information which is (a) not publicly available and (b) material with respect to Holdings and its Subsidiaries or their respective securities for purposes of United States federal and state securities laws.
“Material Real Property” means any fee-owned real property located in the United States that is owned by any Loan Party and that has a fair market value in excess of $10,000,000 (at the Closing Date or, with respect to fee-owned real property acquired after the Closing Date, at the time of acquisition, in each case, as reasonably estimated by the Borrower in good faith).
“Material Subsidiary” means any Material Domestic Subsidiary or any Material Foreign Subsidiary.
“Maturity Date” means (i) with respect to the Initial Term Loans, the seventh anniversary of the Closing Date, (ii) with respect to the Revolving Credit Facility, the fifth anniversary of the Closing Date, (iii) with respect to any tranche of Extended Term Loans or Extended Revolving Credit Commitments, the final maturity date as specified in the applicable Extension Amendment, (iv) with respect to any Incremental Term Loans, the final maturity date as specified in the applicable Incremental Amendment, (v) with respect to any Refinancing Term Loans or Refinancing Revolving Credit Commitments, the final maturity date as specified in the applicable Refinancing Amendment, and (vi) with respect to any Replacement Term Loans, the final maturity date as specified in the applicable agreement; provided that, in each case, if such day is not a Business Day, the Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Rate” has the meaning set forth in Section 10.10.
“MFN Adjustment” has the meaning set forth in Section 2.14(e)(iii).
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgage Policies” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”
“Mortgaged Properties” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”
“Mortgages” means collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Administrative Agent on behalf of the Secured Parties creating and evidencing a Lien on a Mortgaged Property in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, and any other mortgages executed and delivered pursuant to Sections 6.11 and 6.13, in each case, as the same may from time to time be amended, restated, supplemented or otherwise modified.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Loan Party, any Restricted Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.
“Net Proceeds” means:
(a)    100% of the cash proceeds actually received by the Borrower or any of its Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but in each case only as and when received) from any Disposition or Casualty Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees and expenses actually incurred in connection therewith, (ii) the principal amount of any Indebtedness that is secured by a Lien (other than a Lien that is pari passu or subordinated to the Liens securing the Obligations) on the asset subject to such Disposition or Casualty Event and that is required to be repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), together with any applicable premium, penalty, interest and breakage costs, (iii) in the case of any Disposition or Casualty Event by a non-wholly-owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly-owned Restricted Subsidiary as a result thereof, (iv) Taxes and tax distributions permitted by Section 7.06(h)(iii) and Section 7.06(h)(vii) paid or reasonably estimated to be payable or, without duplication, permitted to be paid as a result thereof, (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Restricted Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations

(however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction) and (vi) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that to the extent that any amounts are released from such escrow to the Borrower or a Restricted Subsidiary, such amounts net of any related expenses shall constitute Net Proceeds); provided that, subject to the restrictions set forth in Section 7.05(j), if the Borrower or its Restricted Subsidiaries use (or contractually commit to use) any portion of such proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower or its Restricted Subsidiaries or to make Permitted Acquisitions or any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired), in each case within 540 days of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 540 days of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 540 day period but within such 540 day period are contractually committed to be used, then upon the termination of such contract or if such Net Proceeds are not so used within the later of such 540 day period and 180 days from the entry into such contractual commitment, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso); provided, further, that no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless the aggregate amount of such net proceeds shall exceed $15,000,000 in any fiscal year (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds under this clause (a)), and
(b)    100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any of the Restricted Subsidiaries of any Indebtedness, net of all taxes paid or reasonable estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.
“Net Short Lender” has the meaning set forth in Section 10.01.
“New Revolving Credit Commitment” has the meaning set forth in Section 2.14(a).
“Non-Consenting Lender” has the meaning set forth in Section 3.07(d).
“Non-Debt Fund Affiliate” means any Affiliate of Holdings, but excluding (a) Holdings and its Subsidiaries, (b) any Debt Fund Affiliate and (c) any natural person.
“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.
“Non-Extension Notice Date” has the meaning set forth in Section 2.03(b)(iii).
“Non-Financing Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For all purposes of this Agreement, an operating lease (including any lease that would not have been a Capitalized Lease under GAAP as of December 31, 2018) shall be considered a Non-Financing Lease Obligation.

“Note” means a Term Note or a Revolving Credit Note, as the context may require.
“Notice of Intent to Cure” has the meaning set forth in Section 8.04(a).
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Restricted Subsidiaries arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Restricted Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Restricted Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit fees, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender may elect to pay or advance on behalf of such Loan Party in accordance with the terms of the Loan Documents.
“OFAC” has the meaning set forth in Section 5.17(b).
“Offered Amount” has the meaning set forth in Section 2.05(a)(v)(D)(1).
“Offered Discount” has the meaning set forth in Section 2.05(a)(v)(D)(1).
“OID” means original issue discount.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Applicable Indebtedness” has the meaning set forth in Section 2.05(b)(ii).
“Other Taxes” has the meaning set forth in Section 3.01(b).
“Outstanding Amount” means (a) with respect to the Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the outstanding amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
“Overnight Rate” means, for any day, the greater of the Federal Funds Rate and an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
“Participant” has the meaning set forth in Section 10.07(e).
“Participant Register” has the meaning set forth in Section 10.07(e).
“Participating Lender” has the meaning set forth in Section 2.05(a)(v)(C)(2).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Perfection Certificate” means a certificate substantially in the form of Exhibit II to the Security Agreement or any other form reasonably approved by the Administrative Agent, as the same shall be supplemented from time to time.
“Permitted Acquisition” has the meaning set forth in Section 7.02(i).
“Permitted First Priority Refinancing Debt” means any secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower or any other Loan Party in the form of one or more series of senior secured notes or loans; provided that such Indebtedness otherwise meets the requirements contained in the proviso to the definition of “Credit Agreement Refinancing Indebtedness.”
“Permitted Holders” means each of (i) the Sponsor; (ii) the Management Investors; (iii) any Permitted Transferee of any of the foregoing Persons; and (iv) any “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) including any of the foregoing Persons; provided that, any combination of such foregoing Persons referred to in clauses (i), (ii) and (iii) shall directly or indirectly hold a majority of the aggregate voting interests in the Equity Interests of the Borrower.
“Permitted Junior Priority Refinancing Debt” means secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower or any other Loan Party in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (i) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, (ii) such Indebtedness otherwise constitutes Credit Agreement Refinancing Indebtedness and (iii) such Indebtedness meets the Permitted Other Debt Conditions. Permitted Junior Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
“Permitted Liens” has the meaning set forth in Section 7.01.
“Permitted Other Debt Conditions” means that such applicable Indebtedness (except in the case of Extendable Bridge Loans or Inside Maturity Debt) does not mature or have scheduled amortization payments of principal or other payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except (x) customary asset sale, initial public offering or change of control or similar event provisions that provide for the prior repayment in full of the Loans and all other Obligations or (y) AHYDO payments), in each case prior to the Latest Maturity Date at the time such Indebtedness is incurred.
“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, restructuring, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, restructured, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest, fees and penalties and premium thereon plus other amounts owing or paid related to such Indebtedness, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal, restructuring, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to Extendable Bridge Loans, Inside Maturity Debt or a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), at the time thereof, no Event of Default shall have occurred and be continuing and (d) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms (i) at least as favorable (taken as a whole) (as reasonably determined by Holdings) to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, and such modification, refinancing, refunding, renewal, replacement or extension is incurred by one or more Persons who is an obligor of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended or (ii) otherwise reasonably acceptable to the Administrative Agent.
“Permitted Reorganization” means reorganizations and other activities related to tax planning and reorganization, so long as, after giving effect thereto, the security interest of the Administrative Agent in the Collateral, taken as a whole, is not materially impaired or reduced (in each case as determined by the Borrower in good faith).
“Permitted Repricing Amendment” has the meaning set forth in Section 10.01.

“Permitted Transferee” means, in the case of any Management Investor, (a) his or her or its executor, administrator, testamentary trustee, legatee or beneficiaries, (b) his or her spouse, parents, siblings, members of his or her immediate family (including adopted children and step children) and/or direct lineal descendants or (c) a trust, the beneficiaries of which, or a corporation or partnership, the equity holders or partners of which, include only such Management Investor and his or her spouse, parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants.
“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness (including any unsecured Registered Equivalent Notes) incurred by the Borrower or any Loan Party in the form of one or more series of senior unsecured notes or loans; provided that such Indebtedness (a) constitutes Credit Agreement Refinancing Indebtedness and (b) meets the Permitted Other Debt Conditions.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or maintained by any Loan Party or any Restricted Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Platform” has the meaning set forth in Section 6.01.
“Pledged Debt” has the meaning set forth in the Security Agreement.
“Pledged Equity” has the meaning set forth in the Security Agreement.
“Prime Rate” means the rate of interest most recently published in the Money Rates section of The Wall Street Journal from time to time as the “U.S. Prime Rate”, or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Board (as reasonably determined by the Administrative Agent). Any change in such prime rate shall take effect at the opening of business on the day specified in the public announcement of such change.
“Pro Forma Balance Sheet” has the meaning set forth in Section 5.05(b).
“Pro Forma Basis” and “Pro Forma Effect” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.09.
“Pro Forma Compliance” means, with respect to the covenant in Section 7.11, compliance on a Pro Forma Basis with such covenant in accordance with Section 1.09.
“Pro Rata Share” means, with respect to each Lender, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Term Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities and, if applicable and without duplication, Term Loans under the applicable Facility or Facilities at such time; provided that, in the case of the Revolving Credit Facility, if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.
“Proceeding” has the meaning set forth in Section 10.05.
“Proceeds” has the meaning set forth in the Security Agreement.
“Professional Corporation” means a professional corporation, professional association, professional organization, limited liability company, professional limited liability company or other legal entity owned by one or more licensed physicians for which the Borrower or any of its Restricted Subsidiaries performs management, administrative and/or business services pursuant to an Administrative Services Agreement. As of the Closing Date, all Professional Corporations are set forth on Schedule 1.01F.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning set forth in Section 6.01.
“Public Parent” means Signify Health, Inc., a Delaware corporation and an indirect parent company of Holdings.
“QFC” has the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning set forth in Section 10.22.
“Qualified ECP Guarantor” means, in respect of any Swap Obligations, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.
“Qualifying Lender” has the meaning set forth in Section 2.05(a)(v)(D)(3).
“Quarterly Financial Statements” means, collectively, (i) the unaudited condensed consolidated balance sheet of the Public Parent as of March 31, 2021 and (ii) the unaudited condensed consolidated statements of operations, stockholders’ / members’ equity and cash flows of the Public Parent for the fiscal quarter ended March 31, 2021.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.
“Refinanced Debt” has the meaning set forth in the definition of “Credit Agreement Refinancing Indebtedness.”
“Refinanced Term Loans” has the meaning set forth in Section 10.01.
“Refinancing” means the prepayment in full of all amounts borrowed under the Existing Credit Facility, the termination of all commitments thereunder and the termination and/or release of all security interests and guaranties in connection therewith.
“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of the Refinancing Term Loans, Refinancing Revolving Credit Commitments or Refinancing Revolving Credit Loans incurred pursuant thereto, in accordance with Section 2.15.
“Refinancing Revolving Credit Commitments” means one or more Classes of Revolving Credit Commitments hereunder that result from a Refinancing Amendment.
“Refinancing Revolving Credit Loans” means one or more Classes of Revolving Credit Loans that result from a Refinancing Amendment.
“Refinancing Series” means all Refinancing Term Loans and Refinancing Term Commitments or Refinancing Revolving Credit Loans and Refinancing Revolving Credit Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans or Refinancing Term Commitments, Refinancing Revolving Credit Loans or Refinancing Revolving Credit Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same effective yield (other than, for this purpose, any OID or upfront fees), if applicable and amortization schedule.
“Refinancing Term Commitments” means one or more term loan commitments hereunder that fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.
“Refinancing Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.
“Register” has the meaning set forth in Section 10.07(d).
“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.
“Regulated Bank” means (x) an Approved Commercial Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction, (y) any Affiliate of a Person set forth in clause (x) above to the extent that (1) all of the Equity Interests of such Affiliate is directly or indirectly owned by either (I) such Person set forth in clause (x) above or (II) a parent entity that also owns, directly or indirectly, all of the Equity Interests of such Person set forth in clause (x) and (2) such Affiliate is a securities broker or dealer registered with the SEC under Section 15 of the Exchange Act, or (z) any Lender that is specifically designated in writing as a “Regulated Bank” by the Borrower to the Administrative Agent and such Lender.
“Rejection Notice” has the meaning set forth in Section 2.05(b)(viii).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Materials into, onto, under or through the Environment or any facility or property.
“Replacement Term Loans” has the meaning set forth in Section 10.01.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the otherwise applicable notice period has been waived by regulation or otherwise by the PBGC.
“Repricing Event” shall mean, other than in connection with a material Disposition, Change of Control, a Transformative Transaction or a dividend recapitalization, (i) any substantially concurrent prepayment or repayment of Initial Term Loans in whole or in part with the proceeds of, or any conversion of any Initial Term Loans into, any new or replacement tranche of broadly syndicated Dollar denominated long-term term “B” loans secured on a pari passu basis with the Initial Term Loans that bear interest with an applicable margin less than the Applicable Rate applicable to the Initial Term Loans or (ii) any amendment to this Agreement that, directly or indirectly, reduces the Applicable Rate applicable to the Initial Term Loans; provided that the primary purpose (as determined by the Borrower in good faith) of such prepayment, repayment, refinancing, replacement or amendment was to reduce the applicable margin of the Initial Term Loans.
“Request for Credit Extension” means (a) with respect to a Borrowing, continuation or conversion of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments and unused Refinancing Revolving Credit Commitments; provided that the unused Term Commitments, Revolving Credit Commitments and Refinancing Revolving Credit Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that, to the same extent set forth in Section 10.07(m) with respect to the determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Lenders.
“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders having more than 50% of the sum of (a) the Outstanding Amount of all Revolving Credit Loans and L/C Obligations (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments and unused Refinancing Revolving Credit Commitments; provided that the Revolving Credit Commitments and Refinancing Revolving Credit Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, chief administrative officer, secretary or assistant secretary, treasurer or assistant treasurer, controller or other similar officer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to a Restricted Subsidiary’s equity holders, partners or members (or the equivalent Persons thereof).
“Restricted Subsidiary” means any Subsidiary (including the Borrower) of Holdings other than an Unrestricted Subsidiary.
“Retained Excess Cash Flow” means the aggregate amount of Excess Cash Flow that is not required to be applied to prepay Term Loans pursuant to Section 2.05(b)(i).

“Returns” means, with respect to any Investment, any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from a Disposition or otherwise) and other amounts received or realized in respect of such Investment.
“Revolver Extension Request” has the meaning set forth in Section 2.16(b).
“Revolver Extension Series” has the meaning set forth in Section 2.16(b).
“Revolving Commitment Increase” has the meaning set forth in Section 2.14(a).
“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period, made by each of the Revolving Credit Lenders.
“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower, (b) purchase participations in L/C Obligations in respect of Letters of Credit and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01A under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Sections 2.14 and 10.07(b)). The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $185,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with this Agreement.
“Revolving Credit Exposure” means, as to each Revolving Credit Lender, the sum of the amount of the Outstanding Amount of such Revolving Credit Lender’s Revolving Credit Loans, its Pro Rata Share or other applicable share provided for under this Agreement of the amount of the L/C Obligations at such time and its Pro Rata Share or other applicable share provided for under this Agreement of the Swing Line Obligations at such time.
“Revolving Credit Facility” means the Revolving Credit Commitments, including any Revolving Commitment Increase, each Extension Series of Extended Revolving Credit Commitments, each Refinancing Series of Refinancing Revolving Credit Commitments and the Credit Extensions made thereunder.
“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time or, if the Revolving Credit Commitments have terminated, Revolving Credit Exposure.
“Revolving Credit Loans” has the meaning set forth in Section 2.01(b).
“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender to the Borrower.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc.

“Same Day Funds” means immediately available funds.
“Screen Rate” has the meaning set forth in the definition of “Interpolated Rate.”
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between the Borrower or any Restricted Subsidiary and any Hedge Bank, to the extent designated by the Borrower as a “Secured Hedge Agreement” in writing to the Administrative Agent. The designation of any Secured Hedge Agreement shall not create in favor of such Hedge Bank any rights in connection with the management or release of Collateral or of the obligations of any Guarantor under the Loan Documents.
“Secured Obligations” means, collectively, the Obligations, the Cash Management Obligations and all obligations owing to the Secured Parties by Holdings, the Borrower or any Restricted Subsidiary under any Secured Hedge Agreement (but excluding in any event Excluded Swap Obligations).
“Secured Parties” means, collectively, the Administrative Agent, the Lenders (including in their capacities as Swing Line Lender and L/C Issuers), the Hedge Banks and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.
“Securities Act” means the Securities Act of 1933, as amended.
“Security Agreement” means the Security Agreement, dated as of the Closing Date, by and among the Administrative Agent and the Loan Parties.
“Security Agreement Supplement” has the meaning set forth in the Security Agreement.
“Senior Representative” means, with respect to any series of Permitted First Priority Refinancing Debt or Permitted Junior Priority Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.
“Solicited Discount Proration” has the meaning set forth in Section 2.05(a)(v)(D)(3).
“Solicited Discounted Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(D)(1).
“Solicited Discounted Prepayment Notice” means a written notice of the Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.05(a)(v)(D) substantially in the form of Exhibit E-4.
“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit E-5, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning set forth in Section 2.05(a)(v)(D)(1).
“Solvent” and “Solvency” mean, with respect to any Person or Persons on any date of determination, that on such date such Person or Persons (a) have property with fair value greater than the total amount of their debts and liabilities, contingent (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), subordinated or otherwise, (b) have assets with present fair saleable value not less than the amount that will be required to pay their liability on their debts as they become absolute and matured, (c) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (d) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute an unreasonably small capital.
“SPC” has the meaning set forth in Section 10.07(h).
“Specified Asset Sale Proceeds” means the aggregate amount of Net Proceeds of any Disposition or Casualty Event that are not required to be applied to prepay Term Loans pursuant to Section 2.05(b)(ii).
“Specified Discount” has the meaning set forth in Section 2.05(a)(v)(B)(1).
“Specified Discount Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(B)(1).
“Specified Discount Prepayment Notice” means a written notice of a Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.05(a)(v)(B) substantially in the form of Exhibit E-6.
“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit E-7, to a Specified Discount Prepayment Notice.
“Specified Discount Prepayment Response Date” has the meaning set forth in Section 2.05(a)(v)(B)(1).
“Specified Discount Proration” has the meaning set forth in Section 2.05(a)(v)(B)(3).
“Specified Junior Financing Obligations” means any obligations in respect of any Junior Financing in respect of which any Loan Party is an obligor in a principal amount in excess of the Threshold Amount.
“Specified Transaction” means any Investment that results in a Person becoming a Restricted Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of, or all or substantially all of the Equity Interests of, another Person or any Disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise, or any incurrence, prepayment, redemption, repurchase, defeasance, acquisition, extinguishment, retirement or repayment of any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit), any Restricted Payment, any Incremental Revolving Loan Commitment, any Incurrence of Incremental Revolving Loans, any incurrence of Incremental Term Loans, any creation of Extended Term Loans or Extended Revolving Credit Commitments, solely for the purposes of determining the applicable cash balance, any contribution of capital, including as a result of an offering of Equity Interests, to the Borrower, or any other event that by the terms of this Agreement requires pro forma compliance with a test or covenant hereunder or requires a test or covenant to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”.
“Sponsor” means New Mountain Partners IV, L.P. and any of its Affiliates, and funds or partnerships managed or advised by any of them or any of their respective Affiliates but not including, however, any portfolio company of any of the foregoing.
“Starter Basket” means the sum of (1) the greater of (x) $152,000,000 and (y) 100% of Consolidated EBITDA as of the last day of the most recently ended Test Period plus (2) any unused amounts under Section 7.03(m).
“Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurocurrency Rate Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Administrative Agent or any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Submitted Amount” has the meaning set forth in Section 2.05(a)(v)(C)(1).
“Submitted Discount” has the meaning set forth in Section 2.05(a)(v)(C)(1).
“Subsequent Transaction” has the meaning set forth in Section 1.08.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency that has not yet happened) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned or (iii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings. The term “Subsidiary” and “Restricted Subsidiary” shall not include any Professional Corporation; provided, however, that (x) nothing in this Agreement or any other Loan Document shall limit or otherwise affect the treatment of Professional Corporations (including with respect to consolidation) for financial reporting purposes under and in accordance with GAAP and (y) if and to the extent that any Professional Corporations are required (or elected by the Borrower) to be consolidated with the Borrower and its Subsidiaries for financial reporting purposes under and in accordance with GAAP, then for purposes of (1) any financial reporting requirement hereunder (including, without limitation, under Section 6.01) and (2) any calculation hereunder of Consolidated EBITDA or Consolidated Net Income, in each case, such Professional Corporations (as applicable) shall be included in such financial reporting and/or calculations (as applicable) notwithstanding anything to the contrary herein.
“Subsidiary Guarantor” means any Guarantor other than Holdings and the Borrower.
“Successor Company” has the meaning set forth in Section 7.04(d).
“Supported QFC” has the meaning set forth in Section 10.22.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligation” has the meaning set forth in the definition of “Excluded Swap Obligation.”
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
“Swing Line Lender” means Barclays Bank PLC, in its capacity as a provider of Swing Line Loans, or any successor swing line lender hereunder.
“Swing Line Loan” has the meaning set forth in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit A-2 or such other form as approved by the Administrative Agent.
“Swing Line Obligations” means, as at any date of determination, the aggregate principal amount of all Swing Line Loans outstanding.
“Swing Line Sublimit” means an amount equal to the lesser of (a) $20,000,000 and (b) the aggregate principal amount of the Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.
“Target Person” has the meaning set forth in Section 7.02.
“Tax Group” has the meaning set forth in Section 7.06(h)(vii).
“Taxes” means all present or future taxes, duties, levies, imposts, assessments or withholdings imposed by any Governmental Authority including interest, penalties and additions to tax.
“Term Borrowing” means a borrowing consisting of Term Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period, made by each of the Term Lenders pursuant to Section 2.01(a), or under any Incremental Amendment, Extension Amendment or Refinancing Amendment.
“Term Commitment” means, as to each Term Lender, its obligation to make a Term Loan to the Borrower hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Term Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Term Lender pursuant to an Assignment and Assumption, (ii) an Incremental Amendment, (iii) a Refinancing Amendment, (iv) an Extension Amendment or (v) the incurrence of Replacement Term Loans. The initial amount of each Term Lender’s Commitment is set forth on Schedule 1.01A under the caption “Initial Term Commitment” or, otherwise, in the Assignment and Assumption, Incremental Amendment, Extension Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed its Commitment, as the case may be.
“Term Facility” means (a) prior to the Closing Date, the Initial Term Commitments and (b) thereafter, each Class of Term Loans and/or Term Commitments.
“Term Lender” means, at any time, any Lender that has (a) an Initial Term Commitment, Incremental Term Commitment or Refinancing Term Commitment or (b) a Term Loan at such time.
“Term Loan” means any Initial Term Loan, Extended Term Loan, Incremental Term Loan, Refinancing Term Loan or Replacement Term Loan, as the context may require.
“Term Loan Extension Request” has the meaning set forth in Section 2.16(a).
“Term Loan Extension Series” has the meaning set forth in Section 2.16(a).

“Term Loan Increase” has the meaning set forth in Section 2.14(a).
“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.
“Test Period” means, for any date of determination under this Agreement, the four consecutive fiscal quarters of the Borrower most recently ended as of such date of determination for which financial statements have been delivered or, at the Borrower’s election, are internally available.
“Threshold Amount” means the greater of (x) $30,000,000 and (y) 20% of Consolidated EBITDA as of the last day of the most recently ended Test Period.
“Total Assets” means the total assets of the Borrower and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Borrower delivered pursuant to Section 6.01(a) or (b) or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01(a) or (b), the Pro Forma Balance Sheet.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
“TRA” has the meaning set forth in Section 7.06(h)(ix).
“Transaction Expenses” means any fees or expenses incurred or paid by the Sponsor (excluding at all times Taxes), Holdings, the Borrower or any of their respective Subsidiaries in connection with the Transactions (including (x) expenses in connection with hedging transactions and (y) transaction bonuses and the associated employer portion of payroll taxes), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.
“Transactions” means (a) the execution and delivery of the Loan Documents to be entered into on the Closing Date and the funding of the Loans on the Closing Date, (b) the consummation of the Refinancing and (c) the payment of fees and expenses incurred in connection therewith.
“Transferred Guarantor” has the meaning set forth in Section 11.09.
“Transformative Transaction” shall mean any acquisition, investment or disposition or any transaction by the Borrower or any Restricted Subsidiary that is either (a) not permitted by the terms of this Agreement immediately prior to the consummation of such transaction or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such transaction, would not provide the Borrower and its Restricted Subsidiaries with a durable capital structure following such consummation, as determined by the Borrower acting in good faith.
“Treasury Services Agreement” means any agreement between the Borrower or any Restricted Subsidiary and any Hedge Bank relating to treasury, depository, credit card, debit card and cash management services or automated clearinghouse transfer of funds or any similar services.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.
“UBS” means UBS AG, Stanford Branch.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“U.S. Special Resolution Regimes” has the meaning set forth in Section 10.22.
“Unfunded Participations” means, with respect to an L/C Issuer, the aggregate amount, if any, of participations in respect of any outstanding L/C Borrowing that shall not have been funded by the Revolving Credit Lenders in accordance with Section 2.03(c).
“Uniform Commercial Code” or “UCC” means (i) the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or (ii) the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it applies to any item or items of Collateral. References in this Agreement and the other Loan Documents to specific sections of the Uniform Commercial Code are based on the Uniform Commercial Code as in effect in the State of New York on the date hereof. In the event such Uniform Commercial Code is amended or another Uniform Commercial Code described in clause (ii) is applicable, such section reference shall be deemed to be references to the comparable section in such amended or other Uniform Commercial Code.
“United States” and “U.S.” mean the United States of America.
“United States Tax Compliance Certificate” has the meaning set forth in Section 3.01(d)(ii)(C).
“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).
“Unrestricted Cash Amount” means, as of any date of determination, the amount of (a) unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries whether or not held in an account pledged to the Administrative Agent and (b) cash and Cash Equivalents restricted in favor of the Secured Parties (which may also include cash and Cash Equivalents securing other Indebtedness secured by a Lien on the Collateral on a pari passu basis with the Facilities). Notwithstanding the foregoing, for all purposes under this Agreement other than determining compliance with Section 7.11 and calculating the Applicable Rate, the Unrestricted Cash Amount shall not exceed the greater of $76,000,000 and 50% of Consolidated EBITDA as of the last day of the most recently ended Test Period (the “Cash Netting Cap”) until such time as the Unrestricted Cash Amount (without giving effect to the Cash Netting Cap) is less than the then-current Cash Netting Cap (after which time the Cash Netting Cap shall no longer apply).

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the Closing Date.
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of such determination will be disregarded.
“wholly-owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
a.Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
1.The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
2.The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
3.Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
4.The term “including” is by way of example and not limitation.

5.The word “or” is not exclusive.
6.The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
7.In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”
8.Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
9.For purposes of determining compliance with any Section of Article VII at any time, in the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Disposition, Restricted Payment, Affiliate transaction, Contractual Obligation or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions permitted pursuant to any clause of such Sections, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time. For purposes of determining compliance with the incurrence of any Credit Agreement Refinancing Indebtedness or Permitted Refinancing that restricts the amount of such Indebtedness relative to the amount of Refinanced Debt, the Borrower and its Restricted Subsidiaries may incur an incremental principal amount of Credit Agreement Refinancing Indebtedness or Permitted Refinancing Indebtedness to the extent that the excess portion of the Credit Agreement Refinancing Indebtedness or Permitted Refinancing Indebtedness would otherwise be permitted to be incurred in accordance with this Agreement (provided that the incurrence of such additional amount shall be deemed to be the utilization of the applicable provision of this Agreement).
10.All references to “knowledge” of any Loan Party or a Restricted Subsidiary means the actual knowledge of a Responsible Officer.
11.The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
12.All references to any Person shall be constructed to include such Person’s successors and assigns (subject to any restriction on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.
b.Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to Statement of Financial Accounting Standards 141R or ASC 805 (or any other financial accounting standard having a similar result or effect) or any election under Financial Accounting Standards Codification No. 825—Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of Holdings, the Borrower or any Subsidiary at “fair value” as defined therein.
c.Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).
d.References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, refinancings, restatements, renewals, restructurings, extensions, supplements and other modifications thereto, but only to the extent that such amendments, refinancings, restatements, renewals, restructurings, extensions, supplements and other modifications are not prohibited by the Loan Documents; and references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
e.Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
f.Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.
g.Limited Condition Transactions. Notwithstanding anything to the contrary herein, in connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of:
13.determining compliance with any provision of this Agreement (other than pursuant to Section 7.11) which requires the calculation of any financial ratio or test, including the Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio, Consolidated Total Net Leverage Ratio and Interest Coverage Ratio (and, for the avoidance of doubt, the financial ratios set forth in Sections 2.14(d), 7.03(g)and 7.03(v));
14.testing availability under baskets set forth in this Agreement;
15.determining compliance with any provision of this Agreement that requires that no Default or Event of Default has occurred, is continuing or would result therefrom; or
16.making or determining the accuracy of any representations and warranties;
in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (or, in respect of any transaction described in clauses (ii) or (iii) of the definition of a Limited Condition Transaction, the date of delivery of irrevocable notice, declaration of dividend or similar event (and not at the time of consummation of such Limited Condition Transaction)) (the “LCT Test Date”), and if, after giving effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) on a Pro Forma Basis as if they had occurred at the beginning of the most recent Test Period for which financial statements were (or were required to be) delivered pursuant to Section 6.01(a) or (b) ending prior to the LCT Test Date (for income statement purposes) or at the end of such most recent Test Period (for balance sheet purposes), the Borrower would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test, basket, default provision, representation or warranty, then such ratio, test, basket, default provision, representation or warranty shall be deemed to have been complied with; provided that, notwithstanding the LCT Election made under the foregoing sentence, the Borrower may elect (in its discretion) to re-determine one or more of clauses (a) through (d) above at the time of consummation of such Limited Condition Transaction; provided, further that if financial statements for one or more subsequent Test Periods shall have become available, the Borrower may elect, in its sole discretion, to re-determine availability under any such ratio, test, basket or default provision on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such ratio, test, basket or default provision. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, tests, baskets, default provisions, representations or warranties for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, test, basket, default provision, representation or warranty or otherwise, including due to fluctuations in Consolidated EBITDA or Total Assets of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests, ratios, default provisions, representations or warranties will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of or compliance with any ratio, test, basket availability, default provision, representation or warranty with respect to the incurrence of Indebtedness or Liens, the making of Restricted Payments, the making of any Permitted Acquisition, Permitted Investment, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary (a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or irrevocable notice, declaration of dividend or similar event for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test, basket, default provision, representation or warranty shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated; provided, that with respect to any such Subsequent Transaction that is a Restricted Payment, any such ratio or basket shall also be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated.
h.Pro Forma Calculations.

17.Notwithstanding anything to the contrary herein (but subject to Sections 1.08 and 1.12), financial ratios and tests, including Consolidated EBITDA and Consolidated Net Income (in each case, other than for purposes of the calculation of Excess Cash Flow), Consolidated Total Net Leverage Ratio, Consolidated Secured Net Leverage Ratio, Consolidated First Lien Net Leverage Ratio and Interest Coverage Ratio shall be calculated on a pro forma basis in the manner prescribed by this Section 1.09. Whenever a financial ratio or test is to be calculated on a pro forma basis, the reference to the “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which financial statements have been delivered or are delivered concurrently therewith or, at the Borrower’s election, are internally available and prior to the initial date upon which the financial statements and certificates required by Section 6.01(a) or 6.01(b), as the case may be, and Section 6.02(a) are required to be delivered, compliance shall be calculated on a pro forma basis as of the period of four consecutive fiscal quarters ending March 31, 2021.
18.For purposes of calculating any financial ratio or test, Specified Transactions that have been made during the applicable Test Period and subsequent to such Test Period and prior to or substantially concurrently with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (or, in the case of the determination of Total Assets and Consolidated EBITDA, as applicable, the last day). If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.09, then such financial ratio or test (or the calculation of Total Assets) shall be calculated to give pro forma effect thereto in accordance with this Section 1.09; provided that with respect to any pro forma calculations to be made in connection with any acquisition or investment in respect of which financial statements for the relevant target are not available for the same Test Period for which internal financial statements of the Borrower are available, the Borrower shall determine such pro forma calculations on the basis of the available financial statements (even if for differing periods) or such other basis as determined on a commercially reasonable basis by the Borrower.
19.Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and include, for the avoidance of doubt, the amount of “run-rate” cost savings, revenue enhancements, operating expense reductions, operating initiatives, operating changes and enhancements and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken, committed to be taken or expected to be taken (calculated on a pro forma basis as though such cost savings, revenue enhancements, operating expense reductions, operating initiatives, operating changes and enhancements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, operating initiatives, operating changes and enhancements and synergies were realized during the entirety of such period) and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent Test Period in which the effects thereof are expected to be realized relating to such Specified Transaction; provided that such amounts are reasonably identifiable and based on assumptions believed by the Borrower in good faith to be reasonable at the time made, such actions are taken, committed to be taken or expected to be taken (in the good faith determination of the Borrower) no later than 24 months after the date of such Specified Transaction, and no amounts shall be added pursuant to this Section 1.09(c) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA, whether through a pro forma adjustment or otherwise, with respect to such period;
20.Any provision requiring Pro Forma Compliance with Section 7.11 shall be made assuming that compliance with the Consolidated First Lien Net Leverage Ratio pursuant to such Section is required with respect to the most recent Test Period prior to such time.
21.Notwithstanding anything to the contrary in this Section 1.09, when calculating the Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio or Consolidated Total Net Leverage Ratio for purposes of (i) the definition of “Applicable Rate” and (ii) the definition of “Applicable ECF Percentage,” the events described in this Section 1.09 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.
22.Subject to Section 1.09(e), in the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of any financial ratio or test (other than the Interest Coverage Ratio) subsequent to the end of the applicable Test Period and prior to or substantially concurrently with the event for which the calculation of any such ratio or test is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness as if the same had occurred on the last day of the applicable Test Period (in each case, other than with respect to Indebtedness under the Revolving Credit Facility (x) incurred for working capital purposes (for the avoidance of doubt, the proceeds thereof shall be disregarded in calculating the Unrestricted Cash Amount) or (y) repaid, to the extent repaid with Internally Generated Cash (unless such Indebtedness has been permanently repaid and not replaced)). In the case of the Interest Coverage Ratio, in the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculation of the Interest Coverage Ratio during the applicable Test Period or subsequent to the end of the applicable Test Period and prior to or substantially concurrently with the event for which the calculation of any such ratio or test is made, then the Interest Coverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness as if the same had occurred on the first day of the applicable Test Period (in each case, other than with respect to Indebtedness under the Revolving Credit Facility (x) incurred for working capital purposes or (y) repaid, to the extent repaid with Internally Generated Cash (unless such Indebtedness has been permanently repaid and not replaced)).
23.If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Interest Coverage Ratio is made had been the applicable rate for the entire period (taking into account any interest hedging arrangements applicable to such Indebtedness); provided that, in the case of repayment of any Indebtedness, to the extent actual interest related thereto was included during all or any portion of the applicable Test Period, the actual interest may be used for the applicable portion of such Test Period. Interest on a Capitalized Lease shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such Capitalized Lease in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a London interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or Restricted Subsidiary may designate.
i.Letters of Credit. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the undrawn face amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
j.Certifications. All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.
k.Certain Determinations.
24.For purposes of determining compliance with any of the covenants set forth in Article VI or Article VII (or the ability to incur any Incremental Commitment) at any time (whether at the time of incurrence or thereafter), any Lien, Investment, Indebtedness, Disposition, Restricted Payment or Affiliate transaction meets the criteria of one, or more than one, of the clauses of the provision permitting such Lien, Investment, Indebtedness, Restricted Payment or Affiliate transaction (each of the foregoing, a “Reclassifiable Item”), as the case may be, the Borrower shall in its sole discretion determine under which clause such Lien (other than Liens with respect to the Initial Term Loans), Investment, Indebtedness (other than Indebtedness consisting of the Initial Term Loans), Disposition, Restricted Payment or Affiliate transaction (or, in each case, any portion there), as the case may be, is permitted and shall be permitted, in its sole discretion, to make any redetermination and/or to divide, classify or reclassify under which clause or clause such Lien, Investment, Indebtedness, Disposition, Restricted Payment or Affiliate transaction, as the case may be, is permitted from time to time as it may determine and without notice to the Administrative Agent or any Lender; provided that, upon delivery of any financial statements pursuant to Section 6.01(a) or (b) following the initial incurrence or making of any such Reclassifiable Item, if such Reclassifiable Item could, based on such financial statements, have been incurred or made in reliance on any “ratio-based” basket or exception, such Reclassifiable Item shall automatically be reclassified as having been incurred or made under such “ratio-based” basket or exception.
25.For the avoidance of doubt, if the applicable date for meeting any requirement hereunder or under any other Loan Document falls on a day that is not a Business Day, compliance with such requirement shall not be required until noon on the first Business Day following such applicable date.

26.Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, any Consolidated Total Net Leverage Ratio, Consolidated Secured Net Leverage Ratio, Consolidated First Lien Net Leverage Ratio and/or Interest Coverage Ratio) (any such amounts, the “Fixed Amounts”, including, for the avoidance of doubt, any grower component based on Consolidated EBITDA) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence.
l.Alternate Currencies.
27.The Borrower may from time to time request that any Revolving Credit Loan be made and/or Letters of Credit be issued in a currency other than Dollars; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Revolving Credit Loans, such request shall be subject to the approval of the Revolving Credit Lenders of the applicable Class that will provide such Revolving Credit Loans and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the applicable L/C Issuers, in each case as set forth in Section 10.01.
28.Any such request shall be made to the Administrative Agent not later than 11:00 a.m., ten Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the relevant L/C Issuers, in its or their sole discretion). In the case of any such request pertaining to Revolving Credit Loans, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the relevant L/C Issuers thereof. Each applicable Revolving Credit Lender (in the case of any such request pertaining to Revolving Credit Loans)or each relevant L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Credit Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.
29.Any failure by any Revolving Credit Lender or the relevant L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding paragraph shall be deemed to be a refusal by such Revolving Credit Lender or L/C Issuer, as the case may be, to permit Revolving Credit Loans to be made or Letters of Credit to be issued, as applicable, in such requested currency. If the Administrative Agent and all the applicable Revolving Credit Lenders that would be obligated to make Credit Extensions denominated in such requested currency consent to making Revolving Credit Loans or issuing Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower, and such currency shall thereupon be deemed for all purposes to be an alternate currency with respect to Revolving Credit Loans and/or Letters of Credit (as applicable), and the Borrower and the Revolving Credit Lenders shall amend this Agreement and the other Loan Documents as necessary to accommodate such Borrowings and/or Letters of Credit (as applicable), in accordance with Section 10.01. If the Administrative Agent fails to obtain the requisite consent to any request for an additional currency under this Section 1.13, the Administrative Agent shall promptly so notify the Borrower. Notwithstanding anything to the contrary herein, if the Eurocurrency Rate and/or the Base Rate is not applicable or available with respect to any Revolving Credit Loan denominated in any alternate currency, the components of the interest rate applicable to such Revolving Credit Loan shall be separately agreed by the Borrower and the Administrative Agent in accordance with Section 10.01.
m.Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) (a “Division”): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
n.Interest Rates; LIBOR Notification. The interest rate on Eurocurrency Rate Loans is determined by reference to the Eurocurrency Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurocurrency Rate Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 10.23, such Section 10.23 provides a mechanism for determining the Benchmark Replacement. The Administrative Agent will notify the Borrower, pursuant to Section 10.23, in advance of any change to the reference rate upon which the interest rate on Eurocurrency Rate Loans is based. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, Section 10.23 provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 10.23, of any change to the reference rate upon which the interest rate on Eurocurrency Rate Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurocurrency Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 10.23, whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 10.23), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the Eurocurrency Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

o.Cashless Roll. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.
ARTICLE II.
The Commitments and Credit Extensions
p.The Loans.
30.Term Borrowings. Subject to the terms and conditions expressly set forth herein, each Term Lender with an Initial Term Commitment severally agrees to make to the Borrower on the Closing Date a Term Borrowing denominated in Dollars in an aggregate amount not to exceed at any time outstanding the amount of such Term Lender’s Initial Term Commitment. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be re-borrowed. Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.
31.Revolving Credit Borrowings. Subject to the terms and conditions expressly set forth herein, on the Closing Date or thereafter each Revolving Credit Lender severally agrees to make Revolving Credit Loans denominated in Dollars to the Borrower pursuant to Section 2.02 (each such loan, together with any loans made pursuant to an Extended Revolving Credit Commitment, Incremental Revolving Loans and Refinancing Revolving Credit Loans, a “Revolving Credit Loan”) from time to time, on any Business Day during the period from the Closing Date until the Maturity Date, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all Swing Line Loans, shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and re-borrow under this Section 2.01(b) in each case without premium or penalty (subject to Section 3.05). Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.
q.Borrowings, Conversions and Continuations of Loans.
32.Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s notice to the Administrative Agent, which may be given by email. Each such notice must be received by the Administrative Agent not later than, 1:00 p.m. Eastern time three Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans, and 10:00 a.m. Eastern time on the requested date of any Borrowing of Base Rate Loans; provided that the notice referred to in clause (1) above may be delivered no later than one Business Day prior to the Closing Date in the case of the initial Credit Extensions. Each email notice by the Borrower pursuant to this Section 2.02(a) must include a written

Committed Loan Notice (and will not be effective until so confirmed), appropriately completed and signed by a Responsible Officer of the Borrower. Except as otherwise provided in Section 2.14, each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a minimum principal amount of $1,000,000, or a whole multiple of $500,000, in excess thereof. Except as provided herein, each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) wire instructions of the account(s) to which funds are to be disbursed (it being understood, for the avoidance of doubt, that the amount to be disbursed to any particular account may be less than the minimum or multiple limitations set forth above so long as the aggregate amount to be disbursed to all such accounts pursuant to such Borrowing meets such minimums and multiples). If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fail to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
33.Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share or other applicable share provided for under this Agreement of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 12:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. The Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided by the Borrower to (and reasonably acceptable to) the Administrative Agent; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second to the payment in full of any such Swing Line Loans and third, to the Borrower as provided above.
34.Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the occurrence and continuation of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurocurrency Rate Loans.

35.The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Barclays Bank PLC’s prime rate used in determining the Base Rate promptly following the announcement of such change.
36.After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than eight Interest Periods in effect (or such greater amount as may be agreed by the Administrative Agent in its sole discretion).
37.The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.
38.Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share or other applicable share provided for under this Agreement available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agree to repay to the Administrative Agent promptly after written demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and in the case of such Lender, the Overnight Rate plus any administrative, processing or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(g) shall be conclusive in the absence of manifest error. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
r.Letters of Credit.
39.The Letter of Credit Commitment. Subject to the terms and conditions expressly set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other

Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit at sight denominated in Dollars for the account of the Borrower (provided that any Letter of Credit may be for the benefit of any Subsidiary of the Borrower) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Revolving Credit Exposure of any Revolving Credit Lender would exceed such Lender’s Revolving Credit Commitment, (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit or (z) the Outstanding Amount of the L/C Obligations in respect of Letters of Credit issued by such L/C Issuer would exceed such L/C Issuer’s L/C Issuer Pro Rata Share of the Letter of Credit Sublimit; provided, that if the Borrower determines that, in connection with any actual or anticipated L/C Credit Extension, less than the full amount of the Letter of Credit Sublimit would be available to the Borrower as a result of the application of this clause (z), then the L/C Issuer Pro Rata Share of each L/C Issuer shall be reallocated as elected by the Borrower in consultation with each L/C Issuer and with the consent of any such L/C Issuer which has its L/C Issuer Pro Rata Share increased as a result of such reallocation (and the Borrower and the L/C Issuers agree to take such actions as among themselves to accommodate any such reallocation); provided, further, that notwithstanding anything to the contrary contained herein, no Issuing Bank shall have any obligation to issue trade or commercial letters of credit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired, terminated or that have been drawn upon and reimbursed. Notwithstanding anything to the contrary herein, on the Closing Date, the Existing Letters of Credit shall be deemed to be Letters of Credit issued under this Agreement.
iii.The Borrower may, at its sole discretion, request Letters of Credit from any L/C Issuer up to such L/C Issuer’s L/C Issuer Pro Rata Share of the Letter of Credit Sublimit (subject to reallocation as described in Section 2.03(a)(i)).
iv.An L/C Issuer shall be under no obligation to issue any Letter of Credit if:
a.any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any material restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any material unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

b.subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than 12 months after the date of issuance or last renewal unless (1) each Appropriate Lender has approved of such expiration date or (2) the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or backstopped in a manner reasonably satisfactory to such L/C Issuer (it being understood that, notwithstanding the foregoing, the Irrevocable Standby Letter of Credit Number 68168430 dated August 30, 2019 issued by Bank of America, N.A. in favor of Centers for Medicare and Medicaid Services may expire no later than January 1, 2026);
c.the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless such Letter of Credit has been Cash Collateralized or backstopped in a manner reasonably satisfactory to such L/C Issuer;
d.the issuance of such Letter of Credit would violate any policies of such L/C Issuer applicable to letters of credit generally; and
e.any Revolving Credit Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its reasonable discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure as it may elect in its reasonable discretion.
v.An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
40.Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 1:00 p.m., at least three Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (g) such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.
vi.Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent in writing that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or its applicable Subsidiary) or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement times the stated amount of such Letter of Credit.
vii.If the Borrower so requests in any applicable Letter of Credit Application with respect to any standby Letter of Credit, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant L/C Issuer to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit and in no event extending beyond the Letter of Credit Expiration Date unless Cash Collateralized or backstopped in a manner reasonably acceptable to the Administrative Agent and the applicable L/C Issuer) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12-month period to be mutually agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the relevant L/C Issuer shall not permit any such extension if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.03(a)(iii) or otherwise), or (B) it has received written notice on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied or waived.
viii.Promptly after issuance of any Letter of Credit or any amendment to a Letter of Credit, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

41.Drawings and Reimbursements; Funding of Participations. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Borrower and the Administrative Agent thereof. Not later than 1:00 p.m., on the first Business Day immediately following any payment by an L/C Issuer under a Letter of Credit with written notice to the Borrower (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing in Dollars; provided that if such reimbursement is not made on the date of drawing, the Borrower shall pay interest to the relevant L/C Issuer on such amount at the rate applicable to Base Rate Loans (without duplication of interest payable on L/C Borrowings). The applicable L/C Issuer shall notify the Borrower in writing of the amount of the drawing promptly following the determination or revaluation thereof. If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share or other applicable share provided for under this Agreement thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Appropriate Lenders and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) shall be given in writing.
ix.Each Appropriate Lender (including any Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer in Dollars at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share or other applicable share provided for under this Agreement of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Appropriate Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.
x.With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on written demand (together with interest) and shall bear interest at the Default Rate. In such event, each Appropriate Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
xi.Until each Appropriate Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata

Share or other applicable share provided for under this Agreement of such amount shall be solely for the account of the relevant L/C Issuer.
xii.Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrower or any other Person for any reason whatsoever; the occurrence or continuance of a Default, or any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.
xiii.If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.
42.Repayment of Participations. If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share or other applicable share provided for under this Agreement thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the amount received by the Administrative Agent.
xiv.If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Appropriate Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share or other applicable share provided for under this Agreement thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.
43.Obligations Absolute. The obligation of the Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
xv.any lack of validity or enforceability of such Letter of Credit, this Agreement or any other agreement or instrument relating thereto;
xvi.the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
xvii.any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
xviii.any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
xix.any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit; or
xx.any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party (other than payment in cash or performance in full); provided that the foregoing in clauses (i) through (vi) shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such L/C Issuer’s (or its Related Parties’) gross negligence, bad faith or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

44.Role of L/C Issuers. Each Lender and the Borrower agrees that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders or the Required Revolving Lenders, as applicable; any action taken or omitted in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction; or the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s (or its Related Parties’) willful misconduct, bad faith or gross negligence or such L/C Issuer’s (or its Related Parties’) willful misconduct, bad faith or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
45.Cash Collateral. If, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, if any Event of Default occurs and is continuing and the Administrative Agent or the Required Revolving Lenders, as applicable, require the Borrower to Cash Collateralize the L/C Obligations pursuant to Section 8.02 or if an Event of Default set forth under Section 8.01(f) occurs and is continuing, the Borrower shall Cash Collateralize all of its L/C Obligations in an amount equal to 103% of the Outstanding Amount of such L/C Obligations determined as of such date, and shall do so not later than 2:00 p.m. on (x) in the case of the immediately preceding clauses (i) through (iii), the next Business Day following the Business Day that the Borrower receives written notice thereof, and (y) in the case of the immediately preceding clause (iii), the Business Day on which an Event of Default set forth under Section 8.01(f) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. At any time that there shall exist a Defaulting Lender, promptly upon the written request of the Administrative Agent or the applicable L/C Issuer, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (solely after giving effect to Section 2.17(a)(iv) and any

Cash Collateral provided by the Defaulting Lender). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Appropriate Lenders, as collateral for the L/C Obligations, cash, Cash Equivalents (if reasonably acceptable to the Administrative Agent and the applicable L/C Issuer) or deposit account balances (in each case, “Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Appropriate Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Credit Lenders of the applicable Facility, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at the Administrative Agent and may be invested in readily available Cash Equivalents (for the benefit of the Borrower). If at any time the Administrative Agent determines that any funds held as Cash Collateral are expressly subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or nonconsensual liens permitted under Section 7.01 or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, promptly following written demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at the Administrative Agent as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower. To the extent any Event of Default giving rise to the requirement to Cash Collateralize any Letter of Credit pursuant to this Section 2.03(g) is cured or otherwise waived by the Required Lenders, then so long as no other Event of Default has occurred and is continuing, all Cash Collateral pledged to Cash Collateralize such Letter of Credit shall be promptly refunded to the applicable depositor of Cash Collateral. If at any time the Administrative Agent reasonably determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided or Liens described above, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly following written demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. In addition, the Administrative Agent may request at any time and from time to time after the initial deposit of Cash Collateral that additional Cash Collateral be provided by the Borrower in order to protect against the results of exchange rate fluctuations with respect to Letters of Credit denominated in currencies other than Dollars.
46.Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender for the applicable Revolving Credit Facility in accordance with its Pro Rata Share or other applicable share provided for under this Agreement a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit); provided that (x) if any portion of a Defaulting Lender’s Pro Rata Share of any Letter of Credit is

Cash Collateralized by the Borrower or reallocated to the other Revolving Credit Lenders pursuant to Section 2.17(a)(iv), then the Borrower shall not be required to pay a Letter of Credit fee to such Defaulting Lender with respect to such portion of such Defaulting Lender’s Pro Rata Share so long as it is Cash Collateralized by the Borrower or reallocated to the other Revolving Credit Lenders, but such Letter of Credit fee shall instead be payable to such other Revolving Credit Lenders in accordance with their Pro Rata Share of such reallocated amount, and (y) if any portion of a Defaulting Lender’s Pro Rata Share is not Cash Collateralized or reallocated pursuant to Section 2.17(a)(iv), then the Letter of Credit fee with respect to such Defaulting Lender’s Pro Rata Share shall be payable to the applicable L/C Issuer until such Pro Rata Share is Cash Collateralized or reallocated or such Lender ceases to be a Defaulting Lender. Such Letter of Credit fees shall be computed on a quarterly basis in arrears. Such Letter of Credit fees shall be due and payable in Dollars on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the earlier to occur of the Letter of Credit Expiration Date and the Maturity Date then in effect for the applicable Revolving Credit Facility or the date on which the Revolving Credit Commitment of all Lenders shall be terminated as provided herein. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
47.Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it to any Loan Party equal to 0.125% per annum (or such other lower amount as may be mutually agreed by the Borrower and the applicable L/C Issuer) of the maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit) or such lesser fee as may be agreed with such L/C Issuer. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable in Dollars on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit and on the earlier to occur of the Letter of Credit Expiration Date and the date on which the Revolving Credit Commitment of all Lenders shall be terminated as provided herein. In addition, the Borrower shall pay directly to each L/C Issuer for its own account with respect to each Letter of Credit issued to the Loan Parties the customary and reasonable issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within 30 days of demand and are nonrefundable.
48.Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in this Agreement or any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.
49.Addition of an L/C Issuer. A Revolving Credit Lender reasonably acceptable to the Borrower may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Revolving Credit Lender. The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.

50.Provisions Related to Extended Revolving Credit Commitments. If the Letter of Credit Expiration Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then if one or more other tranches of Revolving Credit Commitments in respect of which the Letter of Credit Expiration Date shall not have so occurred are then in effect, such Letters of Credit shall, to the extent such Letters of Credit could have been issued under such other tranches, automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Sections 2.03(c) and (d)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and to the extent not reallocated pursuant to the immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.03(g).
51.Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
52.Reporting by L/C Issuers. Not later than the third Business Day following the last day of each month and at each issuance of a Letter of Credit (or at such other intervals as the Administrative Agent and the applicable L/C Issuer shall agree), each L/C Issuer shall provide to the Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) payable by the Borrower to such L/C Issuer during such month.
s.Swing Line Loans.
53.Swing Line Facility. Subject to the terms and conditions set forth herein, the Lender acting as the Swing Line Lender agrees to make loans denominated in Dollars (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day (other than the Closing Date) until the Business Day prior to the Maturity Date with respect to the Revolving Credit Facility in an aggregate principal amount not to exceed at any time outstanding the amount of the Swing Line Sublimit; provided that after giving effect to any Swing Line Loan, (x) the aggregate Revolving Credit Exposure of all Lenders shall not exceed the aggregate Revolving Credit Commitments at such time or (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all L/C Obligations and Swing Line Obligations, shall not exceed such Lender’s Revolving Credit Commitment; provided, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such Swing Line Loan.
54.Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable written notice to the Swing Line Lender. Each such notice must be received by the Swing Line Lender not later than 12:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 (and any amount in excess thereof shall be an integral multiple of $100,000), and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent in writing that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent in writing of the contents thereof. Unless the Swing Line Lender has received notice in writing from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a)or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:30 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the accounts of the Borrower on the books of the Swing Line Lender in Same Day Funds.
55.Refinancing of Swing Line Loans.
xxi.The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share or other applicable share provided for under this Agreement of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office for payments not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the

Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
xxii.If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
xxiii.If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at the Federal Funds Rate, or if the Federal Funds Rate is not available, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent demonstrable error.
xxiv.Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans (but not to purchase and fund risk participations in Swing Line Loans) pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.
56.Repayment of Participations.
xxv.At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share or other applicable share provided for under this Agreement of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.
xxvi.If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate, or if the Federal Funds Rate is not available, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
57.Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of any Swing Line Loan, interest in respect of such Pro Rata Share or other applicable share provided for under this Agreement shall be solely for the account of the Swing Line Lender.
58.Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
59.Provisions Related to Extended Revolving Credit Commitments. If the maturity date shall have occurred in respect of any Class of Revolving Credit Commitments at a time when another Class or Classes of Revolving Credit Commitments is or are in effect with a longer maturity date, then on the earliest occurring maturity date all then-outstanding Swing Line Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swing Line Loans as a result of the occurrence of such maturity date); provided, however, that if on the occurrence of such earliest maturity date (after giving effect to any repayments of Revolving Credit Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.03(k)), there shall exist sufficient unutilized Extended Revolving Credit Commitments so that the respective outstanding Swing Line Loans could be incurred pursuant the Extended Revolving Credit Commitments which will remain in effect after the occurrence of such maturity date, then if consented to by the Swing Line Lender, there shall be an automatic adjustment on such date of the participations in such Swing Line Loans and same shall be deemed to have been incurred solely pursuant to the relevant Extended Revolving Credit Commitments, and such Swing Line Loans shall not be so required to be repaid in full on such earliest maturity date. For the avoidance of doubt, the commitment of the Swing Line Lender to act in its capacity as such cannot be extended beyond the Maturity Date for the Revolving Credit Facility (as such Maturity Date is in effect at the Closing Date) or increased without its prior written consent.
t.Prepayments.

60.Optional. The Borrower may, upon notice to the Administrative Agent (or with respect to Swing Line Loans, the Swing Line Lender (with a copy to the Administrative Agent) substantially in the form of Exhibit A-3 hereto or another form reasonably acceptable to the Administrative Agent (or the Swing Line Lender, as applicable), at any time or from time to time voluntarily prepay any Class or Classes of Term Loans, Revolving Credit Loans and Swing Line Loans of any Class or Classes in whole or in part without premium or penalty (except as expressly set forth in this Section 2.05); provided that (1) such notice must be received by the Administrative Agent (or the Swing Line Lender, if applicable) not later than 1:00 p.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) on the date of any prepayment of Base Rate Loans (including Swing Line Loans) (or, for each of clauses (A) or (B), such later date as may be agreed by the Administrative Agent); (2) any prepayment of Eurocurrency Rate Loans shall be in a minimum principal amount of $1,000,000, or a whole multiple of $500,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a minimum principal amount of $500,000 (or $100,000 in the case of Swing Line Loans) or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such prepayment. If such notice is given by the Borrower, unless rescinded pursuant to clause (iii) below, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan (other than prepayments of Base Rate Revolving Credit Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments) shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to clause (ii) below and Section 3.05. In the case of each prepayment of the Loans pursuant to this Section 2.05(a), the Borrower may in its sole discretion select the Borrowing or Borrowings to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares or other applicable share provided for under this Agreement.
xxvii.Notwithstanding anything to the contrary contained in this Agreement, in the event that, on or prior to the six month anniversary of the Closing Date, any Loan Party (x) prepays, refinances, substitutes or replaces any Initial Term Loans in connection with a Repricing Event or (y) effects any amendment of this Agreement resulting in a Repricing Event, the Borrower shall pay to the Administrative Agent (A) in the case of clause (x), for the ratable account of each of the applicable Lenders a prepayment premium of 1.00% of the aggregate principal amount of the Initial Term Loans so prepaid, refinanced, substituted or replaced and (B) in the case of clause (y), for the ratable account of each of the Lenders (including any Lender that withholds its consent to such amendment and that is required to assign its Initial Term Loans pursuant to Section 3.07), a fee equal to 1.00% of the aggregate principal amount of the applicable Initial Term Loans of such Lender outstanding immediately prior to such amendment. Such amounts shall be due and payable on the date of effectiveness of such prepayment, refinancing, substitution, replacement or amendment and shall be a condition precedent to the effectiveness of any such amendment.
xxviii.Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) by notice to the Administrative Agent no later than 2:00 p.m. (and promptly confirmed in writing) on the date of prepayment if such prepayment would have resulted from a refinancing of all or any portion of the applicable Class or occurrence of another event, which refinancing or event shall not be consummated or shall otherwise be delayed (subject to payment of amounts due under Section 3.05).
xxix.Voluntary prepayments of any Class of Term Loans permitted hereunder shall be applied to the remaining scheduled installments of principal thereof pursuant to Section 2.07(a) in a manner determined at the discretion of the Borrower and specified in the notice of prepayment (and absent such direction, in direct order of maturity).
xxx.Notwithstanding anything in any Loan Document to the contrary, in addition to the terms set forth in Sections 2.05(a)(i) and 10.07, so long as no Event of Default has occurred and is continuing, any Loan Party (in such capacity, a “Discounted Purchaser”) may prepay the outstanding Term Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon such prepayment) (or Holdings or any of its Subsidiaries may purchase such outstanding Loans and immediately cancel them) without premium or penalty on the following basis (and so long as no proceeds of Revolving Credit Loans are used for such purpose):
f.Any Discounted Purchaser shall have the right to make a voluntary prepayment of Term Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Term Loan Prepayment”), in each case made in accordance with this Section 2.05(a)(v) and without premium or penalty.
g. Any Discounted Purchaser may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with five Business Days’ notice in the form of a Specified Discount Prepayment Notice (or such shorter period as agreed by the Auction Agent); provided that (I) any such offer shall be made available, at the sole discretion of the Discounted Purchaser, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(a)(v)(B)), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) unless rescinded pursuant to clause (iii) above, each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such

Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the third Business Day after the date of delivery of such notice to such Lenders (or such later date specified therein) (the “Specified Discount Prepayment Response Date”).
i.Each Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept a Borrower Offer of Specified Discount Prepayment.
ii.If there is at least one Discount Prepayment Accepting Lender, the relevant Discounted Purchaser will make a prepayment of outstanding Term Loans pursuant to this Section 2.05(a)(v)(B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to clause (2) above; provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (with the consent of such Discounted Purchaser and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Discounted Purchaser of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Discounted Purchaser and such Term Lenders shall be conclusive and binding for all purposes absent manifest error.

The payment amount specified in such notice to the Discounted Purchaser shall be due and payable by such Discounted Purchaser on the Discounted Prepayment Effective Date in accordance with Section 2.05(a)(v)(F) below (subject to Section 2.05(a)(v)(I) below).
h. Any Discounted Purchaser may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five Business Days’ notice in the form of a Discount Range Prepayment Notice (or such shorter period as agreed by the Auction Agent); provided that (I) any such solicitation shall be extended, at the sole discretion of such Discounted Purchaser, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by such Discounted Purchaser (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section 2.05(a)(v)(C)), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) unless rescinded pursuant to clause (iii) above, each such solicitation by a Discounted Purchaser shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the third Business Day after the date of delivery of such notice to such Lenders (or such later date specified therein) (the “Discount Range Prepayment Response Date”). Each Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) such Term Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.
iii.The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (with the consent of such Discounted Purchaser and subject to rounding requirements of the Auction Agent made in its reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such

Applicable Discount in accordance with this Section 2.05(a)(v)(C). The relevant Discounted Purchaser agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following clause (3)) at the Applicable Discount (each such Term Lender, a “Participating Lender”).
iv.If there is at least one Participating Lender, the relevant Discounted Purchaser will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (with the consent of such Discounted Purchaser and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Discounted Purchaser of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Term Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount

Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Discounted Purchaser and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Discounted Purchaser shall be due and payable by such Discounted Purchaser on the Discounted Prepayment Effective Date in accordance with Section 2.05(a)(v)(F) below (subject to Section 2.05(a)(v)(I) below).
i. Any Discounted Purchaser may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five Business Days’ notice in the form of a Solicited Discounted Prepayment Notice (or such shorter period as may be agreed by the Auction Agent); provided that (I) any such solicitation shall be extended, at the sole discretion of such Discounted Purchaser, to (x) each Term Lender and/or (y) each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans the Discounted Purchaser are willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section 2.05(a)(v)(D)), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) unless rescinded, each such solicitation by a Discounted Purchaser shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the third Business Day after the date of delivery of such notice to such Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.
v.The Auction Agent shall promptly provide the relevant Discounted Purchaser with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Discounted Purchaser shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term

Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Discounted Purchaser (the “Acceptable Discount”), if any. If the Discounted Purchaser elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the fifth Business Day after the date of receipt by such Discounted Purchaser from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this clause (2) (the “Acceptance Date”), the Discounted Purchaser shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Discounted Purchaser by the Acceptance Date, such Discounted Purchaser shall be deemed to have rejected all Solicited Discounted Prepayment Offers.
vi.Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by the Auction Agent by the Solicited Discounted Prepayment Response Date, within five Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (with the consent of such Discounted Purchaser and subject to rounding requirements of the Auction Agent made in its reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Discounted Purchaser at the Acceptable Discount in accordance with this Section 2.05(a)(v)(D). If the Discounted Purchaser elects to accept any Acceptable Discount, then the Discounted Purchaser agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Term Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Discounted Purchaser will prepay outstanding Term Loans pursuant to this Section 2.05(a)(v)(D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified

Qualifying Lender and the Auction Agent (with the consent of such Discounted Purchaser and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Discounted Purchaser of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Term Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Discounted Purchaser and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Discounted Purchaser shall be due and payable by such Discounted Purchaser on the Discounted Prepayment Effective Date in accordance with Section 2.05(a)(v)(F) below (subject to Section 2.05(a)(v)(I) below).
j.In connection with any Discounted Term Loan Prepayment, the Loan Parties and the Term Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from the applicable Discounted Purchaser or Loan Parties in connection therewith.
k.If any Term Loan is prepaid in accordance with Sections 2.05(a)(v)(B) through 2.05(a)(v)(D) above, the Discounted Purchaser shall prepay such Term Loans on the Discounted Prepayment Effective Date. The relevant Discounted Purchaser shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 1:00 p.m. on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Loans being prepaid on a pro rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. In connection with each prepayment pursuant to this Section 2.05(a)(v), each Lender participating in any prepayment described in this Section 2.05(a)(v) acknowledges and agrees that in connection therewith,

(1) the Discounted Purchaser or any other Loan Party then may have, and later may come into possession of, information regarding Holdings, the Sponsor and their respective affiliates not known to such Lender and that may be material to a decision by such Lender to participate in such prepayment (including Material Non-Public Information) (“Excluded Information”), (2) such Lender has independently and, without reliance on the Borrower, any of their Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to participate in such prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (3) none of the Discounted Purchaser, the Loan Parties or the Sponsor or any of their respective Affiliates shall be required to make any representation that it is not in possession of material non-public information and (4) none of the Borrower, their Subsidiaries, the Administrative Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower, their Subsidiaries, the Administrative Agent and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information.
l.To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.05(a)(v), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the applicable Discounted Purchaser.
m.Each of the Discounted Purchasers, Loan Parties and the Term Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.05(a)(v) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.05(a)(v) as well as activities of the Auction Agent.
n.Each Loan Party shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Loan Party to make any prepayment to a Lender, as applicable, pursuant to this Section 2.05(a)(v) shall not constitute a Default or Event of Default under Section 8.01 or otherwise).
61.Mandatory. Within ten Business Days after financial statements have been delivered pursuant to Section 6.01(a) (commencing in respect of the fiscal year ending December 31, 2022) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to the Applicable ECF Percentage of Excess Cash Flow, if any, for the fiscal year covered by such financial statements minus, without duplication of any amount deducted from Consolidated Net Income in calculating Excess Cash Flow for such period, the sum of all voluntary prepayments of Term Loans made during such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is due (or committed during such period to be made within the succeeding 12 months, subject to reversal if any such committed amount is not actually expended during such 12-month period) pursuant to Section 2.05(a)(v), in an amount equal to the amount actually paid in cash in respect of the principal amount of such Term Loans, all other voluntary prepayments of Term Loans made during such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is due (or committed during such period to be made within the succeeding 12 months, subject to reversal if any such committed amount is not actually expended during such 12-month period) to the extent reducing scheduled repayments of principal in subsequent fiscal years, all voluntary prepayments of Revolving Credit Loans, Swing Line Loans, Extended Revolving Credit Loans, Refinancing Revolving Credit Loans and Incremental Revolving Loans made during such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is due (or committed during such period to be made within the succeeding 12 months, subject to reversal if any such committed amount is not actually expended during such 12-month period), to the extent the Revolving Credit Commitments, Extended Revolving Credit Commitments, Refinancing Revolving Credit Commitments and/or Revolving Commitment Increase, as the case may be, are permanently reduced by the amount of such payments, and the amount actually paid in cash in respect of the principal amount of Loans purchased by the Borrower in connection with the buyback of Loans pursuant to Section 10.07(l) during such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is due (or committed during such period to be purchased within the succeeding 12 months, subject to reversal if any such committed amount is not actually expended during such 12-month period), in the case of each of the immediately preceding clauses (1), (2), (3) and (4), to the extent such prepayments are funded with Internally Generated Cash; provided that, to the extent any deduction is made pursuant to the foregoing clauses (1), (2), (3) and (4) after year-end and prior to when such Excess Cash Flow prepayment is due, such prepayment shall not be deducted with respect to the Excess Cash Flow prepayment for the succeeding fiscal year and, for the avoidance of doubt, any such voluntary prepayments referred to in each of the immediately preceding clauses (1), (2), (3) and (4) and any cash expenditures referred to in the immediately succeeding proviso that have not been applied to reduce the payments which may be due from time to time pursuant to this Section 2.05(b)) shall be carried over to subsequent periods, and may reduce the payments due from time to time pursuant to this Section 2.05(b) during such subsequent periods, until such time as such voluntary prepayments reduce such payments which may be due from time to time); provided further that any such Excess Cash Flow referred to in this Section 2.05(b) prepayment amount shall, at the option of the Borrower, in each case without duplication of any such reduction from the definition of “Excess Cash Flow” by such amounts, be reduced on a dollar-for-dollar basis for such fiscal year by the aggregate amount of clauses (b)(ii), (vi), (vii), (viii), (ix), (x), (xi), (xii), (xiii), (xv) and (xvi) of the definition of “Excess Cash Flow” for such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is due (or such aggregate amounts committed during such period to be made within the succeeding 12 months, subject to reversal if any such committed amount is not actually expended during such 12-month period); provided further that the Consolidated First Lien Net Leverage Ratio in the definition of “Applicable ECF Percentage” shall be recalculated to give pro forma effect to any amount referred to in clause (B) above that is paid or otherwise realized or accounted for after the end of the applicable fiscal year but prior to the making of the Excess Cash Flow payment required for such Fiscal Year.

Prepayment of any Term Loans shall only be required under this Section 2.05(b)(i) with respect to the amount (if any) of Excess Cash Flow for such period in excess of $20,000,000 and solely to the amount of such required prepayment in excess thereof.
xxxi.If the Borrower or any Restricted Subsidiary of the Borrower Disposes of any property or assets pursuant to Section 7.05(j) or (k) or the proviso to Section 7.05(m) or any Casualty Event occurs, which results in the realization or receipt by the Borrower or a Restricted Subsidiary of Net Proceeds, in each case of clause (1) and (2), subject to Section 2.05(b)(vi), the Borrower shall cause to be prepaid on or prior to the date which is five Business Days after the date of the realization or receipt by the Borrower or any Restricted Subsidiary of such Net Proceeds, an aggregate principal amount of Term Loans in an amount equal to the Asset Sale Percentage of all such Net Proceeds (solely in the amount of such required prepayment in excess the threshold set forth above).
xxxii.If Holdings or any Restricted Subsidiary incur or issue any Indebtedness after the Closing Date not permitted to be incurred or issued pursuant to Section 7.03 or that is intended to constitute Credit Agreement Refinancing Indebtedness in respect of any Class of Term Loans (any such Indebtedness, “Prepayment Indebtedness”), the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans (or, in the case of Indebtedness constituting Credit Agreement Refinancing Indebtedness, the applicable Class of Term Loans) in an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date which is three Business Days after the receipt by Holdings or such Restricted Subsidiary of such Net Proceeds;
provided further that if at the time that any such prepayment pursuant to Section 2.05(b)(i) or (ii) would be required, the Borrower is required to offer to repurchase other Indebtedness (to the extent secured by Liens on the Collateral on a pari passu basis with the Obligations) and/or the Permitted Refinancing of any such Indebtedness, in each case pursuant to the terms of the documentation governing such Indebtedness, with any portion of the Excess Cash Flow for any fiscal year or the Net Proceeds of any such Disposition or Casualty Event (such Indebtedness (or the Permitted Refinancing of any such Indebtedness) required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrower may apply such portion of such Excess Cash Flow or Net Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided that the portion of such Excess Cash Flow or Net Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Excess Cash Flow or Net Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Excess Cash Flow or Net proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to Section 2.05(b)(i) or (ii), as applicable, shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within five Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms of Section 2.05(b)(i) or (ii), as applicable.

xxxiii.If for any reason the aggregate Outstanding Amount of Revolving Credit Loans, Swing Line Loans and L/C Obligations at any time exceeds the aggregate Revolving Credit Commitments then in effect, the Borrower shall promptly prepay Revolving Credit Loans, Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(iv) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans such aggregate Outstanding Amount exceeds the aggregate Revolving Credit Commitments then in effect.
xxxiv.Notwithstanding any other provisions of this Section 2.05, (i) to the extent that the repatriation to the United States of any Excess Cash Flow attributable to Foreign Subsidiaries (“Foreign Subsidiary Excess Cash Flow”) would be (x) prohibited or delayed by applicable local law or (y) restricted by applicable material constituent documents, an amount equal to the portion of such Foreign Subsidiary Excess Cash Flow that would be so affected were the Borrower to attempt to repatriate such cash will not be required to be applied to repay Term Loans at the times provided in this Section 2.05 so long, but only so long, as the applicable local law or applicable material constituent documents would not otherwise permit repatriation to the United States (the Borrower hereby agrees to use all commercially reasonable efforts to overcome or eliminate any such restrictions on repatriation, even if the Borrower does not intend to actually repatriate such cash, so that an amount equal to the full amount of such Foreign Subsidiary Excess Cash Flow will otherwise be subject to repayment under this Section 2.05), and if within one year following the date on which the respective prepayment would otherwise have been required such repatriation of any of such affected Foreign Subsidiary Excess Cash Flow is permissible under the applicable local law or applicable material constituent documents (even if such cash is actually not repatriated), an amount equal to the amount of the Foreign Subsidiary Excess Cash Flow that could be repatriated will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of an amount equal to the additional taxes of the Borrower, its Subsidiaries and the direct and indirect holders of Equity Interests in the Borrower that would be payable or reserved against as a result of a repatriation and any additional costs that would be incurred as a result of a repatriation, whether or not a repatriation actually occurs) by the Borrower to the repayment of the Term Loans pursuant to this Section 2.05 and (ii) to the extent that the Borrower has determined in good faith that repatriation of any Foreign Subsidiary Excess Cash Flow would have material adverse tax cost consequences, an amount equal to such Foreign Subsidiary Excess Cash Flow that would be so affected will not be subject to repayment under this Section 2.05; provided that in the case of each of clauses (i) and (ii), such nonpayment prior to the time such amounts must be repatriated shall not constitute a Default or an Event of Default (and such amounts shall be available (A) first, to repay local foreign indebtedness, if any, and (B) thereafter, for working capital purposes of the Borrower and its Restricted Subsidiaries, in each case, subject to the prepayment provisions in this Section 2.05(b)(v)); provided, further, that (A) for purposes of this Section 2.05, Excess Cash Flow shall be deemed allocable to each Foreign Subsidiary, with respect to any period, in an amount equal to (i) the Consolidated EBITDA of such Foreign Subsidiary for such period, divided by (ii) the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such period (it being understood and agreed for the avoidance of doubt that such allocation shall exclude any reduction from interest and principal payments in respect of the Obligations) and (B)

(1) the Borrower and its Restricted Subsidiaries shall be entitled to reduce Excess Cash Flow owed pursuant to Section 2.05(b)(i) in respect of any Excess Cash Flow Period by the aggregate amount of Excess Cash Flow attributable to Foreign Subsidiaries subject to the limitations and restrictions described above in this Section 2.05(b)(v) for such Excess Cash Flow Period.
xxxv.Notwithstanding any other provisions of this Section 2.05, (i) to the extent that the repatriation to the United States of any or all of the Net Proceeds of any Disposition by a Foreign Subsidiary (“Foreign Disposition”) or the Net Proceeds of any Casualty Event incurred by a Foreign Subsidiary (“Foreign Casualty Event”) would be (x) prohibited or delayed by applicable local law or (y) restricted by applicable material constituent documents, an amount equal to the Net Proceeds that would be so affected were the Borrower to attempt to repatriate such cash will not be required to be applied to repay Term Loans at the times provided in this Section 2.05 so long, but only so long, as the applicable local law or applicable material constituent documents would not otherwise permit repatriation to the United States (the Borrower hereby agrees to use all commercially reasonable efforts to overcome or eliminate any such restrictions on repatriation even if the Borrower does not intend to actually repatriate such cash, so that an amount equal to the full amount of such Net Proceeds will otherwise be subject to repayment under this Section 2.05), and if within one year following the date on which the respective prepayment would otherwise have been required such repatriation of any of such affected Net Proceeds is permissible under the applicable local law or applicable material constituent documents, even if such cash is not actually repatriated at such time, an amount equal to the amount of the Net Proceeds will be promptly (and in any event not later than five Business Days) applied (net of an amount equal to the additional taxes of the Borrower, its Subsidiaries and the direct and indirect holders of Equity Interests in the Borrower that would be payable or reserved against and any additional costs that would be incurred as a result of a repatriation, whether or not a repatriation actually occurs) by the Borrower to the repayment of the Term Loans pursuant to this Section 2.05 and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Disposition or Foreign Casualty Event would have material adverse tax cost consequences with respect to such Net Proceeds, an amount equal to such Net Proceeds that would be so affected will not be subject to repayment under this Section 2.05; provided that in the case of each of clauses (i) and (ii), nonpayment prior to the time such amounts must be repatriated shall not constitute a Default or an Event of Default (and such amounts shall be available (A) first, to repay local foreign indebtedness, if any, and (B) thereafter, for working capital purposes of the Borrower and its Restricted Subsidiaries, in each case, subject to the prepayment provisions in this Section 2.05(b)(vi)). For the avoidance of doubt, nothing in this Section 2.05 shall require the Borrower to cause any amounts to be repatriated to the United States (whether or not such amounts are used in or excluded from the determination of the amount of any mandatory prepayments hereunder).
xxxvi.Except as otherwise provided in any Refinancing Amendment, Extension Amendment or any Incremental Amendment or as otherwise provided herein, (A) each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied ratably to each Class of Term Loans then outstanding (provided that any prepayment of Term Loans with the Net Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Refinanced Debt); (B) with respect to each

Class of Term Loans, each prepayment pursuant to clauses (i), (ii) and (iii) of this Section 2.05(b) shall be applied first, to accrued interest and fees due on the amount of the prepayment and second, as directed by the Borrower (and in the absence of any such direction, to the scheduled installments of principal thereof following the date of such prepayment in direct order of maturity); (C) each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares of such prepayment.
xxxvii.The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made by the Borrower pursuant to clauses (i), (ii) and (iii) of this Section 2.05(b) not later than 1:00 p.m. at least three Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the aggregate amount of such prepayment to be made by the Borrower. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment. Each Term Lender may reject all of its Pro Rata Share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (i) and (ii) of this Section 2.05(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent no later than 5:00 p.m. one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If a Term Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds shall be retained by the Borrower.
62.Interest, Funding Losses, Etc. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon (other than prepayments of Base Rate Revolving Credit Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments), together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05.
Notwithstanding any of the other provisions of this Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05, prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such Eurocurrency Rate Loan prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into a deposit account (or, if required by the Administrative Agent, a Cash Collateral Account) until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.05. Such deposit shall be deemed to be a prepayment of such Loans by the Borrower for all purposes under this Agreement.

u.Termination or Reduction of Commitments.
63.Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that any such notice shall be received by the Administrative Agent three Business Days prior to the date of termination or reduction, any such partial reduction shall be in an aggregate amount of $5,000,000, or any whole multiple of $1,000,000 in excess thereof or, if less, the entire amount thereof and if, after giving effect to any reduction of the Revolving Credit Commitments, the Letter of Credit Sublimit or Swing Line Sublimit exceeds the amount of the Revolving Credit Commitments, such sublimit shall be automatically reduced by the amount of such excess. Except as provided above, the amount of any such Commitment reduction shall not be applied to the Letter of Credit Sublimit or Swing Line Sublimit unless otherwise specified by the Borrower. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of any Commitments if such termination would have resulted from a refinancing of all or any portion of the applicable Class or occurrence of other event, which refinancing or other event shall not be consummated or otherwise shall be delayed.
64.Mandatory. The Initial Term Commitments of each Term Lender shall be automatically and permanently reduced to $0 upon the funding of the Initial Term Loans to be made by such Term Lender on the Closing Date. The Revolving Credit Commitments of each Revolving Credit Lender shall automatically and permanently terminate on the Maturity Date.
65.Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portion of the Letter of Credit Sublimit or the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class or unused portions of the Letter of Credit Sublimit or Swing Line Sublimit, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced. All commitment fees accrued until the effective date of any termination of the Aggregate Commitments of any Class shall be paid to the Appropriate Lenders on the effective date of such termination.
v.Repayment of Loans.
66.Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders with respect to the Initial Term Loans, on the last Business Day of each March, June, September and December, commencing with last Business Day of December 2021, an aggregate principal amount equal to $875,000 (which payments shall (x) be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05 (excluding prepayments under Section 2.05(a)(v) and Section 10.07(l)) and (y) not be made with respect to Initial Term Loans that were prepaid pursuant to Section 2.05(a)(v)) and with respect to all Initial Term Loans, on the Maturity Date for the Initial Term Loans, the aggregate principal amount of all Initial Term Loans outstanding on such date, together with accrued interest thereon. In connection with any Incremental Term Loans that constitute part of the same Class as the Initial Term Loans, as applicable, the Borrower and the Administrative Agent shall be permitted to adjust the rate of prepayment in respect of such Class such that the Term Lenders holding Initial Term Loans comprising such Class continue to receive a payment that is not less than the same amount that such Term Lenders would have received absent the incurrence of such Incremental Term Loans; provided, that if such Incremental Term Loans are to be “fungible” with the Initial Term Loans, notwithstanding any other conditions specified in this Section 2.07(a), the amortization for such “fungible” Incremental Term Loan may provide for amortization in such other percentage(s) to be agreed by the Borrower and the Administrative Agent to ensure that the Incremental Term Loans will be “fungible” with the Initial Term Loans.
67.Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the applicable Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans under such Facility outstanding on such date.
68.Swing Line Loans. The Borrower shall repay any Swing Line Loan on the earlier to occur of (i) the date five Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.
w.Interest.
69.Subject to the provisions of Section 2.08(b), each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate, each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate and each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the relevant Applicable Rate for Revolving Credit Loans that are Base Rate Loans.
70.After the occurrence and during the continuance of an Event of Default under Sections 8.01(a) or 8.01(f), the Borrower shall pay interest on past due amounts owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon written demand.
71.Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
x.Fees. In addition to certain fees described in Sections 2.03(h) and (i):
72.Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender under each Facility in accordance with its Pro Rata Share or other applicable share provided for under this Agreement, a commitment fee equal to the Applicable Rate with respect to commitment fees for such Facility times the actual daily amount by which the aggregate Revolving Credit Commitments for such Facility exceeds the sum of the Outstanding Amount of Revolving Credit Loans for such Facility plus the Outstanding Amount of L/C Obligations for such Facility (for the avoidance of doubt, disregarding for purposes of such calculation, the Outstanding Amount of any Swing Line Loans); provided that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; provided, further, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fee on each Revolving Credit Facility shall accrue at all times from the Closing Date until the Maturity Date for the Revolving Credit Facility, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date during the first full fiscal quarter to occur after the Closing Date, and on the Maturity Date for the Revolving Credit Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
73.Other Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).
y.Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 days, or 366 days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed.
Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
z.Evidence of Indebtedness.
74.The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

75.In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
76.Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Section 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.
aa.Payments Generally.
77.All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. (or 4:00 p.m. with respect to Swing Line Loans) on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share provided for under this Agreement) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall in each case, in the Administrative Agent’s reasonable discretion, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
78.Except as otherwise provided herein, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.
79.Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:
xxxviii.if the Borrower has failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect; and
xxxix.if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.
A written notice (including documentation reasonably supporting such request) of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.
80.If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
81.The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.
82.Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
83.Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.
84.Amounts to be applied to the prepayment of Loans in connection with any mandatory prepayments by the Borrower of the Term Loans pursuant to Section 2.05(b) shall be applied, as applicable, on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are Base Rate Loans or Eurocurrency Rate Loans; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 2.05(b)(viii), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to reduce outstanding Base Rate Loans. Any amounts remaining after each such application shall be applied to prepay Eurocurrency Rate Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.05.
ab.Sharing of Payments. If, other than as provided elsewhere herein, any Lender shall obtain payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in respect of any principal or interest on account of the Loans or the participations in L/C Obligations or Swing Line Loans held by it, in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately notify the Administrative Agent of such fact, and purchase from the other Lenders such participations in the Loans made by them and/or such sub-participations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of any principal or interest on such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of the amount of such paying Lender’s required repayment to the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For the avoidance of doubt, the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.
Notwithstanding anything to the contrary contained in this Section 2.13 or elsewhere in this Agreement, the Borrower may extend the final maturity of Term Loans and/or Revolving Credit Commitments in connection with an Extension that is permitted under Section 2.16 without being obligated to effect such extensions on a pro rata basis among the Lenders (it being understood that no such extension (i) shall constitute a payment or prepayment of any Term Loans or Revolving Credit Loans, as applicable, for purposes of this Section 2.13 or (ii) shall reduce the amount of any scheduled amortization payment due under Section 2.07(a), except that the amount of any scheduled amortization payment due to a Lender of Extended Term Loans may be reduced to the extent provided pursuant to the express terms of the respective Extension Amendment) without giving rise to any violation of this Section 2.13 or any other provision of this Agreement. Furthermore, the Borrower may take all actions contemplated by Section 2.16 in connection with any Extension (including modifying pricing, amortization and repayments or prepayments), and in each case such actions shall be permitted, and the differing payments contemplated therein shall be permitted without giving rise to any violation of this Section 2.13 or any other provision of this Agreement.
ac.Incremental Credit Extensions.
85.Incremental Commitments. The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (an “Incremental Request”), request one or more new commitments which shall be in the same Facility as any outstanding Term Loans (a “Term Loan Increase”) or a new Class of term loans (collectively with any Term Loan Increase, the “Incremental Term Commitments”) under this Agreement and/or one or more increases in the amount of the Revolving Credit Commitments (a “Revolving Commitment Increase”) and/or the establishment of one or more new Revolving Credit Commitments (any such new commitment, a “New Revolving Credit Commitment” and, together with Revolving Commitment Increases, the “Incremental Revolving Loan Commitments” and, collectively with any Incremental Term Commitments, the “Incremental Commitments”), whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders.
86.Incremental Loans. Any Incremental Term Loans (other than Term Loan Increases) effected through the establishment of one or more new Term Loans made on an Incremental Facility Closing Date shall be designated a separate Class of Incremental Term Loans for all purposes of this Agreement. On any Incremental Facility Closing Date on which any Incremental Term Commitments of any Class are effected (including through any Term Loan Increase), subject to the satisfaction (or waiver) of the terms and conditions in this Section 2.14, each Incremental Term Lender of such Class shall make a Loan to the Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Commitment of such Class and each Incremental Term Lender of such Class shall become a Lender hereunder with respect to the Incremental Term Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto. On any Incremental Facility Closing Date on which any Incremental Revolving Loan Commitment are effected, subject to the satisfaction of the terms and conditions in this Section 2.14, (i) each Incremental Revolving Credit Lender shall make its Commitment available to the Borrower (when borrowed, an “Incremental Revolving Loan” and collectively with any Incremental Term Loan, an “Incremental Loan”) in an amount equal to its Revolving Commitment Increase or New Revolving Credit Commitment, as applicable, and (ii) each Incremental Revolving Credit Lender shall become a Lender hereunder with respect to the Revolving Commitment Increase or the New Revolving Credit Commitment, as applicable, and the Incremental Revolving Loans made pursuant thereto. Notwithstanding the foregoing, Incremental Term Loans may have identical terms to any of the Term Loans and be treated as the same Class as any of such Term Loans.
87.Incremental Request. Each Incremental Request from the Borrower pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Incremental Revolving Loan Commitments. Incremental Term Loans may be made, and Incremental Revolving Loan Commitments may be provided, by any existing Lender (but each existing Lender will not have an obligation to make any Incremental Commitment, nor will the Borrower have any obligation to approach any existing Lenders to request any Incremental Commitment) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”) (each such existing Lender or Additional Lender providing such, an “Incremental Revolving Credit Lender” or “Incremental Term Lender,” as applicable, and, collectively, the “Incremental Lenders”); provided that the Administrative Agent, the Swing Line Lender and each L/C Issuer shall have consented (not to be unreasonably withheld, conditioned or delayed) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Incremental Revolving Loan Commitments to the extent such consent, if any, would be required under Section 10.07(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Lender and with respect to Incremental Term Commitments, any Affiliated Lender providing an Incremental Term Commitment shall be subject to the same restrictions set forth in Section 10.07(k) as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Initial Term Loans.
88.Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment, and the Incremental Commitments thereunder, shall be subject to the satisfaction on the date of such Incremental Amendment (the “Incremental Facility Closing Date”) of each of the following conditions:
xl.no Event of Default shall exist after giving effect to such Incremental Commitments;
xli.[reserved];
xlii.each Incremental Term Commitment shall be in an aggregate principal amount that is not less than $10,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the limit set forth in clause (v) below) and each Incremental Revolving Loan Commitment shall be in an aggregate principal amount that is not less than $5,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth in clause (v) below);
xliii.any Incremental Revolving Credit Lender that is not an existing Lender is subject to the consent of the Swing Line Lender and the L/C Issuers; and
xliv.at the time of and after giving effect to the effectiveness of any proposed Incremental Commitments, the aggregate amount of the Incremental Commitments shall not exceed (i) an amount equal to the Starter Basket plus (ii) the amount of all prior voluntary prepayments of Term Loans, Revolving Credit Loans, Incremental Loans, and Incremental Equivalent Debt or Indebtedness incurred pursuant to Section 7.03(v)(i) that is secured by a Lien on the Collateral on a pari passu basis with the Obligations (in each case, with respect to any revolving loans, to the extent accompanied by a permanent reduction in such revolving commitments), in each case other than to the extent such prepayments are made with the proceeds of Credit Agreement Refinancing Indebtedness or other long-term Indebtedness minus (iii) any amounts previously utilized in reliance on this clause (A) to incur Incremental Equivalent Debt (and not redesignated), plus up to an additional amount of Incremental Term Loans and/or Incremental Revolving Loan Commitments so long as on and as of the date of the incurrence of such Incremental Term Loans or Incremental Commitments on a Pro Forma Basis after giving effect to each such incurrence and/or issuance of such Indebtedness on a Pro Forma Basis and assuming all previously established and simultaneously established Incremental Revolving Loan Commitments are fully drawn and excluding the cash proceeds of any borrowing under any such Incremental Facility not applied promptly for the specified transaction in connection with such incurrence upon receipt thereof, (a) in the case of any Incremental Facility that is secured by a Lien on the Collateral on a pari passu basis with the Obligations, either (x) the Consolidated First Lien Net Leverage Ratio does not exceed 3.50:1.00, or (y) in the case of Indebtedness incurred to consummate a Permitted Acquisition or any other Investment not prohibited hereunder, the Consolidated First Lien Net Leverage Ratio does not exceed the greater of (I) 3.50:1.00 and (II) the Consolidated First Lien Net Leverage Ratio immediately prior to the consummation of such Permitted Acquisition or other Investment, (b) in the case of any Incremental Facility that is secured by a Lien on the Collateral on a basis junior to the Obligations, either (x) the Consolidated Secured Net Leverage Ratio does not exceed 4.50:1.00, or (y) in the case of Indebtedness incurred to consummate a Permitted Acquisition or any other Investment not prohibited hereunder, either the Consolidated Secured Net Leverage Ratio does not exceed the greater of (I) 4.50:1.00 and (II) the Consolidated Secured Net Leverage Ratio immediately prior to the consummation of such Permitted Acquisition or other Investment, or (c) in the case of any Incremental Facility that is unsecured, either (x)(I) the Consolidated Total Net Leverage Ratio does not exceed 5.00:1.00, or (II) in the case of such Indebtedness incurred to consummate a Permitted Acquisition or any other Investment not prohibited hereunder, the Consolidated Total Net Leverage Ratio does not exceed the greater of (X) 5.00:1.00 and (Y) the Consolidated Total Net Leverage Ratio immediately prior to the consummation of such Permitted Acquisition or other Investment or (y)(I) the Interest Coverage Ratio is not less than 2.00:1.00, or (II) in the case of such Indebtedness incurred to consummate a Permitted Acquisition or any other Investment not prohibited hereunder, either (X) the Interest Coverage Ratio is not less than 2.00:1.00 or (Y) the Interest Coverage Ratio is not less than the Interest Coverage Ratio immediately prior to the consummation of such Permitted Acquisition or other

Investment; provided, that Incremental Term Loans and Incremental Revolving Loan Commitments may be incurred under both clauses (A) and (B) above, and proceeds from any such incurrence may be utilized in a single transaction by first calculating the incurrence under clause (B) above and then calculating the incurrence under clause (A) above, (y) the Borrower may deem to have incurred Indebtedness (or any portion thereof) under clause (B) above prior to clause (A), if, at the time of such incurrence, the Borrower would be permitted to incur under clause (B) above the aggregate principal amount of such Indebtedness being incurred (or any portion thereof), and (z) the Borrower may redesignate any Indebtedness (or any portion thereof) originally designated as incurred pursuant to any of clauses (A) or (B) above if, at the time of such redesignation, the Borrower would be permitted to incur under such other clause above the aggregate principal amount of such Indebtedness being redesignated (for purposes of clarity, with any such redesignation from clause (A) to clause (B) having the effect of increasing the Borrower’s ability to incur indebtedness under clause (A) above as of the date of such redesignation by the amount of such Indebtedness so redesignated) (provided, further, that such redesignation under this sub-clause (z) shall occur automatically on the last day of each fiscal quarter to the extent the Borrower is permitted to incur Indebtedness under clause (B) above unless otherwise elected by the Borrower).
89.Required Terms. The terms, provisions and documentation of the Incremental Term Loans and Incremental Term Commitments or the Incremental Revolving Loans and Incremental Revolving Loan Commitments, as the case may be, of any Class, except as otherwise set forth herein, shall be as agreed between the Borrower and the applicable Incremental Lenders; provided that in no event will any Incremental Term Loans be permitted to be voluntarily or mandatorily prepaid prior to the repayment in full of the Term Loans, unless accompanied by at least a ratable payment of the Term Loans (provided that any Refinancing Amendment, Extension Amendment or Incremental Amendment may provide that the applicable Incremental Lenders shall receive a less than ratable payment). In any event:
xlv.the Incremental Term Loans and, as applicable, the New Revolving Credit Commitments:
o.shall rank pari passu or junior in right of payment and pari passu or junior with respect to security with the Revolving Credit Loans and the Term Loans, as applicable, or may be unsecured (and to the extent secured or subordinated in right of payment shall be subject to intercreditor agreements reasonably satisfactory to the Administrative Agent);
p.except in the case of Inside Maturity Debt or Extendable Bridge Loans, Incremental Term Loans shall not mature earlier than the Latest Maturity Date of the Initial Term Loans outstanding at the time of incurrence of such Incremental Term Loans;
q.in the case of New Revolving Credit Commitments, shall not mature earlier than the Latest Maturity Date of the Revolving Credit Commitments outstanding at the time of incurrence of such New Revolving Credit Commitments or have amortization or scheduled mandatory commitment reductions (other than at maturity);

r.except in the case of Inside Maturity Debt or Extendable Bridge Loans, Incremental Term Loans shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of then-existing Initial Term Loans;
s.in the case of Incremental Term Loans, subject to clauses (B) and (D) above, shall have amortization determined by the Borrower and the applicable Incremental Term Lenders;
t.subject to clauses (iii) below, shall have pricing, interest rate margins, discounts, premiums, rate floors and fees determined by the Borrower and the applicable Incremental Term Lenders or Incremental Revolving Credit Lenders, as applicable;
u.[reserved];
v.may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments of Initial Term Loans hereunder, as specified in the applicable Incremental Amendment;
w.to the extent secured, shall not be secured by any property or assets of Holdings, the Borrower or any Restricted Subsidiary other than the Collateral; and
x.shall not be guaranteed by any Person other than any Loan Party and shall not have any obligors other than any Loan Party;
xlvi.the material terms of each Revolving Commitment Increase will be substantially identical to those applicable to the Revolving Credit Loans or Revolving Credit Commitments being increased, as applicable, or otherwise reasonably acceptable to the Administrative Agent (other than with respect to pricing, interest rate margins, discounts, premiums, rate floors, fees or any terms which are applicable only after the then-existing maturity date with respect to the Revolving Credit Loans or Revolving Credit Commitments, as applicable, subject, solely as to administrative matters, to the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed)),
xlvii.the pricing, interest rate margins, discounts, premiums, rate floors and fees applicable to any Incremental Term Loans will be determined by the Borrower and the lenders providing such Incremental Term Loans; provided that, with respect to broadly syndicated Dollar denominated long-term term “B” Incremental Term Facilities incurred pursuant to clause (a) of Section 2.14(d)(v)(B) that are not incurred in connection with a Permitted Acquisition or other investment, such interest rate will not be more than 0.75% higher than the corresponding interest rate applicable to the Initial Term Loans (without giving effect to any leverage based step-downs with respect to the Applicable Rate), unless the interest rate margin with respect to the existing Initial Term Loans is adjusted to be equal to the interest rate with respect to the relevant Incremental Term Loans, minus, 0.75%; provided that this clause (iii) shall not apply to (1) Incremental Term Loans having an aggregate principal amount not exceeding the greater of $152,000,000 and 100% of Consolidated EBITDA as of the last day of the most recently ended Test Period, (2) any Incremental Term Loan incurred after the first anniversary of the Closing Date or (3) Extendable Bridge Loans (this clause (iii), the “MFN Adjustment”), and
xlviii.the Incremental Term Loans and Incremental Revolving Loans that are New Revolving Credit Commitments shall be on terms and pursuant to documentation to be determined by the Borrower and the lenders thereunder.
90.Incremental Amendment. Commitments in respect of Incremental Term Loans and Incremental Revolving Loan Commitments shall become Commitments (or in the case of an Incremental Revolving Loan Commitment to be provided by an existing Revolving Credit Lender, an increase in such Lender’s applicable Revolving Credit Commitment), under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Incremental Lender providing such Commitments and the Administrative Agent. The Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14. The Borrower will use the proceeds of the Incremental Term Loans and Incremental Revolving Loan Commitments as determined by the Borrower and the Lenders providing such Incremental Term Loans and Incremental Revolving Loan Commitments, including for working capital and other general corporate purposes (including the financing of Permitted Acquisitions and other permitted Investments, the making of Restricted Payments or any other purpose not prohibited by the terms of this Agreement). No Lender shall be obligated to provide any Incremental Term Loans or Incremental Revolving Loan Commitments, unless it so agrees.
91.Reallocation of Revolving Credit Exposure. Upon any Incremental Facility Closing Date on which Revolving Commitment Increases are effected through an increase in the Revolving Credit Commitments pursuant to this Section 2.14, (a) if the increase relates to the Revolving Credit Facility, each of the Revolving Credit Lenders shall assign to each of the Incremental Revolving Credit Lenders, and each of the Incremental Revolving Credit Lenders shall purchase from each of the Revolving Credit Lenders, at the principal amount thereof, such interests in the Incremental Revolving Loans outstanding on such Incremental Facility Closing Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans will be held by existing Revolving Credit Lenders and Incremental Revolving Credit Lenders ratably in accordance with their Revolving Credit Commitments after giving effect to the addition of such Revolving Commitment Increases to the Revolving Credit Commitments, (b) each Revolving Commitment Increase shall be deemed for all purposes a Revolving Credit Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Credit Loan and (c) each Incremental Revolving Credit Lender shall become a Lender with respect to the Revolving Commitment Increases and all matters relating thereto; provided that notwithstanding anything to the contrary in this Section 2.14 or otherwise, the borrowing and repayment (except for (A) payments of interest and fees at different rates on Incremental Revolving Loan Commitments (and related outstandings), (B) repayments required upon the Maturity Date of the Incremental Revolving Loan Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Incremental Revolving Loan Commitments after the date of obtaining any Incremental Revolving Loan Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, subject to the provisions of Section 2.03(l) to the extent dealing with Letters of Credit which mature or expire after a maturity date when there exist Extended Revolving Credit Commitments with a longer maturity date, all Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments (and except as provided in Section 2.03(l), without giving effect to changes thereto on an earlier maturity date with respect to Letters of Credit theretofore incurred or issued), subject to the provisions of Section 2.04(g) to the extent dealing with Swing Line Loans which mature or expire after a maturity date when there exist Extended Revolving Credit Commitments with a longer maturity date, all Swing Line Loans shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments (and except as provided in Section 2.04(g), without giving effect to changes thereto on an earlier maturity date with respect to Swing Line Loans theretofore incurred or issued) and the permanent repayment of Revolving Credit Loans with respect to, and termination of, Incremental Revolving Loan Commitments after the date of obtaining any Incremental Revolving Loan Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.
92.This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.
ad.Refinancing Amendments.
93.On one or more occasions after the Closing Date, the Borrower or any Subsidiary Guarantor may obtain, from any Lender or any Additional Refinancing Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans and the Revolving Credit Loans (or unused Revolving Credit Commitments) then outstanding under this Agreement (which for purposes of this Section 2.15(a) will be deemed to include any then outstanding Refinancing Term Loans or Incremental Term Loans), in the form of Refinancing Term Loans, Refinancing Term Commitments, Refinancing Revolving Credit Commitments or Refinancing Revolving Credit Loans incurred under this Agreement pursuant to a Refinancing Amendment; provided that notwithstanding anything to the contrary in this Section 2.15 or otherwise, the borrowing and repayment (except for (A) payments of interest and fees at different rates on Refinancing Revolving Credit Commitments (and related outstandings), (B) repayments required upon the Maturity Date of the Refinancing Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Refinancing Revolving Credit Commitments after the date of obtaining any Refinancing Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, subject to the provisions of Section 2.03(m) to the extent dealing with Letters of Credit which mature or expire after a maturity date when there exist Extended Revolving Credit Commitments with a longer maturity date, all Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments (and except as provided in Section 2.03(m), without giving effect to changes thereto on an earlier maturity date with respect to Letters of Credit theretofore incurred or issued), subject to the provisions of Section 2.04(g) to the extent dealing with Swing Line Loans which mature or expire after a maturity date when there exist Extended Revolving Credit Commitments with a longer maturity date, all Swing Line Loans shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments (and except as provided in Section 2.04(g), without giving effect to changes thereto on an earlier maturity date with respect to Swing Line Loans theretofore incurred or issued), the permanent repayment of Revolving Credit Loans with respect to, and termination of, Refinancing Revolving Credit Commitments after the date of obtaining any Refinancing Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and assignments and participations of Refinancing Revolving Credit Commitments and Refinancing Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans.
94.Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.15(a) shall be in an aggregate principal amount that is (x) not less than $5,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.
95.Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the third paragraph of Section 10.01 (without the consent of the Required Lenders called for therein) and effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.
96.This Section 2.15 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.
ae.Extension of Term Loans; Extension of Revolving Credit Loans.
97.Extension of Term Loans. The Borrower may at any time and from time to time request that all or a portion of the Term Loans of a given Class (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.16. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) (except as to interest rates, fees, amortization, final maturity date, “AHYDO” payments, optional prepayments, premium, required prepayment dates and participation in prepayments, which shall be determined by the Borrower and the Extending Term

Lenders and set forth in the relevant Term Loan Extension Request), be substantially identical to, or (taken as a whole) no more favorable to the Extending Term Lenders than those applicable to the Existing Term Loan Tranche subject to such Term Loan Extension Request (except for covenants or other provisions applicable only to periods after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans) (as reasonably determined by the Borrower), including: all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Classes of Term Loans hereunder (including Refinancing Term Loans and Extended Term Loans) which have more than five different Maturity Dates; the effective yield, pricing, optional redemptions and prepayment and “AHYDO” payments with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, OID or otherwise) may be different from the effective yield, pricing, optional redemptions and prepayment and “AHYDO” payments for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and Extended Term Loans may have call protection as may be agreed by the Borrower and the Lenders thereof; provided that no Extended Term Loans may be optionally prepaid prior to the date on which all Term Loans with an earlier final stated maturity (including Term Loans under the Existing Term Loan Tranche from which they were amended) are repaid in full, unless such optional prepayment is accompanied by a pro rata optional prepayment of such other Term Loans; provided, however, that no Event of Default shall have occurred and be continuing at the time a Term Loan Extension Request is delivered to Lenders, in no event shall the final maturity date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of the applicable Existing Term Loan Tranche, the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter than the remaining Weighted Average Life to Maturity of the applicable Existing Term Loan Tranche, all documentation in respect of such Extension Amendment shall be consistent with the foregoing and any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Term Loan Extension Request. Any Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche (in which case scheduled amortization with respect thereto shall be proportionally increased). Each Term Loan Extension Series of Extended Term Loans incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $5,000,000 (or, if less, the entire principal amount of the Indebtedness being extended pursuant to this Section 2.16(a)).
98.Extension of Revolving Credit Commitments. The Borrower may, at any time and from time to time request that all or a portion of the Revolving Credit Commitments of a given Class (each, an “Existing Revolver Tranche”) be amended to extend the Maturity Date with respect to all or a portion of any principal amount of such Revolving Credit Commitments (any such Revolving Credit Commitments which have been so amended, “Extended Revolving Credit Commitments”) and to provide for other terms consistent with this Section 2.16. In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Revolver Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) except as to interest rates, fees, optional redemption or prepayment terms, final maturity, and after the final maturity date, any other covenants and provisions (which shall be determined by the Borrower and the Extending Revolving Credit Lenders and set forth in the relevant Revolver Extension Request), the Extended Revolving Credit Commitment extended pursuant to a Revolver Extension Request, and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with such other terms substantially identical to, or taken as a whole, no more favorable to the Extending Revolving Credit Lender, as the original Revolving Credit Commitments (and related outstandings); provided: the Maturity Date of the Extended Revolving Credit Commitments may be delayed to a later date than the Maturity Date of the Revolving Credit Commitments of such Existing Revolver Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Classes of Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments) which have more than five different Maturity Dates; the effective yield, pricing, optional redemption or prepayment terms, with respect to extensions of credit under the Extended Revolving Credit Commitments (whether in the form of interest rate margin, upfront fees, OID or otherwise) may be different than the effective yield, pricing, optional redemption or prepayment terms, for extensions of credit under the Revolving Credit Commitments of such Existing Revolver Tranche, in each case, to the extent provided in the applicable Extension Amendment; the Extension Amendment may provide for other covenants (as determined by the Borrower and Lenders extending) and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Credit Commitments); and all borrowings under the applicable Revolving Credit Commitments (i.e., the Existing Revolver Tranche and the Extended Revolving Credit Commitments of the applicable Revolver Extension Series) and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings), (II) repayments required upon the Maturity Date of the non-extending Revolving Credit Commitments and (III) repayments made in connection with a permanent repayment and termination of non-extended Revolving Credit Commitments); provided, further, that no Event of Default shall have occurred and be continuing at the time a Revolver Extension Request is delivered to Lenders, in no event shall the final maturity date of any Extended Revolving Credit Commitments of a given Revolver Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Revolving Credit Commitments hereunder and all documentation in respect of such Extension Amendment shall be consistent with the foregoing. Any Extended Revolving Credit Commitments amended pursuant to any Revolver Extension Request shall be designated a series (each, a “Revolver Extension Series”) of Extended Revolving Credit Commitments for all purposes of this Agreement; provided that any Extended Revolving Credit Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolver Extension Series with respect to such Existing Revolver Tranche. Each Revolver Extension Series of Extended Revolving Credit Commitments incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $10,000,000 (or, if less, the entire principal amount of the Indebtedness being extended pursuant to this Section 2.16(b)).
99.Extension Request. The Borrower shall provide the applicable Extension Request at least five Business Days prior to the date on which Lenders under the Existing Term Loan Tranche or Existing Revolver Tranche, as applicable, are requested to respond (or such shorter period as agreed by the Administrative Agent), and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent and the Borrower, in each case acting reasonably to accomplish the purposes of this Section 2.16. Subject to Section 3.07, no Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans or any of its Revolving Credit Commitments amended into Extended Revolving Credit Commitments, as applicable, pursuant to any Extension Request. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans and any Revolving Credit Lender (each, an “Extending Revolving Credit Lender”) wishing to have all or a portion of its Revolving Credit Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Revolving Credit Commitments, as applicable, shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche or Revolving Credit Commitments under the Existing Revolver Tranche, as applicable, which it has elected to request be amended into Extended Term Loans or Extended Revolving Credit Commitments, as applicable (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche or Revolving Credit Commitments under the Existing Revolver Tranche, as applicable, in respect of which applicable Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans or Extended Revolving Credit Commitments, as applicable, requested to be extended pursuant to the Extension Request, Term Loans or Revolving Credit Commitments, as applicable, subject to Extension Elections shall be amended to Extended Term Loans or Revolving Credit Commitments, as applicable, on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans or Revolving Credit Commitments, as applicable, included in each such Extension Election.
100.Extension Amendment. Extended Term Loans and Extended Revolving Credit Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Term Lender or Extending Revolving Credit Lender, as applicable, providing an Extended Term Loan or Extended Revolving Credit Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in Section 2.16(a) or 2.16(b) above, respectively (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction (or waiver) on the date thereof of each of the conditions set forth in Section 4.02 (other than delivery of a Committed Loan Notice) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates substantially consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, incurred pursuant thereto, modify the scheduled repayments set forth in Section 2.07 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.07), modify the prepayments set forth in Section 2.05 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto, make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the third paragraph of Section 10.01 (without the consent of the Required Lenders called for therein) and effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and Holdings, to effect the provisions of this Section 2.16, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.
101.No conversion or extension of Loans or Commitments pursuant to any Extension Amendment in accordance with this Section 2.16 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement. This Section 2.16 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.
af.Defaulting Lenders.
102.Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
xlix.Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.
l.Reallocation of Payments.
y.Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the relevant L/C Issuers or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the relevant L/C Issuers or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit or Swing Line Loan; fourth, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and Holdings, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.17(a)(ii)(A) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
z.If any Swing Line Obligations or L/C Obligations exist at the time such Lender becomes a Defaulting Lender, then:
i.all or any part of the Swing Line Obligations or L/C Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Share or other applicable share provided for under this Agreement but only to the extent that such non-Defaulting Lenders’ Revolving Credit Exposures does not exceed its Revolving Credit Commitments;
ii.if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three (3) Business Days following notice by the Administrative Agent (x) first, prepay such Swing Line Obligations and (y) second, Cash Collateralize for the benefit of the L/C Issuer only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.03(g) for so long as such L/C Obligations are outstanding;
iii.if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s L/C Obligations pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.03(h) with respect to such Defaulting Lender’s L/C Obligations during the period such Defaulting Lender’s L/C Obligations are Cash Collateralized;
iv.if the L/C Obligations of the non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.09(a) and 2.03(h) shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Share or other applicable share provided for under this Agreement; and
v.if all or any portion of such Defaulting Lender’s L/C Obligations is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the L/C Issuer or any other Lender hereunder, all letter of credit fees payable under Section 2.03(h) with respect to such Defaulting Lender’s L/C Obligations shall be payable to the L/C Issuer until and to the extent that such L/C Obligations are reallocated and/or Cash Collateralized.
li.Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).
lii.Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Pro Rata Share” of each Non-Defaulting Lender’s Revolving Credit Loans and L/C Obligations shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default has occurred and is continuing; and (ii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that Non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Loans of that Lender.
103.Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and the L/C Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share (without giving effect to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
ARTICLE III.
Taxes, Increased Costs Protection and Illegality
ag.Taxes.
104.Except as provided in this Section 3.01, any and all payments made by or on account of the Borrower (the term Borrower under Article III being deemed to include any Subsidiary for whose account a Letter of Credit is issued) or Guarantor under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes. If the Borrower, any Guarantor or other applicable withholding agent shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, if the Tax in question is an Indemnified Tax or Other Tax, the sum payable by the Borrower or any Guarantor shall be increased as necessary so that after making all required deductions of Indemnified Tax or Other Tax (including deductions of Indemnified Tax or Other Tax applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions for Indemnified Tax or Other Tax been made, the applicable withholding agent shall make such deductions, the applicable withholding agent shall pay the full amount deducted to the relevant taxation authority in accordance with applicable Laws, and within 30 days after the date of such payment (or, if receipts or evidence are not available within 30 days, as soon as possible thereafter), if either Borrower or any Guarantor is the applicable withholding agent, it shall furnish to the Administrative Agent the original or a copy of a receipt evidencing payment thereof or other evidence reasonably acceptable to the Administrative Agent.
105.Without duplication of Section 3.01(a), the Borrower agrees to pay, or at the option of the Administrative Agent timely reimburse it for the payment of, any and all present or future stamp, court or documentary Taxes and any other property, intangible or mortgage recording Taxes, imposed by any Governmental Authority, which arise from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document excluding, in each case, any such Tax imposed as a result of an Agent or Lender’s Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document (collectively, “Assignment Taxes”), except for Assignment Taxes resulting from assignment or participation that is requested or required in writing by the Borrower (all such non-excluded taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”).

106.Without duplication of the amounts paid pursuant to Sections 3.01(a) or 3.01(b), the Borrower and each Guarantor, jointly and severally, agree to indemnify each Agent and each Lender for the full amount of Indemnified Taxes and Other Taxes payable by such Agent or such Lender (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority; provided that any Agent or Lender seeking indemnification pursuant to this Section 3.01(c) provides the Borrower the original or a copy of a receipt evidencing payment thereof or other evidence reasonably acceptable to the Borrower. A certificate as to the amount of such payment or liability prepared in good faith and delivered by such Agent or Lender (or by an Agent on behalf of such Lender) accompanied by a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts shall be conclusive absent manifest error.
107.Each Lender and Agent shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender or Agent under the Loan Documents. Each such Lender and Agent shall, whenever a lapse in time or change in circumstances renders such documentation obsolete or inaccurate in any material respect, deliver promptly and on or before the date such documentation expires, becomes obsolete or inaccurate to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding Tax, the applicable withholding agent shall be entitled to withhold amounts required to be withheld by applicable Law from such payments at the applicable rate. Notwithstanding any other provision of this Section 3.01(d), an Agent or a Lender shall not be required to deliver any form pursuant to this Section 3.01(d) that such Agent or Lender is not legally eligible to deliver. Without limiting the foregoing:
liii.Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from federal backup withholding.
liv.Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:
aa.two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor forms), claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,
ab.two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms),
ac.in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “United States Tax Compliance Certificate”) and (y) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor forms), or
ad.to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership), two properly completed and duly signed original copies of Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by Internal Revenue Service Form W-8ECI, Form W-8BEN, Form W-8BEN-E, a United States Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, Form W-9, and/or other certification documents from each beneficial owner, as applicable (provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a United States Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner).
lv.Each Agent that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent two properly completed and duly signed original copies of Internal Revenue Service Form W-9 with respect to fees received on its own behalf, certifying that such Agent is exempt from federal backup withholding. Each Agent that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI with respect to fees received on its own behalf and, with respect to any other fees it is to receive, two properly completed and duly signed original copies of Internal Revenue Service Form W-8IMY accompanied by all required supporting certificates and documentation.
lvi.If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Laws and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Laws and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
lvii.Each Lender and Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
108.Any Lender or Agent claiming any additional amounts payable pursuant to this Section 3.01 shall use its reasonable efforts to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, result in any unreimbursed cost or expense or be otherwise disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
109.If any Lender or Agent determines, in its reasonable discretion exercised in good faith, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by a Loan Party pursuant to this Section 3.01, it shall promptly remit such refund to such Loan Party (but only to the extent of indemnification or additional amounts paid by the Loan Party under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund net of any Taxes payable by any Agent or Lender on such interest); provided that the Loan Parties, upon the request of the Lender or Agent, as the case may be, agree promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority; provided, further, that in no event will the Lender or Agent be required to pay any amount to a Loan Party pursuant to this paragraph (f) the payment of which would place the Lender or Agent in a less favorable net after-Tax position than the Lender or Agent would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.01(f) shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to Taxes that it deems confidential) to the Borrower or any other person.
110.Each Lender shall severally indemnify the Administrative Agent, within 10 Business Days after demand therefor, for any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07 relating to the maintenance of a Participant Register and any Taxes excluded from the definition of (x) “Indemnified Taxes” or (y) “Other Taxes” attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.01(g).
111.For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 3.01, include the Swing Line Lender.
ah.Illegality. If any Lender determines that any Law or guideline has made it unlawful or impermissible, or that any Governmental Authority has asserted that it is unlawful or impermissible under any such guideline, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, in each case after the Closing Date then, on written notice thereof by such Lender to Holdings through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall promptly following written demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all applicable Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully and in accordance with guidelines continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully or in accordance with guidelines continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.
ai.Inability to Determine Rates. Subject to Section 10.23, if the Administrative Agent determines, or the Required Lenders notify the Administrative Agent (with, a copy to the Borrower) that Required Lenders have determined, after the Closing Date that for any reason adequate and reasonable means do not exist for determining the applicable Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar, or other applicable, market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower in writing and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended and (y) in the event a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of such Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request, if applicable, into a request for a Borrowing of Base Rate Loans in the amount specified therein.
aj.Increased Cost and Reduced Return; Capital Adequacy; Eurocurrency Rate Loan Reserves.
112.If any Lender (which, for purposes of this Section 3.04 shall include the L/C Issuers) reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law or guideline, in each case after the Closing Date, or such Lender’s compliance therewith, including, for avoidance of doubt any such adoption, change or compliance in respect of (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines, requirements, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities pursuant to Basel III regardless in each case (a) and (b) of the date of adoption or enaction, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurocurrency Rate Loans or (as the case may be) issuing or participating in Letters of Credit or Swing Line Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes indemnified pursuant to Section 3.01, or any Taxes excluded from the definition of (x) “Indemnified Taxes” or (y) “Other Taxes” or (ii) reserve requirements contemplated by Section 3.04(b)) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the Eurocurrency Rate Loan (or of maintaining its obligations to make any Loan), or to reduce the amount of any sum received or receivable by such Lender, then from time to time within 15 Business Days after written demand by such Lender setting forth in reasonable detail (which detail shall not be required to include any information to the extent disclosure thereof is prohibited by Law) such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction; provided that the extent any such costs or reductions are incurred by any Lender as a result of any requests, rules, regulations, guidelines, or directives enacted or promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act or Basel III, then such Lender shall be compensated pursuant to this Section 3.04(a) only to the extent it is its general policy or practice of such Lender to impose such charges on similarly situated borrowers where the terms of other syndicated credit facilities permit it to impose such charges.
113.If any Lender determines that the introduction of any Law or guideline regarding capital adequacy or liquidity requirements or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy or liquidity and such Lender’s desired return on capital), then from time to time promptly following written demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within 15 Business Days after receipt of such demand.

114.Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.
115.If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; provided, further, that nothing in this Section 3.04(d) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b) or (c).
116.For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 3.04, include the Swing Line Lender.
ak.Funding Losses. Promptly following written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (excluding loss of anticipated profits) actually incurred by it as a result of:
117.any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan of the Borrower on a day other than the last day of the Interest Period for such Loan; or
118.any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to pay, prepay, borrow, continue or convert any Eurocurrency Rate Loan of the Borrower on the date or in the amount notified by the Borrower;
including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.
al.Matters Applicable to All Requests for Compensation.
119.Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable and customary averaging and attribution methods.
120.With respect to any Lender’s claim for compensation for any amounts under Section 3.01, 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for the interest and penalties with respect to such amounts if such Lender notifies the Borrower of the event that gives rise to such claim more than 180 days after such event; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable Eurocurrency Rate Loan, or, if applicable, to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.
121.If the obligation of any Lender to make or continue any Eurocurrency Rate Loan, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law or guidelines) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:
lviii.to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and
lix.all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.
122.If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.
am.Replacement of Lenders under Certain Circumstances.
123.If at any time the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make any Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or 3.04 or requires the Borrower to pay additional amounts as a result thereof, any Lender becomes a Defaulting Lender, or any Lender becomes a Non-Consenting Lender, then the Borrower may, on five Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (so long as the assignment fee is paid in such instance) all of its rights and obligations under this Agreement (which shall only apply in respect of any applicable Facility (and not all Facilities hereunder) only in the case of clause (i) or, in the case of a Non-Consenting Lender with respect to a vote of directly and adversely affected Lenders (“Affected Class”), clause (iii); provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; provided, further, that in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents.
124.Any Lender being replaced pursuant to Section 3.07(a) above shall execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans in respect thereof, and deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent. Pursuant to such Assignment and Assumption, the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, all obligations of the Borrower owing to the assigning Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Lender, then such Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Lender and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Lender.
125.Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or Cash Collateral) have been made in respect of such outstanding Letters of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.
126.In the event that the Borrower or the Administrative Agent have requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, the consent, waiver or amendment in question requires the agreement of each affected Lender or each Lender of a Class in accordance with the terms of Section 10.01 or an Affected Class or all Lenders holding Term Loans subject to a Permitted Repricing Amendment and the Required Lenders (and, in the case of a consent, waiver or amendment (1) involving all of an Affected Class, at least 50.1% of such Affected Class or (2) involving a

Permitted Repricing Amendment, all other Lenders holding a tranche of Term Loans subject to such repricing that will continue as repriced or modified Term Loans) have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”
an.Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV.
Conditions Precedent to Credit Extensions
ao.Conditions to Initial Credit Extension. The obligation of each Lender to make a Credit Extension hereunder on the Closing Date is subject to satisfaction (or waiver) of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent:
127.The Administrative Agent’s receipt of the following, each of which shall be original, .pdf or facsimile copies or delivered by other electronic method unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent:
lx.a Committed Loan Notice, executed by the Administrative Agent and a Responsible Officer of the Borrower and in accordance with the requirements hereof;
lxi.executed counterparts of this Agreement;
lxii.a Note executed by the Borrower in favor of each Lender that has requested a Note at least two Business Days in advance of the Closing Date;
lxiii.each Collateral Document and each other document set forth on Schedule 1.01B required to be executed on the Closing Date as indicated on such schedule, duly executed by each Loan Party thereto, together with:
ae.certificates, if any, representing the Pledged Equity constituting certificated securities referred to therein accompanied by undated stock powers executed in blank and instruments, if any, evidencing the Pledged Debt indorsed in blank; and
af.proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the foregoing Security Agreement;
lxiv. a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of Holdings, together with all attachments contemplated thereby and the results of a search of the Uniform Commercial Code filings (or equivalent filings) with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons, the results of a judgment and tax lien search with respect to the Loan Parties in the states and county in which the chief executive office of each such Person is located and in such other jurisdictions as may be reasonably required by the

Administrative Agent, together with copies of the financing statements (or similar documents) disclosed by such search, and along with copies of USPTO and United States Copyright Office searches reasonably required by the Administrative Agent;
lxv.such certificates of good standing (to the extent such concept exists in the applicable jurisdiction) from the applicable secretary of state of the state of organization of each Loan Party, copies of resolutions or other corporate or limited liability company action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;
lxvi.(x) opinion from Davis Polk & Wardwell, LLP, as special New York counsel to the Loan Parties and (y) opinion from Morris, Nichols, Arsht & Tunnell LLP, as special Delaware counsel to the Loan Parties, in each case in form and substance reasonably satisfactory to the Administrative Agent; and
lxvii.a solvency certificate from the chief financial officer of Borrower substantially in the form attached hereto as Exhibit D;
128.All fees and expenses (to the extent invoiced at least two days prior to the Closing Date) (except as otherwise reasonably agreed by the Borrower) required to be paid hereunder and under the Commitment and Engagement Letter shall have been paid from the proceeds of the initial fundings under the Facilities.
129.The Refinancing shall have been or, substantially concurrently with the initial Borrowing hereunder shall be, consummated.
130.The Arrangers shall have received the Annual Financial Statements, the Quarterly Financial Statements and the Pro Forma Balance Sheet.
131.The Administrative Agent and each requesting Lender shall have received at least three Business Days prior to the Closing Date (x) all documentation and other information about the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act that has been requested by the Administrative Agent or any requesting Lender in writing at least ten days prior to the Closing Date and (y) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower.
Without limiting the generality of the provisions of Section 9.03(b), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
ap.Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans and other than in connection with an Incremental Amendment which shall be governed by Section 2.14 or a Refinancing Amendment which shall be governed by Section 2.15) is subject to satisfaction or waiver of the following conditions precedent:
132.The representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such Credit Extension or on such earlier date, as the case may be.
133.No Default or Event of Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.
134.The Administrative Agent and, if applicable, the relevant L/C Issuer or the Swing Line Lender, shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension (other than (i) with respect to any Request for Credit Extension with respect to Loans to be made on the Closing Date or (ii) a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
Notwithstanding anything in this Section 4.02 to the contrary, to the extent that the proceeds of Incremental Term Loans are to be used to finance a Limited Condition Transaction permitted hereunder, the only conditions precedent to the funding of such Incremental Loans shall be the conditions precedent set forth in the related Incremental Amendment.
ARTICLE V.
Representations and Warranties
On the dates and to the extent required pursuant to Sections 4.01 or 4.02 hereof, as applicable, Holdings, the Borrower and each of the Subsidiary Guarantors party hereto represent and warrant to the Agents and the Lenders that:
aq.Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Restricted Subsidiary that is a Material Subsidiary is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization to the extent such concept exists in such jurisdiction, has all requisite organizational power and authority to, in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, is in compliance with all Laws, orders, writs and injunctions and has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case, referred to in clauses (a) (other than with respect to Holdings and the Borrower), (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
ar.Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, have been duly authorized by all necessary corporate or other organizational action, and do not contravene the terms of any of such Person’s Organization Documents, conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or violate any Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clauses (ii) and (iii), to the extent that such violation, conflict, breach, contravention or payment would not reasonably be expected to have a Material Adverse Effect.
as.Governmental Authorization. No material approval, consent, exemption, authorization, or other action by or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) approval, consent, exemption, authorization, or other action by, or notice to, or filing necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties (or release existing Liens) under applicable U.S. law, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to obtained, taken, given or made or in full force and effect pursuant to the Collateral and Guarantee Requirement) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.
at.Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity, the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and the effect of foreign Laws, rules and regulations as they relate to pledges of Equity Interests in or Indebtedness owed by Foreign Subsidiaries (clauses (i), (ii) and (iii), the “Enforcement Qualifications”).
au.Financial Statements; No Material Adverse Effect.
135.The Annual Financial Statements and the Quarterly Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (A) except as otherwise expressly noted therein and (B) subject, in the case of the Quarterly Financial Statements, to changes resulting from normal year-end adjustments and the absence of footnotes.
136.The unaudited pro forma consolidated balance sheet (the “Pro Forma Balance Sheet”) of Borrower and its Subsidiaries as of March 31, 2021, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date, which need not be prepared in accordance with Regulation S-X of the Securities Act of 1933, as amended, and need not include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standard Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)), has been prepared in good faith based upon assumptions that are believed by the Borrower to be reasonable at the time the Pro Forma Balance Sheet was so furnished to the Arrangers.
137.Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
av.Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues (other than actions, suits, proceedings and claims in connection with the Transactions) that have a reasonable likelihood of adverse determination and such determination, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
aw.Ownership of Property; Liens. the Borrower and each of its Restricted Subsidiaries has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except as set forth on Schedule 5.07, minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes, Liens permitted by Section 7.01 and where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
ax.Environmental Matters. Except as specifically disclosed on Schedule 5.08 or except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
138.each Loan Party and its respective properties and operations are and have been in compliance with all Environmental Laws, which includes obtaining and maintaining all applicable Environmental Permits required under such Environmental Laws to carry on the business of the Loan Parties as currently conducted;
139.the Loan Parties have not received any written notice that alleges any of them is in violation of or potentially liable under any Environmental Laws, and none of the Loan Parties nor any of the Loan Parties’ Real Property is the subject of any claims, known investigations, liens, demands, or judicial, administrative or arbitral proceedings pending or, to the knowledge of the Borrower, threatened in writing under any Environmental Law or to revoke or modify any Environmental Permit held by any of the Loan Parties;
140.there has been no Release of Hazardous Materials on, at, under or from any Real Property or facilities owned, operated or leased by any of the Loan Parties, to the knowledge of the Borrower, Real Property formerly owned, operated or leased by any Loan Party or at any other location arising out of the conduct or current or prior operations of the Loan Parties that would, in any such case with respect to clauses (i), (ii) or (iii) above, reasonably be expected to require investigation, remedial activity or corrective action or cleanup by any Loan Party or would reasonably be expected to result in the Borrower incurring liability under Environmental Laws; and
141.there are no environmental conditions arising out of or relating to the operations of the Loan Parties or Real Property or facilities owned, operated or leased by any of the Loan Parties or, to the knowledge of the Borrower, Real Property or facilities formerly owned, operated or leased by the Loan Parties, in each case, that would reasonably be expected to result in the Borrower incurring liability under Environmental Laws.
ay.Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties and their Subsidiaries have timely filed all tax returns required to be filed, and have paid all Taxes levied or imposed upon them or their properties, income, profits or assets, that are due and payable (including in their capacity as a withholding agent), except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. To the knowledge of the Loan Parties, there is no Tax deficiency or assessment proposed in writing by any taxing authority against the Loan Parties that, if made would, individually or in the aggregate, have a Material Adverse Effect.
az.ERISA Compliance.
142.Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws.
143. No ERISA Event has occurred or is reasonably expected to occur; neither any Loan Party, Restricted Subsidiary nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due under Section 4007 of ERISA); neither any Loan Party, Restricted Subsidiary nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; neither any Loan Party, Restricted Subsidiary nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA and the present value of all accumulated benefit obligations under all Pension Plans (based on assumptions used for purposes of statement of Financial Accounting Standards No. 87) did not, as of the most recent valuation date, exceed the fair market value of the assets of such Pension Plans, in the aggregate; except, with respect to each of the foregoing clauses of this Section 5.10(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

ba.Use of Proceeds.
144.The proceeds of the Initial Term Loans will be used on the Closing Date first, to effect the Refinancing, second, to pay costs and expenses relating to the Transactions, and third, if any excess proceeds remain, to fund cash on the balance sheet of the Borrower to finance the working capital needs and other general corporate purposes of the Borrower and its Subsidiaries not prohibited by the terms of the Loan Documents.
145.The proceeds of Revolving Credit Loans will be used (a) on the Closing Date, (i) (x)(A) to effect the Refinancing and (B) to pay costs and expenses relating to the Transactions and (y) to finance working capital needs and other general corporate purposes and (ii) to cash collateralize, replace or provide credit support (including by “grandfathering” such existing letters of credit into the Revolving Credit Facility) for any letters of credit outstanding on the Closing Date to the extent backstop or replacement Letters of Credit cannot be issued on the Closing Date and (b) after the Closing Date, to finance the working capital needs and other general corporate purposes of the Borrower and its Subsidiaries (including for capital expenditures, acquisitions, working capital and/or purchase price adjustments, the payment of transaction fees and expenses (in each case, including in connection with the Transactions), other Investments, Restricted Payments and any other purpose not prohibited by the terms of the Loan Documents).
bb.Margin Regulations; Investment Company Act.
146.The Borrower and its Restricted Subsidiaries are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation T, U or X of the Board.
147.None of the Borrower, Holdings or any of its Restricted Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
bc.Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information, budgets, estimates and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains, as of the date such statement, certificate or other information was furnished, any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading. With respect to projected financial information and pro forma financial information, the Borrower represents that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such information was furnished, it being understood that such projected financial information and pro forma financial information are not to be viewed as facts or as a guarantee of performance or achievement of any particular results and that actual results may vary from such forecasts and that such variations may be material and that no assurance can be given that the projected results will be realized.

bd.Labor Matters. As of the Closing Date, except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: there are no strikes or other labor disputes against the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened; hours worked by and payment made to employees of the Borrower or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and all payments due from the Borrower or any of its Restricted Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.
be.Intellectual Property; Licenses, Etc. To the knowledge of the Borrower, the Borrower and its Restricted Subsidiaries own, without restriction, free and clear of all Liens other than Liens permitted by Section 7.01, license or possess the right to use all of the IP Rights that are reasonably necessary for the operation of their respective businesses as currently conducted, except to the extent such failure to own, license or have such IP Rights or the existence of such Liens, in each case, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the operation of the respective businesses of the Borrower and the Restricted Subsidiaries as currently conducted does not infringe upon, dilute, misappropriate or violate any IP Rights held by any Person except for such infringements, dilutions, misappropriations or violations, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any IP Rights owned by the Borrower or any of its Restricted Subsidiaries is pending or, to the knowledge of the Borrower, threatened against any Loan Party or any of the Restricted Subsidiaries, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
bf.Solvency. On the Closing Date, after giving effect to the Transactions and the related transactions contemplated by the Loan Documents, Holdings and its Subsidiaries, on a consolidated basis, are Solvent.
bg.USA Patriot Act; OFAC; FCPA.
148.To the extent applicable, each of Holdings and its Subsidiaries is in compliance, in all material respects, with the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and the USA Patriot Act.
149.None of Holdings, the Borrower, any Subsidiary or, to the knowledge of the Borrower, any director or officer of Holdings, the Borrower or any Subsidiary is subject to or the target of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not use the proceeds of the Loans or otherwise make available such proceeds to any Person for the purpose of financing the activities of any Person subject to or the target of any U.S. sanctions administered by OFAC, to the extent prohibited by sanctions.
150.No part of the proceeds of the Loans will be used, directly or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 (“FCPA”), as amended.
bh.Security Documents. Except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents (including the delivery to Administrative Agent of any Pledged Debt and any Pledged Equity required to be delivered pursuant to the applicable Collateral Documents), are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, a legal, valid, enforceable and first-priority perfected Lien on all right, title and interest of the respective Loan Parties in the Collateral described therein subject to the Enforcement Qualifications and Liens permitted by Section 7.01.
Notwithstanding anything herein (including this Section 5.18) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest (other than with respect to those pledges and security interests made under the Laws of the jurisdiction of formation of the applicable Foreign Subsidiary) in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law, (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or (C) on the Closing Date and until required pursuant to Section 6.11, 6.13 or 4.01(a), the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Closing Date pursuant to Section 4.01(a).
ARTICLE VI.
Affirmative Covenants
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent obligations as to which no claim has been asserted, Cash Management Obligations and Obligations in respect of Secured Hedge Agreements) hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place), then after the Closing Date, Holdings (solely in the case of Sections 6.01, 6.02 6.04, 6.05, 6.08, 6.09, 6.10, 6.11 and 6.13) and Holdings and the Borrower shall, and (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, 6.14 and 6.15) shall cause each of their respective Restricted Subsidiaries to:
bi.Financial Statements.
151.Deliver to the Administrative Agent for prompt further distribution to each Lender, within 120 days after the end of each fiscal year, a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case, commencing with the fiscal year ended December

31, 2021, in comparative form the figures for the previous fiscal year, all in reasonable detail (together with, in all cases, customary management discussion and analysis) and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Deloitte LLP or an independent registered public accounting firm of nationally recognized standing or other independent registered public accounting firm approved by the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” explanatory language (other than solely as a result of (i) the debt maturity of any Obligations or the maturity of any other financing facility occurring within one year from the time such opinion is delivered, (ii) any actual or potential inability to satisfy any financial covenant on a future date or for a future period or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary) or any qualification or exception as to the scope of such audit.
152.Deliver to the Administrative Agent for prompt further distribution to each Lender, within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, an unaudited consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and consolidated statements of cash flows for such fiscal quarter and the portion of the fiscal year then ended, setting forth in each case, commencing with the fiscal quarter ended June 30, 2021, in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail (together with, in all cases, customary management discussion and analysis) and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Restricted Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;
153.[Reserved]; and
154.Deliver to the Administrative Agent with each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.
Notwithstanding the foregoing, the obligations in Sections 6.01(a) and (b) may be satisfied with respect to financial information of the Borrower and the Restricted Subsidiaries by furnishing (I) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings, including the Public Parent) or (II) the Borrower’s (or any direct or indirect parent thereof, including the Public Parent), as applicable, Form 10-K or 10-Q, as applicable filed with the SEC; provided that, with respect to clauses (I) and (II), (i) to the extent such information relates to a parent of the Borrower (including the Public Parent), such information is accompanied by information (which need not be audited) that explains in reasonable detail the differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand (it being understood that if such differences relate primarily to tax assets, tax liabilities and other tax attributes (including in connection with the TRA) and/or any corporate overhead or other Public Company Costs, in each case, of Holdings (or such parent), then any such information explaining such differences may be in substantially the same form as provided in connection with the delivery under the Existing Credit Facility of unaudited financial statements for the fiscal quarter ended March 31, 2021, or such other form and level of detail as reasonably agreed by the Administrative Agent) and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of Deloitte LLP or an independent registered public accounting firm of nationally recognized standing or other independent registered public accounting firm approved by the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” explanatory language (other than solely as a result of (i) the debt maturity of any Obligations or the maturity of any other financing facility within one year from the time such opinion is delivered, (ii) any potential inability to satisfy any financial covenant on a future date or for a future period or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary) or any qualification or exception as to the scope of such audit. Notwithstanding the foregoing, to the extent that the business activities, properties or liabilities of such parent changed in any material respect from the business, activities, properties and liabilities of such parent on the Closing Date or include other material activities, properties or liabilities other than those relating to the ownership of Holdings, the Borrower and their Subsidiaries, the Required Lenders may, upon written notice to the Borrower, require that the Loan Parties provide the financial statements and audit opinion described in Section 6.01(a) for the Borrower (and not for parent) no later than the later to occur of (x) the date on which such financial statements are otherwise required to be delivered pursuant to Section 6.01(a) and (y) the date that is 90 days after receipt of such notice and, for the avoidance of doubt, for all successive fiscal years for which financial statements shall be required to be delivered pursuant to Section 6.01(a).
Documents required to be delivered pursuant to Sections 6.01 and 6.02(a) through (d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or any direct or indirect parent of the Borrower, including the Public Parent) posts such documents, or provides a link thereto on the website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent (which may be electronic copies delivered via electronic mail). Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive Material Non-Public Information and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any Material Non-Public Information (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”; provided that the Borrower’s failure to comply with this sentence shall not constitute a Default or an Event of Default under this Agreement or the Loan Documents. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”; provided, however, that the following Borrower Materials shall be deemed to be marked “PUBLIC” unless the Borrower notifies the Administrative Agent promptly that any such document contains Material Non-Public Information: (1) the Loan Documents, (2) any notification of changes in the terms of the Facilities and (3) all information delivered pursuant to Sections 6.01(a), 6.01(b), 6.02(a) and 6.02(d)(i).
bj.Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:
155.no later than five days after the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;
156.promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Holdings, the Borrower or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02;
157.[reserved];
158.together with the delivery of each Compliance Certificate pursuant to Section 6.02(a) or (b), a list of each Subsidiary of the Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate (to the extent that there have been any changes in the identity or status as a Restricted Subsidiary or Unrestricted Subsidiary of any such Subsidiaries since the Closing Date or the most recent list provided);

159.promptly after the furnishing thereof, copies of any material written notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities (other than in connection with any board observer rights) of any Loan Party or of any of its Restricted Subsidiaries pursuant to the terms of any documentation for Indebtedness of the type permitted to be incurred under Section 7.03(v), in each case, in a principal amount in excess of the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of Section 6.01, 6.02 or 6.03; and
160.promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Restricted Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.
In no event shall the requirements set forth in Section 6.02(e) require Holdings, the Borrower or any of their Restricted Subsidiaries to provide any such information which (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.
bk.Notices. Promptly after a Responsible Officer of the Borrower has obtained knowledge thereof, notify the Administrative Agent:
161.of the occurrence of any Default or Event of Default;
162.of the occurrence of an ERISA Event which would reasonably be expected to result in a Material Adverse Effect;
163.of the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority against the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect; and
164.of the occurrence of any other matter or development that has had or would reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower delivered to the Administrative Agent for prompt further distribution to each Lender (x) that such notice is being delivered pursuant to Section 6.03(a), (b), (c), or (d) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.
bl.Payment of Taxes. Pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of Taxes and similar claims imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent any such Tax is being contested in good faith and by appropriate proceedings and with respect to which appropriate reserves have been established in accordance with GAAP or the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

bm.Preservation of Existence, Etc..
165.Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization; and
166.take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business and maintain and operate such business in substantially the manner in which it is presently conducted and operated, except, in the case of Section 6.05(a) (other than with respect to the Borrower) or this Section 6.05(b), to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or pursuant to any merger, consolidation, liquidation, dissolution or Disposition permitted by Article VII.
bn.Maintenance of Properties; Intellectual Property. Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted and all of its IP Rights that are reasonably necessary for the operation of its business as currently conducted.
bo.Maintenance of Insurance. Maintain with insurance companies that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons. Not later than 90 days after the Closing Date (or the date any such insurance is obtained, in the case of insurance obtained after the Closing Date) (or in each case such later date the Administrative Agent may agree in its reasonable discretion), each such policy of insurance (other than business interruption insurance, director and officer insurance and worker’s compensation insurance) shall as appropriate (i) name the Administrative Agent as additional insured thereunder or (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Lenders, as loss payee thereunder. If the improvements on any Mortgaged Property are at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then, to the extent required by the Flood Insurance Laws, the Borrower shall, or shall cause each Loan Party to, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount reasonably satisfactory to the Administrative Agent and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) upon the reasonable request of the Administrative Agent (except after the occurrence and during the continuation of an Event of Default, not to exceed one time per fiscal year), deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

bp.Compliance with Laws. Comply in all material respects with the requirements of all Laws (including ERISA, U.S. sanctions administered by OFAC, FCPA and Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
bq.Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects in a manner to allow financial statements to be prepared in conformity with GAAP and which reflect all material financial transactions and matters involving the material assets and business of the Borrower or a Restricted Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).
br.Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year and such time shall be at the Borrower’s expense; provided, further, that during the continuation of an Event of Default, the Administrative Agent (or any of its respective representatives or independent contractors), on behalf of the Lenders, may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that constitutes non-financial trade secrets or non-financial proprietary information, in respect of which access or inspection by, or disclosure to, the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or is subject to attorney-client or similar privilege or constitutes attorney work product.
bs.Additional Collateral; Additional Guarantors. At the Borrower’ expense, subject to the terms, conditions and provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:
167.Upon the formation or acquisition of any new direct or indirect wholly-owned Material Domestic Subsidiary (in each case, other than an Excluded Subsidiary) by any Loan Party or the designation in accordance with Section 6.14 of any existing direct or indirect wholly-owned Material Domestic Subsidiary as a Restricted Subsidiary (in each case, other than an

Excluded Subsidiary) or any Subsidiary becoming a wholly-owned Material Domestic Subsidiary (in each case, other than an Excluded Subsidiary) or any Material Domestic Subsidiary ceasing to be an Excluded Subsidiary:
lxviii.within 60 days after such formation, acquisition or designation, or such longer period as the Administrative Agent may agree in writing in its reasonable discretion:
ag.cause each such Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent, other than with respect to any Excluded Assets, joinders to this Agreement as Guarantors, Security Agreement Supplements, Intellectual Property Security Agreements and other security agreements and documents as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Mortgages, Security Agreement, Intellectual Property Security Agreements and other security agreements in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;
ah.cause each such Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates and instruments representing Collateral that are required to be delivered pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank;
ai.take and cause such Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement and each direct or indirect parent of such Material Domestic Subsidiary to take whatever action (including the recording of Mortgages, the filing of UCC financing statements and delivery of stock and membership interest certificates) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement;
lxix.if reasonably requested by the Administrative Agent, within 60 days after such request (or such longer period as the Administrative Agent may agree in writing in its reasonable discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request;
lxx.within 60 days after the reasonable request therefor by the Administrative Agent (or such longer period as the Administrative Agent may agree in writing in its reasonable discretion), deliver to the Administrative Agent with respect to each Material Real Property, copies of title reports, abstracts or existing environmental assessment reports, each in form and substance reasonably satisfactory to the Administrative Agent; provided, however, that there shall be no obligation to deliver to the Administrative Agent any environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than the Borrower or one of its Subsidiaries if such consent cannot be reasonably obtained through commercially reasonable and diligent effort; and
lxxi.if reasonably requested by the Administrative Agent, within 60 days after such request (or such longer period as the Administrative Agent may agree in writing in its reasonable discretion), deliver to the Administrative Agent other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to perfection and existence of security interests with respect to property of any Guarantor acquired after the Closing Date and subject to the Collateral and Guarantee Requirement, but not specifically covered by the preceding clauses (i), (ii) or (iii) or Section 6.11(b) below.
168.Not later than 120 days (or such longer period as the Administrative Agent may agree in writing in its reasonable discretion) after the acquisition by any Loan Party of Material Real Property as determined by the Borrower (acting reasonably and in good faith) or the formation, designation, or acquisition of any Material Domestic Subsidiary as described in Section 6.11(a) above, and such Material Domestic Subsidiary owns Material Real Property that is required to be provided as Collateral pursuant to the Collateral and Guarantee Requirement, which Material Real Property would not be automatically subject to another Lien pursuant to pre-existing Collateral Documents, cause such Material Real Property to be subject to a Lien and Mortgage in favor of the Administrative Agent for the benefit of the Secured Parties and take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of, the Collateral and Guarantee Requirement and to otherwise comply with the requirements of the Collateral and Guarantee Requirement.
bt.Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, (i) comply, and take all commercially reasonable actions to cause all lessees and other Persons operating or occupying its Real Property to comply with all applicable Environmental Laws and Environmental Permits; (ii) obtain and renew all Environmental Permits necessary for its operations and Real Property; and (iii) in each case to the extent the Loan Parties are required by Environmental Laws or a Governmental Authority, conduct any assessment, investigation, remedial or other corrective action necessary to address Hazardous Materials at any Real Property in accordance with applicable Environmental Laws; provided, however, that none of the Loan Parties or any Subsidiary shall be required to undertake any assessment, investigation, remedial or other corrective action required by Environmental Laws or a Governmental Authority to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
bu.Further Assurances; Post-Closing Obligations.

169.Promptly upon reasonable written request by the Administrative Agent correct any mutually identified material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents, to the extent required pursuant to the Collateral and Guarantee Requirement and subject in all respects to the limitations therein. If the Administrative Agent reasonably determines that it is required by applicable Law to have appraisals prepared in respect of any Mortgaged Property, the Borrower shall promptly provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA.
170.Execute and deliver the documents and complete the tasks set forth on Schedule 6.13(b), in each case within the time limits specified therein (or such longer period of time reasonably acceptable to the Administrative Agent).
bv.Designation of Subsidiaries. The Borrower may at any time after the Closing Date designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that, immediately before and after such designation, no Event of Default shall have occurred and be continuing and no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of any Junior Financing. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value as determined in good faith by the Borrower of the Borrower’s or its Subsidiary’s (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a Return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value as determined in good faith by the Borrower at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.
bw.Maintenance of Ratings. Use commercially reasonable efforts to maintain (i) a public corporate credit rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s, in each case in respect of the Borrower, and (ii) a public rating (but not any specific rating) in respect of the Initial Term Loans and the Revolving Credit Facility from S&P and Moody’s.
bx.Use of Proceeds. Use the proceeds of the Initial Term Loans to finance a portion of the Transactions and use the proceeds of the Term Loans (other than Initial Term Loans), Revolving Credit Loans and the Letters of Credit issued hereunder as contemplated by Section 5.11 and for other general corporate purposes and working capital of the Borrower and its Subsidiaries and any other purpose not prohibited by this Agreement, including Permitted Acquisitions and other Investments.
by.Transactions with Affiliates. The Borrower will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates (other than the Borrower and its Restricted Subsidiaries) involving aggregate payments or consideration in excess of the greater of $5,000,000 and 3.5% of Consolidated EBITDA as of the last day of the most recently ended Test Period for any individual transaction or series of related transactions on terms that are at least substantially as favorable to the Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, as determined by the board of directors of the Borrower or such Restricted Subsidiary in good faith; provided that the foregoing restrictions shall not apply to:
171.any transaction between or among one or more Loan Parties and one or more Professional Corporations pursuant to or in accordance with an Administrative Services Agreement, in each case to the extent (x) made in the ordinary course of business and (y) permitted by this Agreement;
172.[reserved];
173.the Transactions and the payment of fees and expenses (including Transaction Expenses) as part of or in connection with the Transactions;
174.[reserved];
175.the payment of indemnities and reasonable expenses of the Sponsor to the extent attributable to its ownership of Holdings and its Subsidiaries;
176.Restricted Payments permitted under Section 7.06;
177.loans and other Investments made by Holdings and its Restricted Subsidiaries to Unrestricted Subsidiaries and joint ventures (to the extent any such Unrestricted Subsidiary or any such joint venture is only an Affiliate as a result of Investments by the Borrower and its Restricted Subsidiaries in such Subsidiary or joint venture) to the extent otherwise permitted under Section 7.02.
178.transactions by the Borrower and its Restricted Subsidiaries permitted under an express provision (including any exceptions thereto) of this Article VII;
179.employment, incentive compensation and severance arrangements between the Borrower and its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans, incentive compensation plans and employee benefit plans and arrangements in the ordinary course of business;
180.the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Borrower and its Restricted Subsidiaries (or Holdings or any direct or indirect parent of the Borrower, including the Public Parent) in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;
181.transactions pursuant to agreements, instruments or arrangements in existence on the Closing Date and set forth on Schedule 6.17 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

182.customary payments by Holdings and any of its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of the Borrower in good faith;
183.payments by the Borrower or any of its Subsidiaries pursuant to any tax sharing agreements with any direct or indirect parent of the Borrower (including the Public Parent) to the extent attributable to the ownership or operation of the Borrower and the Subsidiaries, but only to the extent permitted by Section 7.06(h)(iii);
184.the issuance or transfer of Qualified Equity Interests of Borrower to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees, distributes or Affiliate of any of the foregoing) of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof (including the Public Parent);
185.transactions with customers, clients, joint venture partners, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the board of directors or the senior management of the Borrower, or are on terms at least as favorable (as reasonably determined by the Borrower) as might reasonably have been obtained at such time from an unaffiliated party;
186. any issuance of securities or rights pursuant to stock options, stock ownership plans (including restricted stock plans), stock grants, directed share programs and other equity based incentive plans and the execution, delivery and performance of any stockholder or registration rights agreement approved by the board of directors of the Borrower;
187.transactions in which the Borrower or any of the Restricted Subsidiaries, as the case may be, deliver to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or is on terms substantially as favorable to the Borrower or a Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate;
188.payments to or from, and transactions with, joint ventures (to the extent any such joint venture is only an Affiliate as a result of Investments by Holdings and the Restricted Subsidiaries in such joint venture) in the ordinary course of business to the extent otherwise permitted under Section 7.02;
189.customary tax sharing agreements or arrangements among the Borrower, any direct or indirect parent of the Borrower and their Subsidiaries; and
190.transactions constituting any part of a Permitted Reorganization.
bz.Conduct of Business. Not to engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the Closing Date other than any business reasonably related, complementary, corollary, synergistic or ancillary thereto (including related, complementary, synergistic or ancillary technologies) or reasonable extensions and expansions thereof.
ca.Fiscal Year. The Borrower shall maintain its fiscal year as in effect on the Closing Date; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year on one or more occasions to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.
ARTICLE VII.
Negative Covenants
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligations hereunder (other than contingent obligations as to which no claim has been asserted, Cash Management Obligations and Obligations in respect of Secured Hedge Agreements) or any Letter of Credit remaining outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer), then from and after the Closing Date, the Borrower (and, with respect to Section 7.14 only, Holdings) shall not and shall not permit any of their Restricted Subsidiaries to, directly or indirectly:
cb.Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (collectively, “Permitted Liens”):
191.Liens created pursuant to any Loan Document and on the Collateral securing Cash Management Obligations incurred pursuant to Section 7.03(l) and other Secured Obligations;
192.Liens existing on the Closing Date and, in the case of Liens securing Indebtedness with a principal amount in excess of $5,000,000, listed on Schedule 7.01(b) and any modifications, replacements, renewals, restructurings, refinancings or extensions thereof; provided that the Lien does not extend to any additional property other than after-acquired property that is affixed or incorporated into the property covered by such Lien and proceeds and products thereof and the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03;
193.Liens for taxes, assessments or governmental charges that are not overdue for a period of more than any applicable grace period related thereto or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP to the extent required by GAAP or where the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
194.statutory or common law Liens of landlords, sub-landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens,

so long as, in each case, such Liens secure amounts not overdue for a period of more than 30 days or if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
195. pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings or any of its Restricted Subsidiaries;
196.pledges or deposits to secure the performance of bids, trade contracts, utilities, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business or consistent with past practice;
197.easements, rights-of-way, restrictive covenants, servitudes, sewers, electric lines, drains, telegraph, telephone and cable lines, gas and oil pipelines, building codes, restrictions (including zoning restrictions), encroachments, licenses, protrusions and other similar encumbrances and minor title defects or irregularities and minor survey exceptions, in each case affecting Real Property and that do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, and any exceptions on the Mortgage Policies issued in connection with the Mortgaged Properties;
198.Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(g), arising out of judgments or awards against the Borrower or any of its Restricted Subsidiaries with respect to which an appeal or other proceeding for review is then being pursued and for which adequate reserves have been made with respect thereto on the books of the applicable Person in accordance with GAAP and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings for which adequate reserves have been made with respect thereto on the books of the applicable Person in accordance with GAAP;
199.leases, licenses, subleases or sublicenses (including the provision of software or the licensing of other IP Rights) and terminations thereof, in each case granted to others in the ordinary course of business which do not in the reasonable business judgment of the Borrower interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, do not secure any Indebtedness and are permitted by Section 7.05(h);
200.Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

201.Liens of a collection bank arising under Section 4-208 of the Uniform Commercial Code on items in the course of collection, encumbering initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions, and that are contractual rights of setoff or rights of pledge relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business or pooled deposit or sweep accounts of Holdings or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries;
202.Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02(i) and (n) or to the extent related to any of the foregoing, Section 7.02(r), to be applied against the purchase price for such Investment, and consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
203.Liens in favor of Holdings, the Borrower or any Subsidiary Guarantor and in favor of a Restricted Subsidiary that is not a Loan Party on assets of a Restricted Subsidiary that is not a Loan Party securing Indebtedness permitted under Sections 7.03(b) and (d);
204.any interest or title of a lessor, sub-lessor, licensor or sub-licensor under leases, subleases, licenses or sublicenses entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;
205.Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;
206.Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02(a);
207.assignment of, and sales or Liens on, accounts receivables or rights in respect of any thereof (x) that are delinquent or disputed, (y) for collection or (z) in connection with sales permitted by Section 7.05;
208.Liens that are contractual rights of set off or rights of pledge relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;
209.Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
210.ground leases in respect of Real Property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

211.Liens to secure Indebtedness permitted under Section 7.03(e); provided that such Liens are incurred within 270 days of the acquisition, construction, repair, lease or improvement of the property subject to such Liens, such Liens do not at any time encumber property (except for replacements, additions, accessions and proceeds to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits and with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;
212.Liens on property of any Restricted Subsidiary that is not a Loan Party, which Liens secure Indebtedness of any of the Borrower or any Restricted Subsidiary permitted under Section 7.03(m) or Indebtedness permitted under Section 7.03 of Restricted Subsidiaries that are not Loan Parties;
213.Liens (x) existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14) or (y) created on the property of such Person securing Indebtedness to finance a Permitted Acquisition of such property or Person, in each case after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary to the extent such Equity Interests are owned by the Borrower or any Subsidiary Guarantor); provided that in the case of clause (x), such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, such Lien does not extend to or cover any other assets or property (other than the proceeds, products and accessions thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and in the case of clause (x), the Indebtedness secured thereby is permitted under Section 7.03(g) or (v);
214. zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;
215.Liens arising from precautionary Uniform Commercial Code financing statement or similar filings securing obligations permitted to be incurred on a secured basis under Section 7.03 and elsewhere under this Section 7.01;
216.Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
217.the modification, replacement, renewal or extension of any Lien permitted by Sections 7.01(b), (u) and (w); provided that the Lien does not extend to any additional property, other than after-acquired property that is affixed or incorporated into the property covered by such Lien and proceeds and products thereof, and the renewal, extension, restructuring or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03 (to the extent constituting Indebtedness);
218.Liens with respect to property or assets of the Borrower or any of its Restricted Subsidiaries securing obligations in an aggregate principal amount outstanding at any time not to exceed the greater of $60,000,000 and 40% of Consolidated EBITDA as of the last day of the most recently ended Test Period;
219.Liens incurred in reliance on the Cumulative Credit;
220.Liens on the Collateral securing obligations in respect of Permitted First Priority Refinancing Debt or Permitted Junior Priority Refinancing Debt and Indebtedness permitted pursuant to Section 7.03(v)(i) and (ii), (w) (relating to (v)(i) and (v)(ii)) and (z)(to the extent permitted to be secured thereunder) and any Permitted Refinancing of any of the foregoing;
221.deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises;
222.Liens on property of any Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary permitted under Section 7.03;
223.Liens on property subject to any sale-leaseback transaction permitted hereunder and general intangibles related thereto;
224.in the case of any non-wholly-owned Restricted Subsidiary, any put and call arrangements or restrictions on disposition related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;
225.Liens securing Swap Contracts so long as (x) such Swap Contracts do not constitute Secured Hedge Agreements and (y) the value of the property securing such Swap Contracts does not exceed the greater of $10,000,000 and 7.5% of Consolidated EBITDA as of the last day of the most recently ended Test Period at any time;
226.Liens consisting of contractual restrictions on cash and Cash Equivalents held by Restricted Subsidiaries that prohibit distributions so long as such contractual restrictions are permitted under Section 7.09;
227.Liens arising by operation of law in the United States under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods; and
228.Liens to secure Indebtedness permitted under Section 7.03(v).
cc.Investments. Make or hold any Investments, except:
229.Investments by the Borrower or any of its Restricted Subsidiaries in assets that were cash or Cash Equivalents when such Investment was made;

230.loans or advances to officers, directors and employees of any Loan Party (or any direct or indirect parent thereof, including the Public Parent) or any of its Subsidiaries for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes and in connection with such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent thereof (including the Public Parent) or to permit the payment of taxes with respect thereto; provided that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to the Borrower in cash as common equity; provided, further, that the aggregate principal amount outstanding at any time under this clause (ii) shall not exceed the greater of $10,000,000 and 7.5% of Consolidated EBITDA as of the last day of the most recently ended Test Period and for any other purposes not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount outstanding at any time under this clause (iii) shall not exceed the greater of $10,000,000 and 7.5% of Consolidated EBITDA;
231.Investments among the Borrower and/or one or more Restricted Subsidiaries or in any Person that will, upon such Investment, become a Restricted Subsidiary;
232.Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;
233.Investments (excluding loans and advances made in lieu of Restricted Payments pursuant to and limited by Section 7.02(m) below) consisting of transactions permitted under Sections 7.01, 7.03 (other than 7.03(c) and (d) and the proviso to (f)), 7.04 (other than 7.04(c)(ii) or (e)), 7.05 (other than 7.05(d)(ii) and (e)), 7.06 (other than 7.06(d) or (h)(iv)) and 7.13, respectively;
234.Investments existing or contemplated on the Closing Date or made pursuant to legally binding written contracts in existence on the Closing Date, and in the case of Investments having a fair market value in excess of $5,000,000, set forth on Schedule 7.02(f), and any modification, replacement, renewal, reinvestment or extension thereof that does not increase the value thereof and existing on the Closing Date by Holdings or any Restricted Subsidiary in Holdings or any other Restricted Subsidiary and any modification, renewal or extension thereof that does not increase the value thereof;
235.Investments in Swap Contracts permitted under Section 7.03(f);
236.promissory notes, securities and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;
237.any acquisition of all or substantially all the assets of a Person or any Equity Interests in a Person that becomes a Restricted Subsidiary or division or line of business of a Person (or any subsequent Investment made in a Person, division or line of business previously acquired in a Permitted Acquisition), in a single transaction or series of related transactions, if immediately after giving effect thereto: subject to Section 1.08, no Event of Default exists at the time of the signing of a definitive acquisition agreement with respect thereto; any acquired or newly formed Restricted Subsidiary shall not be liable for any Indebtedness except for Indebtedness otherwise permitted by Section 7.03; and to the extent required by the Collateral and Guarantee Requirement, the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and any such newly created or acquired Restricted Subsidiary (other than an Excluded Subsidiary or an Unrestricted Subsidiary) shall become a Guarantor, in each case to the extent required by and in accordance with Section 6.11 (any such acquisition under this Section 7.02(i), a “Permitted Acquisition”);
238.Investments constituting a part of the Transactions;
239.Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;
240.Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
241.loans and advances to any direct or indirect parent of the Borrower (including the Public Parent) not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments to the extent permitted to be made to such parent in accordance with Section 7.06(f), (g), (h), (i), (j), (l) or (m), such Investment being treated for purposes of the applicable clause of Section 7.06, including any limitations, as if a Restricted Payment had been made pursuant to such clause in an amount equal to such Investment;
242.Investments (including Permitted Acquisitions) in an aggregate amount pursuant to this Section 7.02(n) (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) at any time not to exceed the greater of $75,000,000 and 50% of Consolidated EBITDA as of the last day of the most recently ended Test Period (in each case, increased by (A) any return in respect thereof, including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts and (B) the gain in any fair market value of the Investments made under this clause (n) in any Unrestricted Subsidiary at the time of redesignation as a Restricted Subsidiary);
243.Investments made in respect of (x) joint ventures or other similar agreements or partnerships, not to exceed in the aggregate the greater of $37,500,000 and 25% of Consolidated EBITDA as of the last day of the most recently ended Test Period and (y) joint ventures or other similar agreements or partnerships or Unrestricted Subsidiaries, not to exceed in the aggregate the greater of $15,000,000 and 10% of Consolidated EBITDA as of the last day of the most recently ended Test Period (in each case of clauses (x) and (y), plus the amount of any return in respect thereof, including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts);
244.advances of payroll payments to employees in the ordinary course of business;
245. Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors and suppliers in the ordinary course of business and Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of Holdings or Equity Interests of Holdings or any direct or indirect parent of Holdings (including the Public Parent);
246.Investments of a Restricted Subsidiary acquired after the Closing Date (or of an Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary after the Closing Date) or of a Person merged or amalgamated or consolidated into the Borrower or Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation (or redesignation) and were in existence on the date of such acquisition, merger or consolidation (or redesignation).
247.[reserved];
248.Investments in deposit accounts, securities accounts and commodities accounts maintained by the Borrower or any of its Restricted Subsidiaries;
249.Investments in connection with Permitted Reorganizations;
250.Investments using the Cumulative Credit at such time, the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (v)(ii) and the Available Indebtedness Capacity Amount, the Available RDP Capacity Amount and/or the Available RP Capacity Amount;
251.other Investments such that the Consolidated First Lien Net Leverage Ratio would be less than or equal to the greater of (i) 3.75:1.00 and (ii) the Consolidated First Lien Net Leverage Ratio immediately prior to such Investment; and
252.Investments in the form of loans and/or advances by the Borrower or any Restricted Subsidiary in any Professional Corporation in the ordinary course of business or consistent with past practice.
To the extent an Investment is permitted to be made by a Loan Party directly in any Restricted Subsidiary or any other Person who is not a Loan Party (each such person, a “Target Person”) under any provision of this Section 7.02, such Investment may be made by advance, contribution or distribution by a Loan Party to a Restricted Subsidiary or Holdings, and further advanced or contributed to a Restricted Subsidiary for purposes of making the relevant Investment in the Target Person without constituting an Investment for purposes of Section 7.02 (it being understood that such Investment must satisfy the requirements of, and shall count towards any thresholds in, a provision of this Section 7.02 as if made by the applicable Loan Party directly to the Target Person).
cd.Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
253.Indebtedness of any Loan Party under the Loan Documents (including any Indebtedness incurred pursuant to Section 2.14 or 2.15);
254.(x) Indebtedness outstanding on the Closing Date and, in the case of Indebtedness in excess of $5,000,000, listed on Schedule 7.03(b) and any Permitted Refinancing thereof and (y) intercompany Indebtedness outstanding on the Closing Date and any Permitted Refinancing thereof; provided that any such intercompany Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party shall be unsecured and subordinated to the Obligations pursuant to the Intercompany Note;
255.Guarantees by the Borrower and any Restricted Subsidiary in respect of Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted hereunder; provided that no Guarantee by any Restricted Subsidiary of any Indebtedness constituting a junior lien financing or Specified Junior Financing Obligation shall be permitted unless such guaranteeing party shall have also provided a Guarantee of the Obligations on the terms set forth herein and if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable (as reasonably determined by the Borrower) to the Lenders as those contained in the subordination of such Indebtedness;
256.Indebtedness of the Borrower or any Restricted Subsidiary owing to any Loan Party or any other Restricted Subsidiary (or issued or transferred to any direct or indirect parent of a Loan Party which is substantially contemporaneously transferred to a Loan Party or any Restricted Subsidiary of a Loan Party); provided that (x) no such Indebtedness owed to a Loan Party shall be evidenced by a promissory note unless such promissory note is pledged to the Administrative Agent in accordance with the terms of the Security Agreement and (y) all such Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Obligations pursuant to subordination terms substantially consistent with the terms of the Intercompany Note;
257. Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing an acquisition, construction, repair, replacement, lease or improvement of a fixed or capital asset incurred by the Borrower or any Restricted Subsidiary prior to or within 270 days after the acquisition, construction, repair, replacement, lease or improvements of the applicable asset in an aggregate amount not to exceed the greater of $45,000,000 and 30% of Consolidated EBITDA as of the last day of the most recently ended Test Period, in each case determined at the time of incurrence (together with any Permitted Refinancings thereof) at any time outstanding and Attributable Indebtedness arising out of sale-leaseback transactions permitted by Section 7.05(m) and any Permitted Refinancing of such Attributable Indebtedness;
258.Indebtedness in respect of Swap Contracts designed to hedge against the Borrower’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes and Guarantees thereof;
259.Indebtedness of the Borrower or any Restricted Subsidiary assumed or incurred in connection with any Permitted Acquisition or other Investment not prohibited hereunder; provided that solely in the case of assumed Indebtedness, such Indebtedness is not incurred in contemplation of such Permitted Acquisition or other Investment or any Permitted Refinancing thereof or in the case of incurred Indebtedness or Indebtedness assumed in contemplation of such Permitted Acquisition or Investment, after giving Pro Forma Effect to such Permitted Acquisition or other Investment and the incurrence or assumption of such Indebtedness, as applicable, the aggregate amount of such Indebtedness at any time outstanding does not exceed the sum of (x) the greater of $60,000,000 and 40% of Consolidated EBITDA as of the last day of the most recently ended Test Period plus (y) additional Indebtedness so long as the Consolidated Total Net Leverage Ratio would not be greater than 5.00:1.00; provided, that, (A) in the case of clause (ii)

only, other than with respect to any Inside Maturity Debt, such Indebtedness does not mature prior to the date that is the Latest Maturity Date, or have a Weighted Average Life to Maturity less than the Weighted Average Life to Maturity of any Term Loan outstanding at the time such Indebtedness is incurred or issued, (B) no Event of Default under Sections 8.01(a) or (f) (with respect to the Borrower) shall exist or result therefrom and (C) the aggregate principal amount at any time outstanding of such Indebtedness of Restricted Subsidiaries that are non-Loan Parties incurred pursuant to this Section 7.03(g) shall not exceed the greater of $30,000,000 and 20% of Consolidated EBITDA as of the last day of the most recently ended Test Period;
260.Indebtedness representing deferred compensation to employees of Borrower or any of its Restricted Subsidiaries or any direct or indirect incurred parent of the Borrower (including the Public Parent) in the ordinary course of business;
261.Indebtedness consisting of promissory notes issued by Holdings or any of its Restricted Subsidiaries to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings or any direct or indirect parent of Holdings (including the Public Parent) permitted by Section 7.06;
262.Indebtedness incurred by Holdings or any of its Restricted Subsidiaries in a Permitted Acquisition, any other Investment permitted hereunder, merger or any Disposition permitted hereunder, in each case, constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;
263.Indebtedness consisting of obligations of Holdings or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment permitted hereunder;
264.Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any Guarantees thereof or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within 10 Business Days of its incurrence;
265.Indebtedness in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed the greater of $60,000,000 and 40% of Consolidated EBITDA as of the last day of the most recently ended Test Period (minus any utilization of the Available Indebtedness Capacity Amount in reliance on unused capacity under this clause (m));
266.Indebtedness consisting of the financing of insurance premiums or take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
267.Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

268.obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;
269.letters of credit issued in currencies not available hereunder in an aggregate amount at any time outstanding not to exceed the greater of $7,500,000 and 5% of Consolidated EBITDA as of the last day of the most recently ended Test Period;
270.Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;
271.Indebtedness incurred by a Restricted Subsidiary that is a non-Loan Party which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this Section 7.03(s) and then outstanding for all such Persons taken together, does not exceed the greater of $30,000,000 and 20% of Consolidated EBITDA as of the last day of the most recently ended Test Period, in each case determined at the time of incurrence;
272.Credit Agreement Refinancing Indebtedness;
273.Indebtedness incurred in reliance on the Cumulative Credit;
274.Indebtedness of the Borrower or any of its Restricted Subsidiaries that complies with (as applicable) the Applicable Requirements, so long as no Event of Default under Sections 8.01(a) and (f) (with respect to the Borrower) is continuing or would result from the incurrence of such Indebtedness; provided that:
lxxii.if such Indebtedness is secured on a pari passu in right of security with the Obligations, the aggregate principal amount of such Indebtedness shall not exceed an amount so long as on and as of the date of such incurrence the Consolidated First Lien Net Leverage Ratio is no more than or equal to (x) 3.50:1.00 or (y) to the extent incurred in connection with a Permitted Acquisition or other Investment permitted hereunder, the greater of (I) 3.50:1.00 and (II) the Consolidated First Lien Net Leverage Ratio immediately prior to such Permitted Acquisition or Investment at the time of incurrence;
lxxiii.if such Indebtedness is secured on a junior basis in right of security with the Obligations, the aggregate principal amount of such Indebtedness shall not exceed an amount so long as on and as of the date of such incurrence the Consolidated Secured Net Leverage Ratio is no more than (x) 4.50:1.00 or (y) to the extent incurred in connection with a Permitted Acquisition or other Investment permitted hereunder, the greater of (I) 4.50:1,00 and (II) the Consolidated Secured Net Leverage Ratio immediately prior to such Permitted Acquisition or Investment at the time of incurrence;
lxxiv.if such Indebtedness is unsecured, the aggregate principal amount of such Indebtedness shall not exceed an amount so long as on and as of the date of such incurrence (x) the Consolidated Total Net Leverage Ratio is no more than (1) 5.00:1.00 or (2) to the extent incurred in connection with a Permitted Acquisition or other Investment permitted hereunder, the greater of (I) 5.00:1.00 and (II) the Consolidated Total Net Leverage Ratio immediately prior to such Permitted Acquisition or Investment at the time of incurrence or (y) the Interest Coverage Ratio would not be less than (1) 2.00:1.00 or (2) to the extent incurred in connection with a Permitted Acquisition or other Investment permitted hereunder, either (I) 2.00:1.00 or (II) the Interest Coverage Ratio immediately prior to the consummation of such Permitted Acquisition or other Investment;
provided that (A) the aggregate principal amount at any time outstanding of such Indebtedness of Subsidiaries that are non-Loan Parties incurred pursuant to this Section 7.03(v) shall not exceed the greater of $30,000,000 and (y) 20% of Consolidated EBITDA as of the last day of the most recently ended Test Period and (B) for the avoidance of doubt, no such Indebtedness shall be subject to the “most favored nation” pricing adjustment set forth in the proviso to Section 2.14(e)(iii).
For purposes of the calculations in this Section 7.03(v), (A) with respect to any Revolving Credit Commitments, a borrowing of the maximum amount of Loans available thereunder shall be assumed and (B) to the extent the proceeds of any Indebtedness incurred under this Section 7.03(v) are used to repay Indebtedness, Pro Forma Effect shall be given to such repayment of Indebtedness.
275.any Permitted Refinancings of Indebtedness incurred pursuant to Sections 7.03(g) or 7.03(v);
276.all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in Sections 7.03(a) through 7.03(w);
277.Indebtedness and Disqualified Equity Interests of the Borrower or any Restricted Subsidiary in an aggregate principal amount up to 200% of the net cash proceeds received by the Borrower since immediately after the Closing Date from the issue or sale of Equity Interests of the Borrower or cash contributed to the capital of the Borrower (in each case, other than the Cure Amount, any Available Excluded Contribution Amount, or sales of Equity Interests to the Borrower or any of its Subsidiaries ) as determined in accordance with clauses (c) and (d) of the definition of “Cumulative Credit” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 7.06 or to make Investments (other than Investments specified in clauses (a) and (i) of Section 7.02);
278.Indebtedness of the Borrower or any Subsidiary Guarantor issued in lieu of Incremental Facilities (and subject to clauses (i) and (v) of Section 2.14(d) and subclauses (A), (B), (D), (I) and (J) of Section 2.14(e)(i)) consisting of one or more series of secured or unsecured bonds, notes or debentures (which bonds, notes or debentures, if secured, may be secured either by Liens pari passu with the Liens on the Collateral securing the Secured Obligations or by Liens having a junior priority relative to the Liens on the Collateral securing the Secured Obligations), or secured or unsecured loans (which loans, if secured, may be secured either (x) by Liens pari passu with the Liens on the Collateral securing the Secured Obligations or (y) by Liens having a junior priority relative to the Liens on the Collateral securing the Secured Obligations) (the “Incremental Equivalent Debt”); provided that no Incremental Equivalent Debt shall be subject to the “most favored nation” pricing adjustment set forth in the proviso to Section 2.14(e)(iii);

279.to the extent any L/C Issuer has resigned, additional Indebtedness in an aggregate principal amount or face amount at any time outstanding not to exceed the greater of $10,000,000 and 7.5% of Consolidated EBITDA as of the last day of the most recently ended Test Period in respect of letters of credit, bank guaranties, surety bonds, performance bonds and similar instruments issued for general corporate purposes minus the amount of outstanding Letters of Credit hereunder; and
280.Indebtedness in an aggregate principal amount outstanding at any time not to exceed the Available RP Capacity Amount and Permitted Refinancing of Indebtedness pursuant to this Section 7.03(bb).
For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including OID) incurred in connection with such refinancing.
For purposes of determining compliance with this Section 7.03, in the event that any item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Indebtedness specified herein, the Borrower shall, in its sole discretion, divide, classify and reclassify or later divide, classify and reclassify such Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above categories.
The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.
ce.Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:
281.any Restricted Subsidiary may merge, amalgamate or consolidate with (A) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that the Borrower shall be the continuing or surviving Person or (B) one or more other Restricted Subsidiaries; provided that when any Person that is a Loan Party is merging with a Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person;
282. any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party, any Restricted Subsidiary may liquidate or dissolve and any Subsidiary may change its legal form if, with respect to clauses (ii) and (iii), the Borrower determines in good faith that such action is in the best interest of the Borrower and its Restricted Subsidiaries and if not materially disadvantageous to the Lenders (it being understood that in the case of any change in legal form, a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);
283.any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary;
284.so long as no Event of Default under Section 8.01(a) or Section 8.01(f) (with respect to the Borrower) has occurred and is continuing or would result therefrom, the Borrower may merge or consolidate with any other Person; provided that the Borrower shall be the continuing or surviving corporation or if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Company”), the Successor Company shall be an entity organized or existing under the Laws of the United States, any state thereof or the District of Columbia, the Successor Company shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guarantee shall apply to the Successor Company’s obligations under the Loan Documents, each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement and other applicable Collateral Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, if reasonably requested by the Administrative Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, and the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, the Borrower under this Agreement; provided, further, that the Borrower agrees to use commercially reasonable efforts to provide any documentation and other information about the Successor Company as shall have been reasonably requested in writing by the Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA Patriot Act and the Beneficial Ownership Regulation;
285.so long as (in the case of a merger involving a Loan Party) no Event of Default under Section 8.01(a) or Section 8.01(f) (with respect to the Borrower) has occurred and is continuing or would result therefrom, any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary of the Borrower, which together with each of their Restricted Subsidiaries, shall have complied with the requirements of Section 6.11 and Section 6.13 to the extent required pursuant to the Collateral and Guarantee Requirement; and
286.so long as no Event of Default under Section 8.01(a) or Section 8.01(f) (with respect to the Borrower) has occurred and is continuing or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 or a Restricted Payment permitted pursuant to Section 7.06.
cf.Dispositions. Make any Disposition, except:
287.Dispositions of obsolete, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower or any of its Restricted Subsidiaries;
288.Dispositions of inventory, goods held for sale in the ordinary course of business and immaterial assets (other than the lapse or abandonment of IP Rights, which is governed by clause (r) of this Section 7.05) and termination of leases and licenses in the ordinary course of business, including but not limited to a voluntary or mandatory recall of any product;
289.Dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property or the proceeds of such Disposition are promptly applied to the purchase price of similar replacement property;
290.Dispositions of property to the Borrower or any Restricted Subsidiary; provided that if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party or if such transaction constitutes an Investment, such transaction is permitted under Section 7.02 (other than 7.02(e) or (h));
291.to the extent constituting Dispositions, transactions permitted by (i) Section 7.01 (other than (7.01(i), (l)(ii) or (q)(z)), (ii) Section 7.02 (other than 7.02(e) or (m)), (iii) Section 7.04 (other than 7.04(f)) and (iv) Section 7.06 (other than 7.06(d));
292.[reserved];
293.Dispositions of cash and Cash Equivalents;
294. leases, subleases, licenses or sublicenses (including the provision of software under an open source license or the licensing of other IP Rights) and terminations thereof, in each case in the ordinary course of business and which do not, in the reasonable business judgment of the Borrower, materially interfere with the business of the Borrower and its Restricted Subsidiaries (taken as a whole) and Dispositions of IP Rights, and inbound and outbound licenses to IP Rights, in each case in the ordinary course of business and that, in the reasonable business judgment of the Borrower, do not interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries (taken as a whole), including, in each case of clauses (i) and (ii), the granting of licenses or sublicenses of any IP Rights to any Professional Corporation pursuant to or in connection with an Administrative Services Agreement;

295.transfers of property subject to Casualty Events;
296.Dispositions of property (including sale-leaseback transactions); provided that with respect to any Disposition pursuant to this Section 7.05(j) for a purchase price in an aggregate amount in excess of the greater of $15,000,000 and 10% of Consolidated EBITDA as of the last day of the most recently ended Test Period individually (and the greater of $30,00,000 and 20% of Consolidated EBITDA as of the last day of the most recently ended Test Period in the aggregate for any fiscal year when taken together with any Dispositions that were excluded in such fiscal year, which amounts if not used in any fiscal year may be carried forward to the subsequent fiscal year) of the Borrower, the Borrower or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than Permitted Liens); provided, however, that for the purposes of this clause (ii), the following shall be deemed to be cash: any liabilities (as shown on the Borrower’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, any securities received by the Borrower or the applicable Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition, and aggregate non-cash consideration received by the Borrower or the applicable Restricted Subsidiary having a fair market value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed the greater of $25,000,000 and 15% of Consolidated EBITDA as of the last day of the most recently ended Test Period at any time; and such Disposition is for fair market value as reasonably determined by the Borrower in good faith;
297.Dispositions of non-core assets (including in connection with Permitted Acquisitions or other Investments);
298.Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business;
299.Dispositions of property pursuant to sale-leaseback transactions; provided that to the extent the aggregate Net Proceeds from all such Dispositions since the Closing Date exceeds the greater of $25,000,000 and 15% of Consolidated EBITDA as of the last day of the most recently ended Test Period, such excess shall be reinvested in accordance with the definition of “Net Proceeds” or otherwise applied to prepay Loans in accordance with Section 2.05(b)(ii);
300.any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the Borrower and its Subsidiaries as a whole, as determined in good faith by the management of the Borrower;
301.any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

302.Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
303.the unwinding or settling of any Swap Contract;
304.the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any IP Rights that are not material to the conduct of the business of the Loan Parties as currently conducted;
305.other Dispositions in an aggregate amount since the Closing Date of not more than the greater of $15,000,000 and 10% of Consolidated EBITDA as of the last day of the most recently ended Test Period; and
306.Dispositions in connection with Permitted Reorganizations;
provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(a), (d), (e), (h), (i), (l), (p), (q), (r) and (s) and except for Dispositions from a Loan Party to any other Loan Party) shall be for no less than the fair market value of such property at the time of such Disposition as determined by the Borrower in good faith. To the extent any Collateral is Disposed of as permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect or evidence the foregoing.
cg.Restricted Payments. Make, directly or indirectly, any Restricted Payment, except:
307.each Restricted Subsidiary of the Borrower may make Restricted Payments to the Borrower and other Restricted Subsidiaries of the Borrower (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to the Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);
308.the Borrower and each Restricted Subsidiary may declare and make dividend payments or other Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person (and, in the case of such a Restricted Payment by a non-wholly owned Restricted Subsidiary, the Borrower and any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);
309.Restricted Payments made in respect of earn-outs, working capital adjustments or purchase price adjustments pursuant to any Permitted Acquisition or other permitted Investments and in order to satisfy indemnity and other similar obligations in respect of any Permitted Acquisitions;
310.to the extent constituting Restricted Payments, the Borrower (or any direct or indirect parent thereof, including the Public Parent) and its Restricted Subsidiaries may enter into and consummate transactions permitted by, and make any distributions pursuant to, any provision of Section 6.17, 7.02 (other than 7.02(e) and 7.02(m)), 7.04 (other than 7.04(f)) or 7.05 (other than 7.05(e)(iv) and 7.05(g));
311.repurchases of Equity Interests in Holdings or any direct or indirect parent thereof (including the Public Parent), Holdings, or any Restricted Subsidiary of the Borrower deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
312.Borrower and each Restricted Subsidiary may pay (or make Restricted Payments to allow the Borrower or any direct or indirect parent thereof, including the Public Parent, to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of such Restricted Subsidiary (or of the Borrower or any other such direct or indirect parent thereof, including the Public Parent) held by any future, present or former employee, officer, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of such Restricted Subsidiary (or the Borrower or any other direct or indirect parent thereof, including the Public Parent) or any of its Subsidiaries or make Restricted Payments in the form of distributions to allow the Borrower or any direct or indirect parent of Holdings (including the Public Parent) to pay principal or interest on promissory notes that were issued to any future, present or former employee, officer, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of such Restricted Subsidiary (or Holdings or any other direct or indirect parent thereof, including the Public Parent) in lieu of cash payments for the repurchase, retirement or other acquisition or retirement for value of such Equity Interests held by such Persons, in each case, upon the death, disability, retirement or termination of employment of any such Person or pursuant to any employee, manager or director equity plan, employee, manager or director stock option plan or any other employee, manager or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, officer or consultant of such Restricted Subsidiary (or Holdings or any other direct or indirect parent thereof, including the Public Parent) or any of its Restricted Subsidiaries; provided that the aggregate amount of Restricted Payments made pursuant to this Section 7.06(f) together with the aggregate amount of loans and advances to Holdings made pursuant to Section 7.02(m) in lieu of Restricted Payments permitted by this Section 7.06(f) shall not exceed the greater of $45,000,000 and 30% of Consolidated EBITDA as of the last day of the most recently ended Test Period in any fiscal year (minus any utilization of the Available RP Capacity Amount in reliance on unused capacity under this clause (f)), which amounts if not used in any fiscal year may be carried forward to the subsequent fiscal year; provided, further, that such amount in any fiscal year may further be increased by an amount not to exceed the Net Proceeds of key man life insurance policies received by the Borrower or its Restricted Subsidiaries less the amount of Restricted Payments previously made with the cash proceeds of such key man life insurance policies; provided that such proceeds are used solely to repurchase Equity Interests held by the employee (or any of his or her successors or assigns, including any family trusts) that is the subject of such key man life insurance; provided, further, that cancellation of Indebtedness owing to the Borrower from members of management of (i) the Borrower, (ii) any of the Borrower’s direct or indirect parent companies (including the Public Parent) or (iii) any of Holdings’ Restricted Subsidiaries, in each case in connection with the repurchase of Equity Interests of any of the Borrower’s direct or indirect parent companies (including the Public Parent) will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement to the extent such Indebtedness was incurred to finance the purchase of such Equity Interests by such members of management and the cash proceeds of such Indebtedness were paid to a Loan Party;
313.the Borrower may make Restricted Payments in an aggregate amount not to exceed the greater of $55,000,000 and 35% of Consolidated EBITDA as of the last day of the most recently ended Test Period (minus any utilization of the Available RP Capacity Amount in reliance on unused capacity under this clause (g));
314.the Borrower may make Restricted Payments to Holdings or any direct or indirect parent of Holdings (including the Public Parent):
lxxv.to pay its operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), incurred in the ordinary course of business and attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries (and, to the extent permitted below, Unrestricted Subsidiaries), Transaction Expenses and any indemnification claims made by directors or officers of such parent in each case attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries (and, to the extent permitted below, Unrestricted Subsidiaries); provided that, the amount of such Restricted Payments made in respect of an Unrestricted Subsidiary will be permitted only to the extent that cash distributions or dividends were made by such Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary to cover such amount or the amount of such payment is treated by the Borrower or a Restricted Subsidiary as an Investment in such Unrestricted Subsidiary and such Investment is permitted under Section 7.02 at such time;
lxxvi.the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof (including the Public Parent) to pay) franchise taxes and other fees, taxes and expenses, in each case, required to maintain its (or any of its direct or indirect parents’, including the Public Parent’s) corporate or limited liability company existence;
lxxvii.for any taxable period in which the Borrower and Holdings each is treated as a pass-through or disregarded entity for U.S. and/or applicable state, local or foreign income tax purposes, so that Holdings or any direct or indirect parent of Holdings (including Cure TopCo, LLC) may make the tax distributions required by Holdings’ or such parent’s limited liability company (or similar) agreement (as such agreement was in effect on the Closing Date), excluding in each case any tax or required distribution determined by reference to activities of any Person other than Holdings or a Subsidiary of Holdings or to the income of any Person that is unrelated to the activities of Holdings or a Subsidiary of Holdings;
lxxviii.to finance any Investment that would be permitted to be made pursuant to Section 7.02 if Holdings or such parent (including the Public Parent) were subject to such Sections as a Loan Party; provided that such Restricted Payment shall be made substantially concurrently with the closing of such Investment, such parent (including the Public Parent) shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or the Restricted Subsidiaries that are Loan Parties or (2) the merger (to the extent permitted in

Section 7.04) of the Person formed or acquired into the Borrower or its Restricted Subsidiaries (with the Borrower or the applicable Restricted Subsidiary that is a Loan Party being the surviving or continuing entity) in order to consummate such Permitted Acquisition or Investment, in each case, in accordance with the requirements of Section 6.11 and such contribution shall constitute an Investment by the Borrower or the applicable Restricted Subsidiaries, as the case may be, at the date of such contribution or merger, as applicable, in an amount equal to the amount of such Restricted Payment;
lxxix.the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect parent company of Holdings (including the Public Parent) to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries (and, to the extent permitted below, Unrestricted Subsidiaries) or shall be used to make payments permitted under Sections 6.17(c), (e) and (i) (but only to the extent such payments have not been and are not expected to be made by Holdings or a Restricted Subsidiary); provided that, the amount of such Restricted Payments made in respect of an Unrestricted Subsidiary will be permitted only to the extent that cash distributions or dividends were made by such Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary to cover such amount or the amount of such payment is treated by the Borrower or a Restricted Subsidiary as an Investment in such Unrestricted Subsidiary and such Investment is permitted under Section 7.02 at such time;
lxxx.the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent thereof, including the Public Parent, to pay) (x) customary and reasonable fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering by Holdings (or any direct or indirect parent of Holdings, including the Public Parent) and (y) any Public Company Costs; and
lxxxi.for any taxable period in which the Borrower and, if applicable, any of its Subsidiaries is a member of a consolidated, combined or similar income tax group of which a direct or indirect parent of the Borrower (including the Public Parent) is the common parent (a “Tax Group”), to pay federal, foreign, state and local income taxes of such Tax Group that are attributable to the taxable income of the Borrower and/or its Subsidiaries; provided that, for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount that the Borrower and its Subsidiaries would have been required to pay as a stand-alone consolidated, combined or similar income tax group;
lxxxii.the proceeds of which shall be used (or shall be expected to be used) to make payments by Holdings (or any direct or indirect parent thereof, including the Public Parent), the Borrower or any of the Restricted Subsidiaries in respect of withholding or similar Taxes payable by or with respect to any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options; and

lxxxiii.to the extent required to comply with the obligations of the Public Parent under that certain Tax Receivable Agreement dated as of February 12, 2021 among the Public Parent, Cure TopCo, LLC and the other persons named therein (as the same may be amended, supplemented or otherwise modified from time to time) (the “TRA”) (the “TRA Tax Distributions”); provided that TRA Tax Distributions shall only be permitted to the extent that the tax distributions made pursuant to Section 7.06(h)(iii) to Public Parent are not sufficient to comply with such obligations under the TRA after taking into account Public Parent’s actual tax liability for the period to which such tax distributions made pursuant to Section 7.06(h)(iii) relate;
315.(i) any Restricted Payment by the Borrower or any other direct or indirect parent of the Borrower (including the Public Parent) to pay listing fees and other costs and expenses attributable to being a publicly traded company which are reasonable and customary and (ii) additional Restricted Payments in an aggregate amount per annum not to exceed the sum of (x) an amount equal to 6.0% the net proceeds received by (or contributed to) the Borrower and its Restricted Subsidiaries from the initial public offering of the Public Parent and (y) an amount equal to 6.0% of the Market Capitalization (minus any utilization of the Available RP Capacity Amount in reliance on unused capacity under this clause (ii));
316.Holdings, the Borrower or any of the Restricted Subsidiaries may pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition;
317.Restricted Payments made using the Cumulative Credit at such time so long as in respect of Restricted Payments made using clause (b) of the Cumulative Credit only, no Event of Default under Section 8.01(a) or 8.01(f) (with respect to the Borrower) exists or would result from the making of such Restricted Payment or made using the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (l)(B);
318.so long as no Default or Event of Default under Section 8.01(a) or 8.01(f) (with respect to the Borrower) shall have occurred and be continuing or would otherwise result therefrom, other Restricted Payments such that the Consolidated First Lien Net Leverage Ratio would be less than or equal to 3.25:1.00; and
319.Restricted Payments in connection with Permitted Reorganizations.
All Restricted Payments made by a non-wholly owned Subsidiary shall be made on a pro rata basis or on a basis even more favorable to the Borrower and its Restricted Subsidiaries.
ch.[Reserved].
ci.[Reserved].
cj.Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of:
320.any Restricted Subsidiary of the Borrower that is not a Guarantor to make Restricted Payments to the Borrower or any Subsidiary Guarantor; or

321.any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations; provided that the foregoing Sections 7.09(a) and (b) shall not apply to Contractual Obligations which:
lxxxiv.(x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing (taken as a whole) does not materially expand the scope of such Contractual Obligation (as reasonably determined by the Borrower);
lxxxv.are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary of the Borrower and do not extend past such Restricted Subsidiary and its subsidiaries; provided, further, that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.14;
lxxxvi.represent Indebtedness of a Restricted Subsidiary of the Borrower which is not a Loan Party which is permitted by Section 7.03 and which does not apply to any Loan Party;
lxxxvii.are customary restrictions (as reasonably determined by the Borrower) that arise in connection with (x) any Lien permitted by Sections 7.01(a), (b), (e), (f), (i), (j), (k), (l), (o), (p), (s), (u), (v), (w), (z), (aa), (dd), (ff) and (hh) and relate to the property subject to such Lien or (y) arise in connection with any Disposition permitted by Section 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition;
lxxxviii.are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture and its equity entered into in the ordinary course of business;
lxxxix.are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to (i) the property financed by such Indebtedness and the proceeds, accessions and products thereof or (ii) the property secured by such Indebtedness and the proceeds, accessions and products thereof so long as the agreements governing such Indebtedness permit the Liens securing the Obligations;
xc.are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the property interest, rights or the assets subject thereto;
xci.comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Sections 7.03(a), (b), (e), (g), (m), (n)(i), (t), (u), (v), (w), (y) and (z) and to the extent that such restrictions apply only to the property or assets securing such Indebtedness or, in the case of Section 7.03(g), to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness;
xcii.are customary provisions restricting subletting, transfer or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary;
xciii.are customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business;
xciv.are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;
xcv.arise in connection with cash or other deposits permitted under Sections 7.01 and 7.02 and limited to such cash or deposit;
xcvi.comprise restrictions imposed by any agreement governing Indebtedness entered into on or after the Closing Date and permitted under Section 7.03 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder;
xcvii.are restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
xcviii.are restrictions regarding licensing or sublicensing by Holdings and its Restricted Subsidiaries of IP Rights in the ordinary course of business; and
xcix.are restrictions on cash earnest money deposits in favor of sellers in connection with acquisitions not prohibited hereunder.
ck.[Reserved].
cl.Consolidated First Lien Net Leverage Ratio. Commencing with the first full fiscal quarter after the Closing Date, without the written consent of the Required Revolving Lenders, permit the Consolidated First Lien Net Leverage Ratio as of the last day of any Test Period (but only if the last day of such Test Period constitutes a Compliance Date) to be greater than 4.50:1.00.
cm.[Reserved].
cn.Prepayments, Etc. of Subordinated Indebtedness.
322.Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal, interest and mandatory prepayments and AHYDO payments and, in connection with the amendment of any Junior Financing, the payment of fees shall be permitted) any Indebtedness that is subordinated in right of payment to the Obligations expressly by its terms (collectively,

“Junior Financing”) to the extent the outstanding principal amount thereof is equal to or greater than the Threshold Amount, except the refinancing thereof with any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing), to the extent not required to prepay any Loans pursuant to Section 2.05(b), the conversion or exchange of any Junior Financing to Qualified Equity Interests of Holdings or any of its direct or indirect parents (including the Public Parent), the prepayment of Indebtedness of the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary and repayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount not to exceed the sum of (1) the greater of $37,500,000 and 25% of Consolidated EBITDA as of the last day of the most recently ended Test Period (minus any utilization of the Available RDP Capacity Amount in reliance on unused capacity under this clause (1)), (2) the Cumulative Credit at such time; so long as in respect of such repayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings made using clause (b) of the Cumulative Credit only, no Event of Default under Section 8.01(a) or 8.01(f) (with respect to the Borrower) exists or would result from the making of such repayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings, (3) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (a)(3), and (4) so long as no Event of Default under Section 8.01(a) or 8.01(f) (with respect to the Borrower) shall have occurred and be continuing or would otherwise result therefrom, additional amounts so long as the Consolidated First Lien Net Leverage Ratio would be less than or equal to 3.25:1.00 and (4) the Available RP Capacity Amount.
323.Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation that is not required to be subject to an Intercreditor Agreement in respect of any Junior Financing having an aggregate outstanding principal amount in excess of the Threshold Amount without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned).
Notwithstanding anything to the contrary in any Loan Document, the Borrower may make regularly scheduled payments of interest and fees on any Junior Financing, and may make any payments required by the terms of such Indebtedness in order to avoid the application of Section 163(e)(5) of the Code to such Indebtedness.
co.Permitted Activities. With respect to Holdings, engage in any material operating or business activities including, without limitation, the formation of any Subsidiary or the acquisition of any Person; provided that the following and any activities incidental thereto shall be permitted in any event: its ownership of the Equity Interests of the Borrower, and activities incidental thereto, including payment of dividends and other amounts in respect of such Equity Interests, the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), the performance of its obligations with respect to the Loan Documents and any other documents governing Indebtedness permitted hereby, activities relating to any Permitted Reorganization or any public offering of its common stock or any other issuance or sale of its Qualified Equity Interests, any activities incidental to compliance with the provisions of the Securities Act of 1933 and the Exchange Act of 1934, as amended, any rules and regulations promulgated thereunder, and similar laws and regulations of other jurisdictions and the rules of securities exchanges, in each case, as applicable to companies with listed equity or debt securities, as well as activities incidental to investor relations, shareholder meetings and reports to shareholders or debtholders, activities necessary or reasonably advisable for or incidental to the initial registration and listing of the Public Parent’s common stock and the continued existence of the Public Parent as a public company, activities required to comply with applicable laws, (1) incurring unsecured Indebtedness expressly subordinated in right of payment to the Obligations on customary market terms or unsecured Guarantees in respect of any such Indebtedness in an aggregate principal amount not to exceed the greater of $15,000,000 and 10% of Consolidated EBITDA as of the last day of the most recently ended Test Period at any time outstanding; provided that such Guarantees shall be subordinated to the Obligations to the same extent and on the same terms as the Indebtedness so guaranteed is subordinated to the Obligations, (2) Guarantees in respect of Indebtedness of the Borrower and its Restricted Subsidiaries permitted under Section 7.03, including any Permitted Refinancing thereof and (3) guarantees of other obligations not constituting Indebtedness incurred by the Borrower or any of their Restricted Subsidiaries, if applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, holding any cash or Cash Equivalents, making of any Restricted Payments or Investments permitted hereunder, entering into employment agreements and other arrangements with, including providing indemnification to, officers and directors, establishing and maintaining bank accounts, the obtainment of, and the payment of any fees and expenses for, management, consulting, investment banking and advisory services to the extent otherwise permitted by this Agreement and any activities incidental or reasonably related to the foregoing.
ARTICLE VIII.
Events of Default and Remedies
cp.Events of Default. Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):
324.Non-Payment. Any Loan Party fails to pay when and as required to be paid herein, any amount of principal of any Loan or within five Business Days after the same becomes due, any interest on any Loan or any fees or other amounts payable hereunder or with respect to any other Loan Document; or
325.Specific Covenants. The Borrower, any Restricted Subsidiary or, in the case of Section 7.14, Holdings, fail to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05(a) (solely with respect to Holdings and the Borrower), 6.16 or Article VII (other than Section 7.11) or Section 7.11; provided that (x) the covenant in Section 7.11 is subject to cure pursuant to Section 8.04; provided, further, that an Event of Default under clause (ii) shall not occur until the 15th Business Day subsequent to the date the financial statements for the applicable fiscal quarter or fiscal year are required to be delivered pursuant to Section 6.01(a) or (b), and then shall only occur only if the Cure Amount has not been received on or prior to such date and (y) an Event of Default under clause (ii) shall not constitute an Event of Default for purposes of any Facility other than the Revolving Credit Facility unless and until the Required Revolving Lenders have declared all outstanding obligations under the Revolving Credit Facility to be immediately due and payable and terminated the Revolving Credit Commitments, in each case in accordance with the terms hereof (the “Financial Covenant Standstill”); or
326.Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a), (b) or (d)) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

327.Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect in any material respect (or, in the case of any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language, shall be incorrect in any respect) when made or deemed made, and, to the extent capable of being cured, such incorrect representation or warranty shall remain incorrect for a period of 30 days following knowledge by the Borrower or after written notice thereof from the Administrative Agent to the Borrower; or
328.Cross-Default. Any Loan Party or any Restricted Subsidiary fails to make any payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount of not less than the Threshold Amount, or fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and not as a result of any default thereunder by any Loan Party), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause (after delivery of any notice if required and after giving effect to any waiver, amendment, cure or grace period), with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (B) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder, (ii) any Indebtedness if the sole remedy or option of the holder thereof in the event of the non-payment of such Indebtedness or the non-payment or non-performance of obligations related thereto is to elect to convert such Indebtedness into Qualified Equity Interests and cash in lieu of fractional shares and (iii) in the case of Indebtedness which the holder thereof may elect to convert into Qualified Equity Interests, such Indebtedness from and after the date, if any, on which such conversion has been effected; provided, further, that such failure is unremedied or has not been waived by the holders of such Indebtedness at such time; or
329.Insolvency Proceedings, Etc. Other than with respect to any dissolutions otherwise permitted hereunder, any Loan Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes a general assignment for the benefit of creditors or becomes unable, admits in writing its inability or fails generally to pay its debts as they become due; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or substantially all of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 consecutive calendar days, or an order for relief is entered in any such proceeding; or

330.Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by either independent third-party insurance as to which the insurer does not deny coverage or another creditworthy (as reasonably determined by the Administrative Agent) indemnitor); and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of 60 consecutive days; or
331.Invalidity of Loan Documents. Any material provision of the Loan Documents, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations (other than Cash Management Obligations, Obligations not yet due and payable in respect of Secured Hedge Agreements, contingent obligations not yet due and owing and Cash Collateralized or backstopped Letters of Credit), ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations (other than in accordance with its terms) and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document (other than in accordance with its terms); or
332.Change of Control. There occurs any Change of Control; or
333.Collateral Documents. Any Collateral Document after delivery thereof shall for any reason (other than pursuant to the terms thereof including as a result of a transaction not prohibited under this Agreement) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, (i) except to the extent that any such perfection or priority is not required pursuant to any Loan Document or results from the failure of the Administrative Agent to maintain possession of certificates or promissory notes actually delivered to it representing securities or promissory notes pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and (ii) except as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; or
334.Guarantees. Any Guarantee of any Guarantor contained in Article XI shall cease, for any reason, to be in full force and effect in any material respect, other than as provided for in Section 11.09 or as any Loan Party or any Affiliate of any such Loan Party shall so assert; or
335.ERISA. An ERISA Event occurs which has resulted or would reasonably be expected to result in liability of a Loan Party or a Restricted Subsidiary which would reasonably be expected to result in a Material Adverse Effect, or a Loan Party, any Restricted Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan and a Material Adverse Effect would reasonably be expected to result.

cq.Remedies Upon Event of Default. If any Event of Default occurs and is continuing, with the consent of the Required Lenders the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions (or, if a Financial Covenant Event of Default occurs and is continuing and subject to the Financial Covenant Standstill, if the only Events of Default then having occurred and continuing are pursuant to a Financial Covenant Event of Default, with the consent of the Required Revolving Lenders the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions, but in such case only with respect to the Revolving Credit Commitments, Revolving Credit Loans, Swing Line Loans, L/C Obligations, any Letters of Credit and L/C Credit Extensions):
336.declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
337.declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower (to the extent permitted by applicable law);
338.require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to 103% of the then Outstanding Amount thereof);
339.exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;
340.solely in connection with an Event of Default under Section 8.01(b)(ii) (a “Financial Covenant Event of Default”) that is uncured or unwaived, the Required Revolving Lenders may, so long as a Compliance Date continues to be in effect, either (x) terminate the Revolving Credit Commitments and/or (y) take the actions specified in Section 8.02(a), (b), (c) and (d) in respect of the Revolving Credit Commitments, the Revolving Credit Loans and Letters of Credit; and
341.solely in connection with a Financial Covenant Event of Default that is continuing, the Required Revolving Lenders may take the actions specified in Section 8.02(a), (b) and (d) on the date that the Required Revolving Lenders terminate the Revolving Credit Commitments or accelerate all Obligations in respect of the Revolving Credit Commitments; provided, however, that the Required Lenders may not take such actions if either the Revolving Credit Loans have been repaid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made) and the Revolving Credit Commitments have been terminated or the Financial Covenant Event of Default has been waived by either the Required Revolving Lenders or the Required Lenders;
provided that upon the occurrence of any event described in Section 8.01(f) (but without giving effect to any grace periods contemplated therein (other than the grace period for any non-consensual insolvency)) with respect to Holdings or the Borrower under the Bankruptcy Code of the United States or any Debtor Relief Laws, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions and any obligation of the Swing

Line Lender to make Swing Line Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans (including Swing Line Loans) and all interest and other amounts as aforesaid shall automatically become due and payable and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
cr.Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent or Collateral Agent in their capacities as such hereunder;
Second, to the payment in full of Unfunded Participations (the amounts so applied to be distributed among the L/C Issuers pro rata in accordance with the amounts of Unfunded Participations owed to them on the date of any such distribution);
Third, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders hereunder (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, and any fees, premiums and scheduled periodic payments due under Cash Management Obligations or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth payable to them;
Fifth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings (including to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit), and any breakage, termination or other payments under Cash Management Obligations or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth held by them;
Sixth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and
Last, the balance, if any, after all of the Obligations then earned, due and payable have been paid in full, to the Borrower or as otherwise required by Law.
Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower as applicable or as otherwise required by any Intercreditor Agreement.
Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.
cs.Borrower Right to Cure. Notwithstanding anything to the contrary contained in Section 8.01 or Section 8.02:
342.For the purpose of determining whether an Event of Default under Section 7.11 has occurred, the Borrower may on one or more occasions designate any portion of the net cash proceeds from a sale or issuance of Qualified Equity Interests of Holdings or any cash contribution to the common capital of Holdings (the “Cure Amount”) as an increase to Consolidated EBITDA for the applicable fiscal quarter; provided that (A) such amounts to be designated are actually received by the Borrower at any time during such fiscal quarter or thereafter until the fifteenth Business Day after the date on which financial statements are required to be delivered with respect to such applicable fiscal quarter (the “Cure Expiration Date”) and do not exceed the aggregate amount necessary to cure any Event of Default under Section 7.11 as of such date and (B) the Borrower shall have provided notice (the “Notice of Intent to Cure”) to the Administrative Agent that such amounts are designated as a “Cure Amount” (it being understood that to the extent such notice is provided in advance of delivery of a Compliance Certificate for the applicable period, the amount of such net cash proceeds that is designated as the Cure Amount may be lower than specified in such notice to the extent that the amount necessary to cure any Event of Default under Section 7.11 is less than the full amount of such originally designated amount). The Cure Amount shall be added to Consolidated EBITDA for the applicable fiscal quarter and included in any Test Period that includes such fiscal quarter.
343.The parties hereby acknowledge that this Section 8.04 may not be relied on for purposes of calculating any financial ratios other than for determining actual compliance with Section 7.11 and shall not result in any adjustment to any amounts (including the amount of clause (c) or (d) of the Cumulative Credit, Indebtedness (other than as set forth in Section 8.04(d)(ii)), Total Assets, Consolidated First Lien Net Debt, Consolidated Secured Net Debt or Consolidated Total Net Debt or any other calculation of net leverage or Indebtedness hereunder and shall not be included for purposes of determining pricing, mandatory prepayments and the availability or amount permitted pursuant to any covenant under Article VII) other than the amount of the Consolidated EBITDA referred to in Section 8.04(a) above.
344.In furtherance of Section 8.04(a) above, upon actual receipt and designation of the Cure Amount by the Borrower, the covenant under Section 7.11 shall be deemed retroactively cured with the same effect as though there had been no failure to comply with the covenant under such Section 7.11 and any Event of Default or potential Event of Default under Section 7.11 shall be deemed not to have occurred for purposes of the Loan Documents, and neither the Administrative Agent nor any Lender may exercise any rights or remedies under Section 8.02 (or under any other Loan Document) on the basis of any actual or purported Event of Default under Section 7.11 following receipt of a Notice of Intent to Cure until and unless the Cure Expiration Date has occurred without the Cure Amount having been received.

345. In each period of four consecutive fiscal quarters, there shall be at least two fiscal quarters in which no cure right set forth in this Section 8.04 is exercised and there shall be no pro forma reduction in Indebtedness with the Cure Amount for determining compliance with Section 7.11 for the fiscal quarter with respect to which such Cure Amount was made, except to the extent that the proceeds of such Cure Amount are actually applied to repay Indebtedness. Notwithstanding the foregoing, the Borrower shall not be able to make any Revolving Credit Borrowing or Swing Line Borrowing or request an L/C Credit Extension, in each case until receipt by the Borrower of the Cure Amount or waiver of the Event of Default.
346.There can be no more than five fiscal quarters in which the cure rights set forth in this Section 8.04 are exercised during the term of the Facilities (with one additional cure right permitted to be exercised following any Extension pursuant to Section 2.16, so long as the initial Revolving Credit Facility is no longer outstanding).
ARTICLE IX.
Administrative Agent and Other Agents
ct.Appointment and Authority.
347.Each of the Lenders and the L/C Issuers hereby irrevocably appoints Barclays Bank PLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental or related thereto. The provisions of this Article IX (other than Sections 9.01, 9.06 and 9.09 through and including 9.12) are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and no Loan Party has rights as a third party beneficiary of any of such provisions.
348.The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank) and the L/C Issuers and the Swing Line Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender, such L/C Issuer and the Swing Line Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including the second paragraph of Section 10.05), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases and Intercreditor Agreements) with respect to the Collateral (including any amendment, supplement, modification or joinder with respect thereto) and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders and negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender. For the avoidance of doubt the Administrative Agent shall be authorized to enter into any Intercreditor Agreement it believes reasonable and while it shall be under no obligation to post any such Intercreditor Agreement to Lenders in advance of its execution any Intercreditor Agreement so posted shall be deemed approved by the Lenders if not objected to by the Required Lenders within five days of posting.
cu.Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
cv.Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
349.shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
350.shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may (i) expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law or (ii) be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
351.shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;
352.shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to the Administrative Agent by Holdings, a Lender or L/C Issuer; and

353.shall not be responsible for or have any duty to ascertain or inquire into any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, the value or the sufficiency of any Collateral, or the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
cw.Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it in good faith to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it in good faith to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance, extension or increase of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
cx.Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
cy.Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and Holdings. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of Holdings at all times other than upon the occurrence and during the continuation of an Event of Default under Section 8.01(a) or 8.01(f) (which consent of the Borrower shall not be unreasonably withheld, conditioned or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above (including consent of Holdings); provided that if the Administrative Agent shall notify Holdings and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuers directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Any resignation by Barclays Bank PLC as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as L/C Issuer and Swing Line Lender, in which case Barclays Bank PLC (x) shall not be required to issue any further Letters of Credit or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c) or extend any further Swing Line Loans hereunder and (y) shall maintain all of its rights as L/C Issuer with respect to any Letters of Credit issued by it, and as Swing Line Lender with respect to any Swing Line Loans made by it, as applicable, prior to the date of such resignation so long as such Letters of Credit, L/C Obligations or Swing Line Loans remain outstanding and not otherwise Cash Collateralized in accordance with the terms herein. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit issued by the retiring L/C Issuer, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
cz.Non-Reliance on Administrative Agent and Other Lenders; Erroneous Payments.

354.Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
355.Each Lender and each L/C Issuer hereby agrees that (i) if the Administrative Agent notifies such Lender or L/C Issuer that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or L/C Issuer from or on behalf of the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender or L/C Issuer (whether or not known to such Lender or L/C Issuer) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender or L/C Issuer shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender or L/C Issuer to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender or L/C Issuer shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.  A notice of the Administrative Agent to any Lender or any L/C Issuer under this Section 9.07(b) shall be conclusive, absent manifest error.
356.Without limiting the immediately preceding clause (b), each Lender and each L/C Issuer hereby further agrees that if it receives an Erroneous Payment from or on behalf of the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), (y) that was not preceded or accompanied by an Erroneous Payment Notice, or (z) that such Lender or L/C Issuer otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, an error has been made (and that it is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment) with respect to such Erroneous Payment, and to the extent permitted by applicable law, such Lender or L/C Issuer shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.  Each Lender and each L/C Issuer agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the

Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender or L/C Issuer to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
357.Each Lender and each L/C Issuer hereby agrees that, to the extent it fails to return any Erroneous Payment to the Administrative Agent pursuant to, and within the time periods required by, clause (b) or (c) above, the Administrative Agent (or its Affiliates) is authorized at any time and from time to time thereafter, to the fullest extent permitted by law, to set off and apply any and all deposits of such Lender (general or special, time or demand, provisional or final) at any time held by or on behalf of the Administrative Agent (or its Affiliate, including by branches and agencies of the Administrative Agent, wherever located) for the account of such Lender against any such amounts.
358.The Borrower and each other Loan Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender or L/C Issuer that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or L/C Issuer with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.
359.Each party’s obligations under this Section 9.07 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all (or any portion thereof) under any Loan Document.
da.No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Administrative Agent, Collateral Agent, Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or L/C Issuer hereunder.
db.Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
360.to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h), 2.03(i), 2.09, 10.04 and 10.05) allowed in such judicial proceeding; and
361.to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09, 10.04 and 10.05.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or L/C Issuer or in any such proceeding.
dc.Collateral and Guaranty Matters. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Administrative Agent or Required Lenders in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Administrative Agent or Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Administrative Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time to take any action with respect to any Collateral or Collateral Documents which may be necessary to create, perfect and maintain perfected security interests in and liens upon the Collateral granted pursuant to the Collateral Documents. Each of the Lenders irrevocably authorizes the Administrative Agent, at its option, and in its reasonable discretion:
362.to enter into and sign for and on behalf of the Lenders as Secured Parties the Collateral Documents for the benefit of the Lenders and the other Secured Parties;
363.to automatically release any Lien on any property granted to or held by the Administrative Agent under any Loan Document upon termination of the Aggregate Commitments and payment in full of all Obligations (other than Cash Management Obligations, obligations not yet due and payable in respect of Secured Hedge Agreements and contingent obligations and Letters of Credit which have been Cash Collateralized or otherwise backstopped) and the expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements reasonably satisfactory to the Administrative Agent and the L/C Issuers shall have been made), at the time the property subject to such Lien is Disposed or to be Disposed as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders or if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to Section 9.10(d);

364.to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to another Lien permitted to exist on such property and permitted to be senior to the Liens of the Secured Parties under this Agreement; and
365.to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any Credit Agreement Refinancing Indebtedness, any Junior Financing or any Indebtedness incurred under Section 7.03(v).
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
dd.Cash Management Obligations and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Cash Management Obligations and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank.
The Hedge Banks hereby authorize the Administrative Agent to enter into any Intercreditor Agreement, any other intercreditor agreement permitted under this Agreement, and any amendment, modification, supplement or joinder with respect thereto, and any such Intercreditor Agreement or other intercreditor agreement is binding upon the Hedge Banks.
de.Withholding Tax Indemnity. To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective or if any payment has been made by the Administrative Agent to any Lender without applicable withholding tax being deducted from such payment), such Lender shall, within 30 days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Sections 3.01 and 3.04 and without limiting or expanding the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.12. The agreements in this Section 9.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 9.12, include the Swing Line Lender
df.Certain ERISA Matters.
366.Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
c.such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
ci.the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, cii.(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments

and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
ciii.such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
367.In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or the Arrangers or any of their respective Affiliates, is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
ARTICLE X.
Miscellaneous
dg.Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders with notice given to the Administrative Agent (or by the Administrative Agent with the consent of the Required Lenders) (other than with respect to any amendment or waiver contemplated in Sections 10.01(a) through (h) below, which shall only require the consent of the Lenders expressly set forth therein and not Required Lenders) and the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall: extend or increase the Commitment of any Lender without the written consent of each Lender holding such Commitment (it being understood that a waiver of any condition precedent set forth in Section 4.01 or 4.02, or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of any Commitments shall not constitute such an extension or increase);
368.postpone any date scheduled for any payment of principal (including final maturity), interest or fees under Section 2.07, 2.08 or 2.09, respectively, without the written consent of each Lender directly and adversely affected thereby (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans or any obligation of the Borrower to pay interest at the Default Rate, any Default or Event of Default, mandatory prepayment or mandatory reduction of any Commitments shall not constitute such a postponement of any date scheduled for the payment of principal or interest and it further being understood that any change to the definition of “Consolidated First Lien Net Leverage Ratio” or

the component definitions thereof shall not constitute a postponement of such scheduled payment);
369.reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the proviso to this Section 10.01 that appears immediately following clause (h) below) any prepayment penalty or premium, fees or other amounts payable hereunder or under any other Loan Document (or extend the timing of payments of such prepayment penalty or premium, fees or other amounts) without the written consent of each Lender directly and adversely affected thereby (it being understood that the waiver of (or amendment to the terms of) any obligation of the Borrower to pay interest at the Default Rate, the waiver of (or amendment to the terms of) the MFN Adjustment, any mandatory prepayment of the Loans or mandatory reduction of any Commitments or any Default or Event of Default shall not constitute such a reduction and it further being understood that any change to the definition of “Consolidated First Lien Net Leverage Ratio” or the component definitions thereof shall not constitute a reduction or forgiveness in any rate of interest);
370.change any provision of Section 2.12(a), 2.13 or 8.03 or the definition of “Pro Rata Share” in any manner that would alter the pro rata sharing of payments or other amounts required thereby, without the written consent of each Lender directly and adversely affected thereby; provided that modifications to Section 2.12(a), 2.13 or 8.03 or the definition of “Pro Rata Share” in connection with (x) any buy back of Term Loans by Holdings or the Borrower pursuant to Section 10.07(l), (y) any Incremental Amendment or (z) any Extension Amendment, in each case, shall only require approval (to the extent any such approval is otherwise required) of the Required Lenders;
371.change any provision of this Section 10.01 or the definition of “Required Lenders” or “Required Revolving Lenders” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents to reduce the percentage set forth therein, without the written consent of each Lender directly and adversely affected thereby (it being understood that, with the consent of the Required Lenders (if such consent is otherwise required) or the Administrative Agent (if the consent of the Required Lenders is not otherwise required), additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Commitments or Revolving Credit Commitments, as applicable);
372.other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;
373.other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the value of the guarantees provided by the Guarantors, without the written consent of each Lender;
374.affect the rights or duties of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class), without the written consent of the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto if such Class of Lenders was the only Class; or

375.other than as permitted under the Loan Documents, subordinate (x) the Obligations under the Revolving Credit Facility in right of payment to any Indebtedness or (y) the Liens on all or substantially all of the Collateral securing the Revolving Credit Facility to another Lien;
provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, adversely affect the rights or duties of an L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, adversely affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, adversely affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (v) only the consent of the parties to the Commitment and Engagement Letter or Fee Letter, as applicable, shall be required to amend, modify or supplement the terms of the Commitment and Engagement Letter or Fee Letter, as applicable; and (vi)(x) no Lender consent is required to effect an Incremental Amendment, Refinancing Amendment or Extension Amendment (except as expressly provided in Sections 2.14, 2.15, or 2.16, as applicable) or to effect any amendment expressly contemplated by Section 7.12 and (y) in connection with an amendment in which any Class of Term Loans is refinanced with a replacement Class of term loans bearing (or is modified in such a manner such that the resulting term loans bear) a lower effective yield and other customary amendments related thereto (a “Permitted Repricing Amendment”), only the consent of the Lenders holding Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans shall be required for such Permitted Repricing Amendment. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, (y) the date scheduled for any payment of principal (including final maturity) of the loans of any Defaulting Lender may not be postponed without the consent of such Lender, and (z) any waiver, amendment or modification requiring the consent of all Lenders or each directly and adversely affected Lender that by its terms materially and adversely affects any Defaulting Lender to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding anything in this Agreement or any other Loan Document to the contrary, this Agreement may be amended, supplemented or otherwise modified in connection with the implementation of a Benchmark Replacement as set forth in Section 10.23 and such other related changes as may be applicable thereto, in each case, in accordance with Section 10.23.
Notwithstanding the foregoing, no Lender consent is required for the Administrative Agent to enter into or to effect any amendment, modification or supplement to any Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral, including any Incremental Commitment, any Permitted First Priority Refinancing Debt or any Permitted Junior Priority Refinancing Debt, for the purpose of adding the holders of such Indebtedness (or their Senior Representative) as a party thereto and otherwise causing such Indebtedness to be subject thereto, in each case as contemplated by the terms of such Intercreditor Agreement or other intercreditor agreement or arrangement (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect (taken as a whole), to the interests of the Lenders); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.
Notwithstanding anything to the contrary herein, in connection with any determination as to whether the requisite Lenders have (a) consented (or not consented) to any amendment, modification or waiver of any provision of this Agreement or any other Loan Document or any departure by the Borrower or any Restricted Subsidiary therefrom, (b) otherwise acted on any matter related to this Agreement or any Loan Document or (c) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to, or under, this Agreement or any Loan Document, any Lender (or any Covered Affiliate of such Person) (other than any Lender that is a Regulated Bank, any Arranger and any Revolving Credit Lender and, in each case, any Affiliates thereof) that, as a result of its (or its and its Covered Affiliates’ collective) interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has (or collectively have) a net short position on the date, if any, that such Lender consents to such amendment, modification or waiver or takes an action of the type specified in clause (b) or (c) above (such later date, the “date of determination”) with respect to any of the Loans or Commitments on such date of determination (such Loans and Commitments, “Specified Indebtedness”) (each such Lender, a “Net Short Lender”) shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders (including in any plan of reorganization). For purposes of determining whether a Lender (alone or together with its Covered Affiliates) has a “net short position” on any date of determination: (i) derivative contracts with respect to any Specified Indebtedness and such contracts that are the functional equivalent thereof shall be counted at the notional amount of such contract in Dollars, (ii) notional amounts in other currencies shall be converted to the Dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes the Borrower or any other Restricted Subsidiary or any instrument issued or guaranteed by the Borrower or any other Restricted Subsidiary shall not be deemed to create a short position with respect to such Specified Indebtedness, so long as (x) such index is not created, designed, administered or requested by such Lender or its Covered Affiliates and (y) the Borrower and the other Restricted Subsidiaries and any instrument issued or guaranteed by the Borrower or the other Restricted Subsidiaries, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the relevant Specified Indebtedness if such Lender or its Covered Affiliates is a protection buyer or the equivalent thereof for such derivative transaction and (x) the relevant Specified Indebtedness is a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the relevant Specified Indebtedness would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) the Borrower, any other Restricted Subsidiary or any parent entity is designated as a “Reference Entity” under the terms of such derivative transaction and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to any Specified Indebtedness if such transactions offer the Lender or its Covered Affiliates protection against a decline in the value of such Specified Indebtedness, or in the credit quality of the Borrower, any other Restricted Subsidiary or any parent entity, in each case, other than as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender or its Covered Affiliates and (y) the Borrower and the other Restricted Subsidiaries, and any instrument issued or guaranteed by the Borrower or the other Restricted Subsidiaries, collectively, shall represent less than 5% of the components of such index. In connection with any amendment, modification or waiver of this Agreement or the other Loan Documents, each Lender (other than any Lender that is a Regulated Bank, any Arranger and any Revolving Credit Lender and, in each case, any Affiliates thereof) will be deemed to have represented to the Borrower and the Administrative Agent that it does not constitute a Net Short Lender, in each case, unless such Lender shall have notified the Borrower and the Administrative Agent prior to the requested response date with respect to such amendment, modification or waiver that it constitutes a Net Short Lender (it being understood and agreed that the Borrower and the Administrative Agent shall be entitled to rely on each such representation and deemed representation). The Administrative Agent shall not (a) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Net Short Lender or have any liability in connection therewith (including with respect to or arising out of the voting in any amendment, modification or waiver to any Loan Document by any Net Short Lender), (b) have any duty to enforce compliance with the provisions of this Agreement relating to Net Short Lenders or (c) have any responsibility or liability for enforcing any Lender’s compliance with the terms of any of the provisions set forth herein with respect to Net Short Lenders. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Net Short Lenders.
Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, Revolving Credit Loans, Swing Line Loans and L/C Obligations and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all or a portion of the outstanding Term Loans of any Class (“Refinanced Term Loans”) with one or more tranches of replacement term loans (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans (plus accrued interest, fees, expenses and premium), (b) except in the case of Extendable Bridge Loans, the Weighted Average Life to Maturity of Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans, at the time of such refinancing, (c) such Replacement Term Loans must satisfy the requirements of Credit Agreement Refinancing Indebtedness and (d) all other terms applicable to such Replacement Term Loans shall be as agreed between the Borrower and the Lenders providing such Replacement Term Loans.
Notwithstanding anything to the contrary contained in this Section 10.01, guarantees, collateral security documents and related documents executed by the Loan Parties or the Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel or (ii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.
Notwithstanding anything to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans in connection with a primary syndication of such Term Loans relating to any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to cashless settlement mechanisms approved by the Borrower, the Administrative Agent, the assignor Lender and the assignee of such Lender.
Notwithstanding the foregoing, only the consent of the Required Revolving Lenders shall be necessary to (i) amend, waive or modify the terms and provisions of Section 7.11 and Section 8.02(c) (and related definitions as used in such Sections, but not as used in other Sections of this Agreement) and no such amendment, waiver or modification of any such terms or provisions (and related definitions as used in such Sections, but not as used in other Sections of this Agreement) shall be permitted without the consent of the Required Revolving Lenders, (ii) amend, modify or waive any condition precedent set forth in Section 4.02 with respect to the making of Revolving Credit Loans, Swing Line Loans or the issuance of Letters of Credit or (iii) except for any amendment, waiver or modification that would require the consent of each Revolving Credit Lender adversely affected thereby pursuant to the proviso to Section 10.01, amend, modify or waive any provision of this Agreement that solely affects the Revolving Credit Lenders in respect of any Revolving Credit Facility, including the final scheduled maturity, interest, fees, prepayment penalties and voting.
Notwithstanding anything to the contrary contained in this Agreement, solely with the consent of the Borrower and the applicable Class or Classes of Revolving Credit Lenders and/or, if applicable, L/C Issuers, subject to the provisions of Section 1.13, this Agreement may be amended or otherwise modified to permit the availability of Revolving Credit Loans and/or Letters of Credit denominated in a currency other than Dollars and to make technical changes to this Agreement and any other Loan Document to accommodate the inclusion of any such new currency.
Notwithstanding anything to the contrary contained in Section 10.01, if at any time after the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the

Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document so long as the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.
Notwithstanding the foregoing, any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by Holdings, the Borrower and the Administrative Agent to cure any obvious ambiguity, omission, defect or error of a technical nature or inconsistency (including, without limitation, amendments, supplements or waivers to any of the Collateral Documents, guarantees, intercreditor agreements or related documents executed by any Loan Party or any other Subsidiary in connection with this Agreement if such amendment, supplement or waiver is delivered in order to cause such Collateral Documents, guarantees, intercreditor agreements or related documents to be consistent with this Agreement and the other Loan Documents). Furthermore, notwithstanding anything to the contrary herein, with the consent of the Administrative Agent at the request of the Borrower (without the need to obtain any consent of any Lender) (i) any Loan Document may be amended to add terms that are favorable to the Lenders (as reasonably determined by the Administrative Agent and the Borrower) and (ii) this Agreement (including the amount of amortization due and payable with respect to any Class of Term Loans) may be amended to the extent necessary to create a fungible Class of Term Loans (as reasonably determined by the Administrative Agent and the Borrower).
dh.Notices and Other Communications.
376.Notices; Effectiveness; Electronic Communications.
civ.Notices Generally. Except in the case of communications expressly permitted to be given by telephone (and except as provided in Section 10.02(a)(ii)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
aj.if to the Borrower, the Administrative Agent, the Swing Line Lender or the L/C Issuers, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
ak.if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in Section 10.02(a)(ii) shall be effective as provided in such Section 10.02(a)(ii).

cv.Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
377.The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Loan Parties, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of the Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith, or willful misconduct of such Agent Party; provided, however, that in no event shall any Person have any liability to any other Person hereunder for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages); provided, further, that nothing in this sentence shall limit any Loan Party’s indemnification obligations set forth herein.
378.Change of Address, Etc. Each of the Borrower, the Administrative Agent, the Swing Line and the L/C Issuers may change its address, e-mail address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, e-mail address facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record an effective address, contact name, telephone number, facsimile number and e-mail address to which notices and other communications may be sent and accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to the Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain Material Non-Public Information.
379.Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in accordance with Section 10.05 hereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
di.No Waiver; Cumulative Remedies. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer, as the case may be) hereunder and under the other Loan Documents, (c) the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (d) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.13) or (e) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders. Without limiting the generality of the foregoing, none of the Lenders may exercise any right that it might otherwise have under applicable Law to credit bid at foreclosure sales, UCC sales or other similar sales or dispositions of any of the Collateral except as authorized by the Required Lenders. Each Lender hereby irrevocably authorizes the Administrative Agent, based upon the instruction of the Required Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions thereof (including Section 363 of the Bankruptcy Code) or any Debtor Relief Laws, provided, however, that to the extent any consideration is received as a result of any such credit bid, each Lender shall receive an amount equal to its pro rata share of such consideration.
dj.Attorney Costs and Expenses. The Borrower agree if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Arrangers and the Bookrunners for all reasonable and documented or invoiced out-of-pocket costs and expenses (without duplication) incurred in connection with the preparation, negotiation, syndication, execution, delivery and administration of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of Simpson Thacher & Bartlett LLP and, if reasonably necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) material to the interests of the Lenders taken as a whole and from and after the Closing Date, to pay or reimburse the Administrative Agent, the L/C Issuers and the Lenders for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or protection of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective Attorney Costs, which shall be limited to Attorney Costs of one counsel to the Administrative Agent and the Lenders taken as a whole and, if reasonably necessary, one local counsel in each relevant jurisdiction material to the interests of the Lenders taken as a whole and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each group of similarly situated affected parties). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within 30 days following receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its discretion following five Business Days’ prior written notice to the Borrower. For the avoidance of doubt, this Section 10.04 shall not apply to Taxes, except any Taxes that represent costs and expenses arising from any non-Tax claim.

dk.Indemnification by the Borrower. The Borrower shall indemnify and hold harmless each Agent, Agent-Related Person, Lender, Arranger and Bookrunner and their respective controlled Affiliates and controlling Persons, and their respective officers, directors, employees, partners, agents, advisors and other representatives of each of the foregoing and their respective successors and assigns (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs but limited in the case of legal fees and expenses to the reasonable and documented or invoiced out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if necessary, one local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interests of the Lenders, and solely in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel one additional counsel in each relevant jurisdiction to each group of similarly situated affected Indemnitees) and any other counsel obtained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed), joint or several, of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, or any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property or facility currently or formerly owned, leased or operated by the Loan Parties or any Subsidiary, or any Environmental Liability relating in any way to the Loan Parties or any Subsidiary (other than any such presence or Release resulting solely from acts or omissions by persons other than the Loan Parties or any of their Subsidiaries after the Administrative Agent sells the respective property pursuant to a foreclosure or has accepted a deed in lieu of foreclosure), or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending claim, investigation, litigation or proceeding) (a “Proceeding”) and regardless of whether any Indemnitee is a party thereto or whether or not such Proceeding is brought by the Borrower or any other person and, in each case, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee (all of the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (w) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its controlled Affiliates or their respective directors, officers, employees, partners, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction, (x) a material breach of any obligations under this Agreement or any other Loan Document by such Indemnitee or any of its controlled Affiliates, as determined by a final non-appealable judgment of a court of competent jurisdiction or (y) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under any Facility and other than any claims arising out of any act or omission of Holdings, the Borrower, the Sponsor or any of their Affiliates. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, in each case, except to the extent any such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of, or a material breach of any obligations under this Agreement or any other Loan Document by, such Indemnitee or any of its controlled Affiliates, nor shall any Indemnitee, Loan Party or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); it being agreed that this sentence shall not limit the indemnification obligations of Holdings or any Subsidiary (including, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party and for any out-of-pocket expenses). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, its directors, equity holders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. By accepting the benefits hereof, each Indemnitee agrees to refund and return any and all amounts paid by the Borrower to such Indemnitee to the extent items in clauses (w) through (y) above occur. All amounts due under this Section 10.05 shall be paid within 10 Business Days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final and non-appealable judgment by a court of competent jurisdiction that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.
The Borrower shall not be liable for any settlement of any proceeding effected without its consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with the Borrower’s written consent, or if there is a final and non-appealable judgment by a court of competent jurisdiction against an Indemnitee in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrower shall not, without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) (it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i), (ii) and (iii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding, (ii) such settlement does not include any statement as to any admission of fault, culpability, wrongdoing or failure to act by or on behalf of any Indemnitee and (iii) contains customary confidentiality provisions with respect to the terms of such settlement.
To the extent that the Borrower for any reason fail to indefeasibly pay any amount required under this Section 10.05 or Section 10.04 or otherwise under the Loan Documents to be paid by it to the Administrative Agent or Collateral Agent (or any sub-agent thereof), the Swing Line Lender, the L/C Issuers or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent or Collateral Agent (or any such sub-agent), the Swing Line Lender, the L/C Issuers or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), Swing Line Lender or the L/C Issuers in their capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), Swing Line Lender or L/C Issuer in connection with such capacity. The obligations of the Lenders under this paragraph are subject to the provisions of Section 2.12(e).
dl.Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, any L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and each Lender and L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
dm.Successors and Assigns.
380.The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of their rights or obligations hereunder or any of the other Loan Documents without the prior written consent of the Administrative Agent and each Lender (except as permitted by Section 7.04), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except to an Assignee pursuant to an assignment made in accordance with the provisions of Section 10.07(b) (such an assignee, an “Eligible Assignee”) and in the case of any Assignee that, immediately prior to or upon giving effect to such assignment, is an Affiliated Lender, Section 10.07(k), in the case of any Assignee that is Holdings or any of its Subsidiaries, Section 10.07(l), or in the case of any Assignee that, immediately prior to or upon giving effect to such assignment, is a Debt Fund Affiliate, Section 10.07(o), by way of participation in accordance with the provisions of Section 10.07(e), by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h), and any other attempted assignment or transfer by any party hereto shall be null and void; provided, however, that notwithstanding the foregoing, no Lender may assign or transfer by participation any of its rights or obligations hereunder to (w) a Disqualified Lender, (x) any Person that is a Defaulting Lender,

(y) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural persons) or (z) to Holdings, the Borrower or any of their respective Subsidiaries (except pursuant to Section 2.05(a)(v) or 10.07(l)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement. Notwithstanding anything to the contrary herein, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.
381. Subject to the conditions set forth in Section 10.07(a) above and Section 10.07(b)(ii) below, any Lender may at any time assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:
al.the Borrower; provided that no consent of the Borrower shall be required for (i) an assignment of all or a portion of the Term Loans to a Lender or to an Affiliate of a Lender or an Approved Fund thereof, (ii) an assignment of all or a portion of any Revolving Credit Commitments or Revolving Credit Exposure to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or any Approved Fund thereof, (iii) an assignment after the occurrence and during the continuance of an Event of Default under Section 8.01(a) or Section 8.01(f) (with respect to the Borrower) or (iv) an assignment in connection with the primary syndication of the Facilities previously identified to and consented to (such consent not to be unreasonably withheld or delayed) by the Borrower; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless they shall have objected thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;
am.the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment (i) of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund, (ii) of all or any portion of any Revolving Credit Commitments or Revolving Credit Exposure to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or any Approved Fund thereof, (iii) of all or a portion of the Loans pursuant to Section 10.07(k) or Section 10.07(l) or (iv) from an Agent to its Affiliates; and
an.each L/C Issuer and the Swing Line Lender at the time of such assignment; provided that no consent of the L/C Issuers or the Swing

Line Lender shall be required for any assignment not related to Revolving Credit Commitments or Revolving Credit Exposure.
Notwithstanding the foregoing or anything to the contrary set forth herein, to the extent any Lender is required to assign any portion of its Commitments, Loans and other rights, duties and obligations hereunder in order to comply with applicable Laws, such assignment may be made by such Lender without the consent of the Borrower, the Administrative Agent, any L/C Issuer or any other party hereto so long as such Lender complies with the requirements of Section 10.07(b)(ii).
cvi.Assignments shall be subject to the following additional conditions:
ao.except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or an integral multiple of $1,000,000 in excess thereof) (in the case of each Revolving Credit Loan) and $1,000,000 (or an integral multiple of $1,000,000 in excess thereof) (in the case of a Term Loan) unless each of the Borrower and the Administrative Agent otherwise consents; provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;
ap.the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, together, in each case, with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);
aq.other than in the case of assignments pursuant to Section 10.07(l), the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and
ar.the Assignee shall execute and deliver to the Administrative Agent and Holdings the documentation described in Section 3.01(d) applicable to it.
This Section 10.07(b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities.
In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of Holdings and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
382.Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, (1) other than in connection with an assignment pursuant to Section 10.07(l) the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement (subject to Section 10.07(k), (m) and (n)), and (2) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.07(c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).
383.The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption, each Affiliated Lender Assignment and Assumption delivered to it, and each notice of cancellation of any Loans delivered by Holdings pursuant to Section 10.07(l) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and the amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Upon its receipt of, and consent to, a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.07(b)(ii)(B) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower, the Swing Line Lender and each L/C Issuer to such assignment and any applicable tax forms, the Administrative Agent shall accept such Assignment and Assumption and promptly record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this Section 10.07(d). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 10.07(d) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations). Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the aggregate amount of Term Loans held by Affiliated Lenders.
384.Any Lender may at any time, sell participations to any Person (other than a natural person, a Defaulting Lender, the Sponsor, Holdings, its Restricted Subsidiaries or any Non-Debt Fund Affiliate) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a) through (h) of the first proviso to Section 10.01 that requires the affirmative vote of such Lender. Subject to Section 10.07(f) and a Participant’s compliance with the requirements and the limitations of Section 3.01(d) (it being understood that any forms, information or other documentation required under such Sections shall be delivered to the participating Lender), the Borrower agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation or that is a Granting Lender, as the case may be, shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and SPC and the principal amounts (and related interest amounts) of each Participant’s and SPC’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is reasonably necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation or portion of the Loan (if funded by an SPC), as applicable, for all purposes of this Agreement notwithstanding any notice to the contrary.

385.A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless such entitlement to a greater payment results from a change in any Law after the sale of the participation takes place.
386.Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
387.Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that nothing herein shall constitute a commitment by any SPC to fund any Loan, if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and such SPC and the applicable Loan or any applicable part thereof, shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Section), but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement except, in the case of Section 3.01, to the extent that the grant to the SPC was made with the prior written consent of the Borrower (not to be unreasonably withheld, conditioned or delayed; for the avoidance of doubt, the Borrower shall have reasonable basis for withholding consent if an exercise by SPC immediately after the grant would result in materially increased indemnification obligation to the Borrower at such time), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
388.Notwithstanding anything to the contrary contained herein, without the consent of the Borrower or the Administrative Agent, any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
389.[Reserved].
390.Any Lender may, so long as no Event of Default has occurred and is continuing, at any time, without any consent, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender, subject to the following limitations:
cvii.the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit J-2 hereto (an “Affiliated Lender Assignment and Assumption”);
cviii.Affiliated Lenders will not receive access to the Platform or information provided solely to Lenders by the Administrative Agent or any Lender, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II, will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent and will not receive advice of counsel to the Administrative Agent and the Lenders;
cix.in connection with each assignment pursuant to this Section 10.07(k), the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall render customary “big boy” letters to each other regarding information that is not known to such assigning Lender that may be material to the decision by such assigning Lender to enter into such assignment to such Affiliated Lender;
cx.the aggregate principal amount of Term Loans (as of the date of consummation of any transaction under this Section 10.07(k)) held by all Affiliated Lenders shall not exceed 25% of the aggregate principal amount of Term Loans outstanding at such time (such percentage, the “Affiliated Lender Cap”); and
cxi.in the event that any default under Section 8.01(f) has occurred and is continuing, each Affiliated Lender shall acknowledge that it is an “insider” under Section 101(31) of the Title 11 of the United States Code and, as such, the claims associated with the loan and commitments owned by it shall not be included in determining whether the applicable class of creditors holding such claims has voted to accept a proposed plan for purposes of Section 1129(a)(10) of Title 11 of the United States Code, and their voting rights shall be subject to Section 10.07(m) and (n) below.
Each Affiliated Lender agrees to notify the Administrative Agent promptly (and in any event within 10 Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within 10 Business Days) if it becomes an Affiliated Lender. Such notice shall contain the type of information required and be delivered to the same addressee as set forth in Exhibit J-3.

Each Lender participating in any assignment to Affiliated Lenders acknowledges and agrees that in connection with such assignment, (1) the Affiliated Lenders then may have, and later may come into possession of Excluded Information, (2) such Lender has independently and, without reliance on the Affiliated Lenders or any of their Subsidiaries, Holdings, the Borrower or any of their Subsidiaries, the Administrative Agent or any other Agent-Related Persons, has made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (3) none of the Affiliated Lenders or any of their Subsidiaries, Holdings, the Borrower or their respective Subsidiaries, shall be required to make any representation that it is not in possession of Excluded Information, (4) none of the Affiliated Lenders or any of their Subsidiaries, Holdings, the Borrower or their respective Subsidiaries the Administrative Agent or any other Agent-Related Persons shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Affiliated Lenders and any of their Subsidiaries, Holdings, the Borrower and their respective Subsidiaries, the Administrative Agent and any other Agent-Related Persons, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (5) that the Excluded Information may not be available to the Administrative Agent or the other Lenders.
Notwithstanding anything to the contrary in the Loan Documents, no Term Loans assigned to an Affiliated Lender in accordance with this Section 10.07(k) or Section 10.07(o) may be contributed to Holdings or any of its Restricted Subsidiaries or be exchanged for debt or equity securities of the Borrower (or any of their direct or indirect parents).
391.Any Lender may, so long as no Event of Default has occurred and is continuing, at any time, without any consent, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to Holdings or the Borrower (x) through Dutch auctions open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.05(a)(v) or (y) open market purchases on a non pro rata basis, subject to the following:
cxii.no assignment of Term Loans to Holdings or the Borrower may be purchased with the proceeds of any Revolving Credit Loan;
cxiii.the assigning Lender and Holdings or the Borrower, as applicable, shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Assumption substantially in the form of Exhibit J-2 hereto;
cxiv.if Holdings is the assignee, upon such assignment, transfer or contribution, Holdings, as applicable, shall automatically be deemed to have contributed the principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to the Borrower; or
cxv.if the Borrower is the assignee (including through contribution or transfers set forth in clause (iii) above), (a) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to the Borrower shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (b) the aggregate outstanding principal amount of Term Loans of the remaining Lenders shall reflect such cancellation and extinguishment of the Term Loans then held by the Borrower and (c) the Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register.
Each Lender participating in any assignment to Holdings or the Borrower acknowledges and agrees that in connection with such assignment, (1) Holdings or the Borrower then may have, and later may come into possession of Excluded Information, (2) such Lender has independently and, without reliance on Holdings, the Borrower or any of their Subsidiaries, the Administrative Agent or any other Agent-Related Persons, made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (3) none of Holdings, the Borrower or their respective Subsidiaries, the Administrative Agent or any other Agent-Related Persons shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against Holdings, the Borrower and their respective Subsidiaries, the Administrative Agent and any other Agent-Related Persons, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (4) that the Excluded Information may not be available to the Administrative Agent or the other Lenders.
The aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans purchased by, or contributed to (in each case, and subsequently cancelled hereunder), Holdings or the Borrower pursuant to this Section 10.07(l) and each principal repayment installment with respect to the Term Loans of such Class pursuant to Section 2.07(a) shall be reduced pro rata by the par value of the aggregate principal amount of Term Loans so purchased or contributed (and subsequently cancelled).
Any purchase of Term Loans pursuant to this Section 10.07(l) shall not constitute voluntary or mandatory payment or prepayment under this Agreement.
392.Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to Section 10.07(n), any plan of reorganization pursuant to the U.S. Bankruptcy Code, otherwise acted on any matter related to any Loan Document, or directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and:
cxvi.all Term Loans held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders have taken any actions; and
cxvii.all Term Loans held by Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether all Lenders have taken any action unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on other Lenders.

393.Additionally, the Loan Parties and Affiliated Lenders hereby agree that if a case under Title 11 of the United States Code is commenced against any Loan Party, such Loan Party shall seek (and the Affiliated Lenders shall consent) to provide that the vote of the Affiliated Lenders with respect to any plan of reorganization of such Loan Party shall be counted in the same proportion as all other Lenders except that Affiliated Lenders’ vote may be counted to the extent any such plan of reorganization proposes to treat the Obligations held by Affiliated Lenders in a manner that is less favorable in any material respect to the Affiliated Lenders than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower or would deprive the Affiliated Lenders of their Pro Rata Share of any payments to which all Lenders are entitled. The Affiliated Lenders hereby irrevocably appoint the Administrative Agent (such appointment being coupled with an interest) as the Affiliated Lenders’ attorney-in-fact, with full authority in the place and stead of the Affiliated Lenders and in the name of the Affiliated Lenders, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Section 10.07(n).
394.Debt Fund Affiliates shall be Eligible Assignees and shall not be subject to the provisions of Section 10.07(m) or 10.07(n), and any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Term Loans (but not Revolving Credit Commitments and Revolving Credit Loans) under this Agreement to a Person who is or will become, after such assignment, a Debt Fund Affiliate. Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, otherwise acted on any matter related to any Loan Document or directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans held by Debt Fund Affiliates may not account for more than 49.9% in the aggregate (pro rata among such Debt Fund Affiliates) of the Term Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 10.01.
395.Upon request by the Administrative Agent, the Borrower shall promptly (and in any case, not less than three Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Section 10.01) provide to the Administrative Agent a complete list of all Affiliated Lenders holding Term Loans and such time and not less than not less than three Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Section 10.01 provide to the Administrative Agent a complete list of all Debt Fund Affiliates holding Term Loans at such time.
dn.Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed to its Affiliates and its and its Affiliates’ managers, administrators, directors, officers, employees, trustees, partners, investors, funding sources, investment advisors and agents, including accountants, legal counsel and other advisors on a “need to know basis” (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to keep such Information confidential); to the extent required or requested by any Governmental Authority or self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates); provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify Holdings as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory or self-regulatory authority) unless such notification is prohibited by law, rule or regulation; to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify Holdings as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory or self-regulatory authority) unless such notification is prohibited by law, rule or regulation; to any other party to this Agreement; subject to an agreement containing provisions at least as restrictive as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any direct or indirect contractual counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in any of its rights or obligations under this Agreement, any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder (other than any Person whom the Borrower has affirmatively denied to provide consent to assignment by such Lender in accordance with Section 10.07(b)(i)(A)) or to a Federal Reserve Bank or any central bank having jurisdiction over any Agent or Lender; with the prior written consent of the Borrower; to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or other obligation of confidentiality owed to the Borrower, the Sponsor or their respective Affiliates or becomes available to the Administrative Agent, Collateral Agent, any Arranger, any Lender, any L/C Issuer or any of their respective Affiliates on a non-confidential basis from a source other than a Loan Party or any Sponsor or their respective related parties (so long as such source is not known (after due inquiry) to the Administrative Agent, the Collateral Agent, such Arranger, such Lender, such L/C Issuer or any of their respective Affiliates to be bound by confidentiality obligations to any Loan Party, the Sponsor or their respective Affiliates); to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender) or to the CUSIP Service Bureau or any similar organization; to the extent such information is independently developed by the Administrative Agent, Collateral Agent, any Arranger, any Lender, any L/C Issuer or any of their respective Affiliates; subject to an agreement containing provisions at least as restrictive as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(g); or in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of its rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration, settlement and management of this Agreement, the other Loan Documents, the Commitments and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from the Loan Parties relating to any Loan Party, its Affiliates or its Affiliates’ directors, officers, employees, trustees, investment advisors or agents, other than any such information that is publicly available to any Agent, any L/C Issuer or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08 or any other confidentiality obligation owed to any Loan Party or their Affiliates.

do.Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Administrative Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) (other than escrow, payroll, petty cash, trust and tax accounts) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or the Administrative Agent to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or the Administrative Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify Holdings and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have at Law.
dp.Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, characterize any payment that is not principal as an expense, fee or premium rather than interest, exclude voluntary prepayments and the effects thereof, and amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
dq.Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by facsimile or other electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile or other electronic transmission. The words “execution”, “execute”, “signed”, “signature”, and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments, waivers or consents) shall be deemed to include Electronic Signatures (as defined below), the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. The term “Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity with the intent to sign, authenticate or accept such contract or record. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of any Loan Document.
dr.Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. Subject to Section 10.20, in the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
ds.Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
dt.Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions; provided that the Lenders shall charge no fee in connection with any such amendment. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the

Administrative Agent, the Swing Line Lender or the L/C Issuers, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
du.GOVERNING LAW.
396.THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
397.ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY (BOROUGH OF MANHATTAN) OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND AGREES THAT IT WILL NOT COMMENCE OR SUPPORT ANY SUCH ACTION OR PROCEEDING IN ANOTHER JURISDICTION. EACH LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN FACSIMILE) IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
dv.WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS

BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.16.
dw.Binding Effect. This Agreement shall become effective when it shall have been executed and delivered by the Loan Parties and each other party hereto and the Administrative Agent shall have been notified by each Lender, the Swing Line Lender and each L/C Issuer that each such Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.
dx.USA Patriot Act. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information regarding such Loan Party that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA Patriot Act. This notice is given in accordance with the requirements of the USA Patriot Act and is effective as to the Lenders and the Administrative Agent.
dy.No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: the arranging and other services regarding this Agreement provided by the Administrative Agent and the other Arrangers are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the other Arrangers and the Lenders, on the other hand, each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; the Administrative Agent, each other Arranger and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for each Loan Party or any of their respective Affiliates, or any other Person and neither the Administrative Agent, any other Arranger nor any Lender has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and the Administrative Agent, the other Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any other Arranger nor any Lender has any obligation to disclose any of such interests to the Loan Parties or any of their respective Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the other Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

dz.Intercreditor Agreements. Each Lender hereunder agrees that it will be bound by and will take no actions contrary to the provisions of any Intercreditor Agreement and authorizes and instructs the Administrative Agent to enter into any Intercreditor Agreement as Administrative Agent and on behalf of such Lender. In the event of any conflict or inconsistency between the provisions of any Intercreditor Agreement and this Agreement, the provisions of such Intercreditor Agreement shall control.
ea.Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
398.the application of any Write-Down and Conversion Powers by the Applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
399.the effects of any Bail-In Action on any such liability, including, if applicable:
cxviii.a reduction in full or in part or cancellation of any such liability;
cxix.a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
cxx.the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any applicable Resolution Authority.
eb.Acknowledgement Regarding Any Supported QFC. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution

Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
ec.Benchmark Replacement.
(1)    Benchmark Replacement.
(a)     Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (other than any Benchmark Replacement Conforming Changes made pursuant to clause (2) below) and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (other than any Benchmark Replacement Conforming Changes made pursuant to clause (2) below) so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each Class.
(b) Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (b) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.

(2)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent, in consultation with the Borrower, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(3)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (4) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent and/or the Borrower, as applicable, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 10.23; provided, however, that the Administrative Agent and, to the extent any other party hereto shall have any consent or consultation right in respect of any of the foregoing, each such applicable party, shall use commercially reasonable efforts, to satisfy any applicable Internal Revenue Service guidance, including to meet the standards set forth in Proposed Treasury Regulations Section 1.1001-6 and any future guidance, to the effect that a Benchmark Replacement will not result in a deemed exchange for U.S. federal income tax purposes of any Loan under this Agreement if the Borrower determines that such deemed exchange would cause Borrower any adverse tax consequences.
(4)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(5)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurocurrency Rate Borrowing of, conversion to or continuation of Eurocurrency Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
(5)    Certain Defined Terms. As used in this Section 10.23:
1.“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (4) of Section 10.23.
2.“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (1) of Section 10.23.
3.“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)    the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;
(2)    the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;
(3)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated broadly syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;
4.provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further, that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” will be as set forth in clause (1) of this definition (subject to the preceding proviso). If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the applicable floor, the Benchmark Replacement will be deemed to be the applicable floor for the purposes of this Agreement and the other Loan Documents.

5.“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1)    for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:
6.(a)     the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;
7.(b)     the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and
(2)    for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;
8.provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion. Each Benchmark Replacement Adjustment shall be subject to the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed); provided that no such consent shall be required for a spread adjustment that has been recommended by the Relevant Government Body for Term SOFR as of the Closing Date.
9.“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, in its reasonable discretion (and in consultation with the Borrower), may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for U.S. dollar denominated broadly syndicated credit facilities (or, if the Administrative Agent decides in its reasonable discretion (and in consultation with the Borrower) that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary (in consultation with the Borrower) in connection with the administration of this Agreement and the other Loan Documents), so long as consistent with the treatment of similar Dollar-denominated syndicated credit facilities in respect of which the Administrative Agent acts as administrative agent.
10.“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;
(3)    in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 10.23(3); or
(4)    in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.
11.For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
12.“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
13.For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 10.23 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 10.23.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion in consultation the Borrower.
“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of a joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.
14.“floor” means the benchmark rate floor applicable to each Facility, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.
15.“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion and in consultation with the Borrower.
16.“Relevant Governmental Body” means the Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board or the Federal Reserve Bank of New York, or any successor thereto.
17.“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.
18.“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
19.“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
20.“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
21.“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.
22.“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body and, unless the Borrower otherwise consents in writing, that Term SOFR is the prevailing benchmark for newly originated US dollar syndicated credit facilities in the United States, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 10.23 that is not Term SOFR.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“USD LIBOR” means the London interbank offered rate for U.S. dollars.

ARTICLE XI.
Guarantee
Section a..The Guarantee. Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not merely as a surety to each Secured Party and their respective permitted successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party or any Subsidiary under any Loan Document or any Secured Hedge Agreement or any Treasury Services Agreement, in each case strictly in accordance with the terms thereof (such obligations, including any future increases in the amount thereof, being herein collectively called the “Guaranteed Obligations”); provided, however, that Guaranteed Obligations shall exclude all Excluded Swap Obligations. The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
Section b..Obligations Unconditional. The obligations of the Guarantors under Section 11.01 shall constitute a guaranty of payment when due and not of collection and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full), including any defense of setoff, counterclaim, recoupment or termination. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:
400.at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be amended or waived;
401.any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;
402.the maturity of any of the Guaranteed Obligations shall be accelerated, extended or renewed or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;
403.any Lien or security interest granted to, or in favor of, an L/C Issuer or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be or remain perfected or the existence of any intervening Lien or security interest; or
404.the release of any other Guarantor pursuant to Section 11.09.
The Guarantors hereby expressly waive (to the fullest extent permitted by Law) diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.
Section c..Reinstatement. The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.
Section d..Subrogation; Subordination. Each Guarantor hereby agrees that until the payment in full in cash and satisfaction in full of all Guaranteed Obligations (other than Cash Management Obligations, obligations pursuant to Secured Hedge Agreements and contingent obligations, in each case not yet due and owing, and Letters of Credit that have been Cash Collateralized or backstopped) and the expiration and termination of the Commitments of the Lenders under this Agreement it shall subordinate any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section

11.01, whether by subrogation, contribution or otherwise, against the Borrower or a Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.
Section e..Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.
Section f..[Reserved].
Section g..Continuing Guarantee. The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.
Section h..General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the liability under this Guaranty and the right of contribution established in Section 11.10, but before giving effect to any other guarantee) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
Section i..Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests of any Subsidiary Guarantor are sold or otherwise transferred to a Person or Persons none of which is a Loan Party in a transaction permitted hereunder (any such Subsidiary Guarantor, and any Subsidiary Guarantor, a “Transferred Guarantor”) or any Subsidiary Guarantor becomes an Excluded Subsidiary, such Subsidiary Guarantor shall be automatically released from its obligations under this Agreement (including under Section 10.05 hereof) and the other Loan Documents, including its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and the pledge of such Equity Interests to the Administrative Agent pursuant to the Collateral Documents shall be automatically released, and, so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Administrative Agent shall take such actions as are necessary to effect each release described in this Section 11.09 in accordance with the relevant provisions of the Collateral Documents; provided, however, that the release of any Subsidiary Guarantor from its obligations under this Agreement if such Subsidiary Guarantor becomes an Excluded Subsidiary on the basis that it is no longer a wholly-owned Subsidiary of the Borrower shall only be permitted if (x) the transfer of Equity Interests that results in such Subsidiary Guarantor becoming a non-wholly owned

Subsidiary is not made to an Affiliate of any Permitted Holder or any Loan Party (in each case, other than a transfer to the Borrower or its Restricted Subsidiaries) and (y) the primary purpose of such transfer is not the release of any guarantee or Lien.
When all Commitments hereunder have terminated, and all Loans or other Obligations hereunder which are accrued and payable have been paid or satisfied (other than contingent obligations as to which no claim has been asserted, Cash Management Obligations and obligations pursuant to Secured Hedge Agreements), and no Letter of Credit remains outstanding (except any Letter of Credit the Outstanding Amount of which the Obligations related thereto has been Cash Collateralized or for which a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer has been put in place), this Agreement and the Guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement.
Section j..Right of Contribution. Each Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.04. The provisions of this Section 11.10 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent, the L/C Issuers, the Swing Line Lender and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent, the L/C Issuers, the Swing Line Lender and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.
Section k..Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.11, or otherwise under this Guarantee, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 11.11 shall remain in full force and effect until all Commitments hereunder have terminated, and all Loans or other Obligations hereunder which are accrued and payable have been paid or satisfied (other than Cash Management Obligations and Obligations arising under any Secured Hedge Agreement), and no Letter of Credit remains outstanding (except any Letter of Credit the Outstanding Amount of which the Obligations related thereto has been Cash Collateralized or for which a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer has been put in place). Each Qualified ECP Guarantor intends that this Section 11.11 constitute, and this Section 11.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SIGNIFY HEALTH, LLC
By:
Name:
Title:

CURE INTERMEDIATE 3, LLC
By:
Name:
Title:

CENSEO HEALTH LLC
By:
Name:
Title:

DRYNACHAN, LLC
By:
Name:
Title:

[Signature Page to Credit Agreement]

LIBERTY HEALTH PARTNERS LLC
By:
Name:
Title:
LIBERTY HEALTH, LLC
By:
Name:
Title:

PATIENTBLOX, INC.
By:
Name:
Title:

REMEDY BCPI PARTNERS, LLC
By:
Name:
Title:

REMEDY HOLDINGS, LLC
By:
Name:
Title:

REMEDY PARTNERS, LLC
By:
Name:
Title:
[Signature Page to Credit Agreement]

SH RX HOLDING, LLC
By:
Name:
Title:

SH RX DISTRIBUTOR, LLC
By:
Name:
Title:

SIGNIFY EPISODE ADMINISTRATORS, LLC
By:
Name:
Title:

SIGNIFY HEALTH IPA, LLC
By:
Name:
Title:

SIGNIFY HOME & COMMUNITY CARE, LLC
By:
Name:
Title:

[Signature Page to Credit Agreement]

SIGNIFY IPA NY, LLC
By:
Name:
Title:

TAVHEALTH, LLC
By:
Name:
Title:

UMSOFT MERGER SUB, INC.
By:
Name:
Title:

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC, as Administrative Agent, Collateral Agent, L/C Issuer, Swing Line Lender and Lender
By:
Name:
Title:

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Revolving Credit Lender
By:
Name:
Title:

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as a Revolving Credit Lender and L/C Issuer
By:
Name:
Title:

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA, as a Revolving Credit Lender
By:
Name:
Title:

[Signature Page to Credit Agreement]

UBS AG, STAMFORD BRANCH, as a Revolving Credit Lender and L/C Issuer
By:
Name:
Title:

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Revolving Credit Lender
By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Credit Agreement]